Exhibit 99.1

16666 Northchase Drive
Houston, Texas 77060
                , 2015

Dear Fellow Shareholders:

        I am pleased to inform you that, on                , 2015, the board of directors of Exterran Holdings, Inc. approved the spin-off of Exterran SpinCo, Inc., or SpinCo, a wholly owned subsidiary of Exterran Holdings, through a pro rata stock distribution to holders of Exterran Holdings common stock. SpinCo will own the assets and liabilities associated with Exterran Holdings' international services and global fabrication businesses. Upon the completion of the spin-off, Exterran Holdings' shareholders will own 100% of the outstanding shares of common stock of SpinCo.

        The separation will be completed by way of a pro rata distribution of all of the outstanding shares of SpinCo's common stock to Exterran Holdings' shareholders of record as of 5:00 p.m., New York City time, on                , 2015, the record date for the distribution. Each Exterran Holdings shareholder of record will receive one share of SpinCo's common stock for every            shares of Exterran Holdings common stock held on the record date. The distribution date of SpinCo shares is expected to be                , 2015. Shareholder approval of the spin-off is not required, and you do not need to take any action to receive shares of SpinCo's common stock in the spin-off.

        The distribution, which is subject to several customary conditions, will be issued in book-entry form only, which means that no physical stock certificates representing interests in SpinCo will be issued. A book-entry account statement reflecting your ownership of shares of SpinCo's common stock will be mailed to you, or your brokerage account will be credited for the shares on or about the distribution date. No fractional shares of SpinCo's common stock will be issued. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing rates and distribute the net cash proceeds pro rata to each holder who would otherwise have been entitled to receive fractional shares in the distribution.

        We intend for the spin-off to be tax-free to our shareholders (other than with respect to any cash received in lieu of fractional shares) and to us for U.S. federal income tax purposes. To that end, we expect to obtain an opinion of counsel substantially to the effect that, among other things and subject to certain qualifications and limitations, the distribution, together with certain other transactions, should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes. You should consult your own tax advisor as to the particular consequences of the spin-off to you, including the applicability and effect of any state, local and non-U.S. tax laws, which may result in the spin-off being taxable to you.

        If you sell or otherwise transfer your shares of Exterran Holdings common stock on or prior to the distribution date, you will also be selling your right to receive shares of SpinCo's common stock. You are encouraged to consult with your broker or financial advisor regarding the specific implications of transferring your Exterran Holdings common stock on or prior to the distribution date.

        Following the spin-off, Exterran Holdings common stock will continue to trade on the New York Stock Exchange under the ticker symbol "            ." SpinCo's common stock is expected to be traded on a national stock exchange under the symbol "            ." You do not need to take any action to receive your shares of SpinCo's common stock. You do not need to pay any consideration for your shares of SpinCo's common stock or surrender or exchange your shares of Exterran Holdings common stock.

        I encourage you to read the enclosed information statement, which is being mailed to all Exterran Holdings shareholders. It describes the spin-off in detail and contains important information about SpinCo, including financial statements.

        I believe the spin-off is a positive event for our shareholders, and I look forward to your continued support as a shareholder of Exterran Holdings. We remain committed to working on your behalf to build long-term shareholder value.

Sincerely,
D. Bradley Childers President and Chief Executive Officer Exterran Holdings, Inc.

[SPINCO LOGO]

4444 Brittmoore Road
Houston, Texas 77041

                        , 2015

To Shareholders of Exterran SpinCo, Inc.:

        It is my pleasure to welcome you as a shareholder of Exterran SpinCo, Inc. While we will be a new company upon our separation from Exterran Holdings, Inc., our business has a history of strong financial and operational performance providing global product sales and international energy infrastructure services in Latin America and parts of the Eastern Hemisphere.

        We believe operating these businesses as a separate company will: position us to benefit from the continued build-out of the global energy infrastructure and the redevelopment currently underway in North America; create financial flexibility enabling us to continue investing in value-creating contract operations projects; and expand our potential product sales customer base. Accordingly, we believe we can more effectively focus on our global product sales business and our international services businesses as an independent company, and bring more value to you as a shareholder, than we could as a subsidiary of Exterran Holdings.

        We currently employ approximately 8,000 people worldwide. We expect to list our common stock on a national stock exchange under the symbol "            ."

        We thank you in advance for your support as a shareholder of our common stock, and I invite you to learn more about us by reviewing the enclosed information statement.

Sincerely,

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION, DATED MARCH 13, 2015

INFORMATION STATEMENT

Exterran SpinCo, Inc.

Common Stock

(par value $0.01 per share)

        This information statement is being furnished in connection with the distribution by Exterran Holdings, Inc., or Exterran Holdings, to its shareholders of all of the outstanding shares of common stock of Exterran SpinCo, Inc., or SpinCo. As of the date of this information statement, Exterran Holdings owns all of SpinCo's outstanding common stock.

        On        , 2015, after consultation with financial and other advisors, Exterran Holdings' board of directors approved the distribution of 100% of Exterran Holdings' interest in SpinCo. You, as a holder of Exterran Holdings common stock, will be entitled to receive one share of our common stock for every            shares of Exterran Holdings common stock held as of 5:00 p.m., New York City time, on            , 2015, the record date for the distribution. The distribution will be issued in book-entry form only without the delivery of any physical share certificates. No fractional shares of our common stock will be issued. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing rates and distribute the net cash proceeds pro rata to each holder who would otherwise have been entitled to receive fractional shares in the distribution. The distribution date for the spin-off will be                , 2015.

        You will not be required to pay any cash or other consideration for the shares of our common stock that will be distributed to you or to surrender or exchange your shares of Exterran Holdings common stock in order to receive shares of our common stock in the spin-off. The distribution will not affect the number of shares of Exterran Holdings common stock that you hold. Immediately after the distribution is completed, SpinCo will be an independent, publicly traded company. It is expected that the distribution should generally be tax-free to Exterran Holdings and its shareholders for United States of America ("U.S.") federal income tax purposes, except to the extent that cash is received in lieu of fractional shares.

        No approval by Exterran Holdings shareholders of the spin-off is required or being sought. You are not being asked for a proxy and you are requested not to send a proxy.

        As discussed under "The Spin-Off—Trading of Exterran Holdings Common Stock After the Record Date and Prior to the Distribution," if you sell your shares of Exterran Holdings common stock in the "regular way" market after the record date and on or prior to the distribution date, you also will be selling your right to receive shares of our common stock in connection with the spin-off. You are encouraged to consult with your broker or financial advisor regarding the specific implications of selling your shares of Exterran Holdings common stock on or prior to the spin-off.

        There currently is no trading market for our common stock. However, we expect that a limited market, commonly known as a "when-issued" trading market, for our common stock will begin on or shortly after    , 2015 and will continue up to and including the spin-off date, and we expect that "regular way" trading of our common stock will begin the first day of trading following the spin-off. Subject to completion of the spin-off, we expect our common stock to be traded on a national stock exchange under the symbol "      ."

        In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 22.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        Exterran Holdings first mailed this information statement to its shareholders on or about                , 2015.

The date of this information statement is                , 2015.

[Inside Cover Art to Come]

1

        This information statement is being furnished solely to provide information to Exterran Holdings shareholders who will receive shares of our common stock in the spin-off. It is not provided as an inducement or encouragement to buy or sell any securities of Exterran Holdings or SpinCo. This information statement describes our business, our relationship with Exterran Holdings and how the spin-off affects Exterran Holdings and its shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of our common stock that you will receive in the spin-off. You should be aware of certain risks relating to our business, the spin-off and ownership of our common stock, which are described under the heading "Risk Factors." You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the front cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information contained in this information statement, unless we are required by applicable securities laws to do so.

i

 Note Regarding the Use of Certain Terms

        In this information statement, unless the context requires otherwise or we specifically indicate otherwise, the terms "SpinCo," "our company," "we," "our" and "us" when used in a historical context refers to the international services and global fabrication businesses of Exterran Holdings, Inc. and its subsidiaries and when used in the present or future tense refer to SpinCo and its subsidiaries after giving effect to the spin-off. The term "Exterran Holdings" when used in a historical context refers to Exterran Holdings, Inc. and its subsidiaries (including us and all of our subsidiaries) and when used in the present or future tense refers to Exterran Holdings, Inc. and its subsidiaries after giving effect to the spin-off (excluding us and all of our subsidiaries). The term "Exterran Partners" refers to Exterran Partners, L.P., a Delaware limited partnership publicly traded on the NASDAQ Global Select Market under the symbol "EXLP," and its subsidiaries. The term "EESLP" refers to Exterran Energy Solutions, L.P., a Delaware limited partnership. Following the completion of the spin-off, EESLP will be a wholly owned subsidiary of SpinCo. References to Exterran Holdings' "international services businesses" refers to the international contract operations and international aftermarket services businesses of Exterran Holdings conducted outside of the United States. References to Exterran Holdings' "global fabrication business" refers to the fabrication business currently operated by Exterran Holdings worldwide, which SpinCo will operate after the completion of the spin-off as its product sales business.

        The separation of our businesses from Exterran Holdings' businesses will be accomplished through a series of transactions in which the assets, liabilities and operations of Exterran Holdings' existing U.S. contract operations and U.S. aftermarket services businesses will be transferred to a newly formed entity indirectly owned by Exterran Holdings (referred to herein as the "first contribution"), and such entity's stock will be distributed in an internal spin-off to Exterran Holdings (referred to herein, together with the first contribution, as the "internal distribution"). Exterran Holdings' existing international contract operations, international aftermarket services and global fabrication businesses will be transferred to us (referred to herein as the "second contribution"), and our common stock will be distributed pro rata to Exterran Holdings' shareholders as of the record date (referred to herein, together with the second contribution, as the "distribution"). We refer to these transactions globally as the "spin-off."

Industry and Market Data

        The market data and certain other statistical information used throughout this information statement are based on independent industry publications, government publications and other published independent sources, as well as on our good faith estimates. Although we believe the third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled "Risk Factors." These and other factors could cause results to differ materially from those expressed in these publications.

Basis of Presentation

        Certain monetary amounts, percentages and other figures included in this information statement have been subject to rounding adjustments. Percentage amounts included in this information statement have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this information statement may vary from those obtained by performing the same calculations using the figures in our combined financial statements. Certain other amounts that appear in this information statement may not sum due to rounding.

ii

QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

Q:    What is the spin-off?

A:
The spin-off will be accomplished through a series of transactions in which the assets, liabilities and operations of Exterran Holdings' existing U.S. contract operations and U.S. aftermarket services businesses will be transferred to a newly formed entity indirectly owned by Exterran Holdings (referred to herein as the "first contribution"), and such entity's stock will be distributed in an internal spin-off to Exterran Holdings (referred to herein, together with the first contribution, as the "internal distribution"). Exterran Holdings' existing international contract operations, international aftermarket services and global fabrication businesses will be transferred to us (referred to herein as the "second contribution"), and our common stock will be distributed pro rata to Exterran Holdings' shareholders as of the record date (referred to herein, together with the second contribution, as the "distribution"). We refer to these transactions globally as the "spin-off."

Q:    Why is Exterran Holdings separating our business from Exterran Holdings' business?

A:
Exterran Holdings' board and management team believe that there are significant expected benefits to the simplified, separate companies resulting from this transaction, including:

•
with respect to Exterran Holdings:

•
a focus on growing the U.S. services businesses, including organic growth, third party acquisitions and sales by Exterran Holdings of additional U.S. contract operations assets over time to Exterran Partners;

•
relatively stable cash flows and a focus on its fee-based natural gas contract compression business;

•
lower debt and capital requirements allowing Exterran Holdings to return a high percentage of cash flow to its shareholders in the form of a dividend;

•
a pure-play yield investment opportunity with significant exposure to the U.S. energy infrastructure redevelopment;

•
opportunities to pursue acquisitions with potentially more highly valued equity currency;

•
a narrowing of industry focus that may potentially provide more extensive and more specialized equity research coverage; and

•
the ability to be valued on a dividend yield basis, consistent with other publicly traded general partners, unlocking value for shareholders.

•
with respect to us:

•
a focus on profitable growth in strategic markets and positioning us and our shareholders to benefit from the continued build-out of the global energy infrastructure and the redevelopment currently underway in North America;

•
in our international services businesses, relatively stable cash flows due to our exposure to the production phase of oil and gas development, as compared to drilling and completion related energy service and product providers;

•
limited capital expenditures in our product sales business;

•
financial flexibility to enable investment in value-creating contract operations projects; and

    •
    the opportunity to expand our potential product sales customer base to include companies in the U.S. contract compression business that have historically been Exterran Holdings' competitors.

        For more information, please read "The Spin-Off—Reasons for the Spin-Off."

Q:    What is being distributed in the spin-off?

A:
Exterran Holdings will distribute one share of our common stock for every                shares of Exterran Holdings common stock outstanding as of the record date for the distribution. Approximately            million shares of our common stock will be distributed in the spin-off, based upon the number of shares of Exterran Holdings common stock outstanding on                    , 2015. The shares of our common stock to be distributed by Exterran Holdings will constitute all of the issued and outstanding shares of our common stock at the closing of the spin-off. For more information on the shares being distributed in the spin-off, please read "Description of Capital Stock."

Q:    What is the record date for the spin-off, and when will the spin-off occur?

A:
The record date is            , 2015, and ownership is determined as of 5:00 p.m., New York City time, on that date. Shares of our common stock will be distributed on            , 2015, which we refer to as the distribution date.

Q:    As a holder of shares of Exterran Holdings common stock as of the record date, what do I have to do to participate in the spin-off?

A:
Nothing. You will receive one share of our common stock for every            shares of Exterran Holdings common stock held as of the record date and retained through the distribution date. You may also participate in the spin-off if you purchase Exterran Holdings common stock in the "regular way" market and retain your Exterran Holdings shares through the distribution date. Please read "The Spin-Off—Trading of Exterran Holdings Common Stock After the Record Date and Prior to the Distribution."

Q:    If I sell my shares of Exterran Holdings common stock before or on the distribution date, will I still be entitled to receive shares of SpinCo common stock in the spin-off?

A:
If you sell your shares of Exterran Holdings common stock prior to or on the distribution date, you will also be selling your right to receive shares of our common stock. See "The Spin-Off—Trading of Exterran Holdings Common Stock After the Record Date and Prior to the Distribution." You are encouraged to consult with your broker or financial advisor regarding the specific implications of selling your Exterran Holdings common stock prior to or on the distribution date.

Q:    How will fractional shares be treated in the spin-off?

A:
Exterran Holdings will not distribute any fractional shares of our common stock to Exterran Holdings' shareholders. Instead, the transfer agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing rates and distribute the net cash proceeds pro rata to each holder who would otherwise have been entitled to receive fractional shares in the distribution. For an explanation of how the cash payments for fractional shares will be determined, please read "The Spin-Off—Treatment of Fractional Shares."

Q:    Will the spin-off affect the number of shares of Exterran Holdings I currently hold?

A:
No. The number of shares of Exterran Holdings common stock held by a shareholder will be unchanged. The market value of each Exterran Holdings share, however, is expected to decline to reflect the impact of the distribution.

Q:    What are the U.S. federal income tax consequences of the spin-off to me?

A:
Exterran Holdings expects to obtain an opinion of Latham & Watkins LLP (the "Tax Opinion") substantially to the effect that, for U.S. federal income tax purposes, (i) the internal distribution should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) the distribution should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, subject to certain qualifications and limitations. Accordingly, for U.S. federal income tax purposes, Exterran Holdings should not recognize any material gain or loss and you generally should recognize no gain or loss or include any amount in taxable income (other than with respect to cash received in lieu of fractional shares) as a result of the spin-off. The material U.S. federal income tax consequences of the spin-off are described in more detail under "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off." Information regarding tax matters in this information statement is for general information purposes only and does not constitute tax advice. SHAREHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO THEM.

Q:    How will I determine the tax basis I will have in the shares of stock I receive in the spin-off?

A:
Assuming that the distribution is tax-free to Exterran Holdings' shareholders, the tax basis in Exterran Holdings' common stock that you hold immediately prior will be allocated between such Exterran Holdings common stock and shares of our common stock received in the distribution in proportion to the relative fair market values of each immediately following the distribution. You should consult your tax advisor about how this allocation will work in your situation (including a situation where you have purchased Exterran Holdings shares at different times or for different amounts) and regarding any particular consequences of the spin-off to you, including the application of state, local and non-U.S. tax laws. The material U.S. federal income tax consequences of the spin-off are described in more detail under "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off."

Q:    Will I receive a stock certificate for SpinCo shares distributed as a result of the spin-off?

A:
No. Registered holders of Exterran Holdings common stock who are entitled to participate in the spin-off will receive a book-entry account statement reflecting their ownership of our common stock. Following the spin-off, however, you may request physical stock certificates if you are a holder of record. For additional information, registered shareholders in the United States should contact Exterran Holdings' transfer agent,                                                          through its website at www.                    .com. From outside the United States, shareholders may call                     . Please read "The Spin-Off—When and How You Will Receive SpinCo Shares."

Q:    What if I hold my shares through a broker, bank or other nominee?

A:
Exterran Holdings shareholders who hold their shares through a broker, bank or other nominee will have their brokerage account credited with shares of our common stock. For additional information, those shareholders are encouraged to contact their broker, bank or nominee directly.

Q:    What if I have stock certificates reflecting my shares of Exterran Holdings' common stock? Should I send them to the transfer agent or to Exterran Holdings?

A:
No. You should not send your stock certificates to the transfer agent or to Exterran Holdings. You should retain your Exterran Holdings stock certificates.

Q:    What are the conditions to the spin-off?

A:
The spin-off is subject to a number of conditions, including, among others: (1) the continued effectiveness of an opinion of counsel substantially to the effect that, for U.S. federal income tax purposes, (i) the internal distribution should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, and (ii) the distribution should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, subject to certain qualifications and limitations; (2) the SEC's declaring effective the Registration Statement of which this information statement forms a part; and (3) receipt and continued effectiveness of all material consents necessary to consummate the spin-off. However, even if all of the conditions have been satisfied, Exterran Holdings may amend, modify or abandon any and all terms of the spin-off and the related transactions at any time prior to the distribution date. Please read "The Spin-Off—Spin-Off Conditions and Termination."

Q:    Will SpinCo incur any debt prior to or at the time of the spin-off?

A:
Exterran Holdings currently has in place a $900 million senior secured revolving credit facility (the "existing credit facility"). As of December 31, 2014, there was approximately $430.6 million of available borrowing capacity under the existing credit facility.

  In connection with the spin-off, we expect that we, or one of our expected wholly owned subsidiaries, will issue debt securities and enter into a credit facility and other financing arrangements. We refer to the indebtedness we expect to incur in connection with the spin-off as our "debt arrangements" and the agreements governing our debt arrangements as our "debt agreements." We expect to transfer the net proceeds from our debt arrangements to allow Exterran Holdings to repay certain of its existing indebtedness. The amount, type and term of our debt arrangements and the amount of net proceeds we expect to receive from such debt arrangements have not been determined but will be determined prior to the spin-off. We will provide more details about the debt arrangements and the terms of our debt agreements in this information statement when they are available. This information statement shall not be deemed an offer to sell or a solicitation of an offer to buy any debt securities. For more information on our planned debt arrangements, please read "Capitalization" and "Description of Material Indebtedness."

Q:    Are there risks to owning shares of our common stock?

A:
Yes. Our business is subject both to general and specific business risks relating to its operations, business, industry and common stock. In addition, the spin-off involves specific risks, including risks relating to us being an independent, publicly traded company. Please read "Risk Factors."

Q:    Does SpinCo plan to pay cash dividends?

A:
We intend to evaluate the payment of cash dividends on our common stock and expect to announce our dividend policy prior to the completion of the spin-off. The declaration and amount of future dividends, if any, will be determined by our board of directors and will depend on our financial condition, earnings, capital requirements, financial covenants, industry practice, applicable law and other factors our board of directors deems relevant. Our ability to pay dividends on our common stock may be limited by the covenants of our debt agreements and may be further restricted by the terms of any future debt or preferred securities. See "Dividend Policy" and "Description of Material Indebtedness."

Q:    Will our common stock trade on a stock market?

A:
Currently, there is no public market for our common stock. We expect to list our common stock on a national stock exchange under the symbol "                ." We anticipate that limited trading in shares of our common stock will begin on a "when-issued" basis on or shortly before the record date and will continue up to and including the distribution date and that "regular-way" trading in shares of our common stock will begin on the first trading day following the distribution date. The "when-issued" trading market will be a market for shares of our common stock that will be distributed to Exterran Holdings shareholders on the distribution date. If you owned shares of Exterran Holdings common stock at the close of business on the record date, you would be entitled to shares of our common stock distributed pursuant to the spin-off. You may trade this entitlement to shares of our common stock, without the shares of Exterran Holdings common stock you own, on the "when-issued" market. We cannot predict the trading prices or volume for our common stock before, on or after the distribution date. Please read "Risk Factors—Risks Relating to Ownership of Our Common Stock."

Q:    What will happen to Exterran Holdings stock options, restricted stock, restricted stock units and performance units?

A:
The treatment of outstanding Exterran Holdings options and other equity-based compensation awards has not been finally determined, and we will include information regarding such treatment in an amendment to this information statement. For additional information on the treatment of Exterran Holdings' equity-based compensation awards in the spin-off, please read "The Spin-Off—Treatment of Stock-Based Awards."

Q:    What will be the relationship between Exterran Holdings and SpinCo following the spin-off?

A:
After the spin-off, Exterran Holdings will not own any shares of our common stock. We and Exterran Holdings will each be an independent, publicly traded company with its own board of directors and management team. In connection with the spin-off, we are entering into a number of agreements with Exterran Holdings that will govern the spin-off and allocate responsibilities for obligations arising before and after the spin-off, including, among others, obligations relating to our employees and taxes. For example, we expect that the separation and distribution agreement we will enter into with Exterran Holdings will contain certain noncompetition provisions addressing restrictions for a limited period of time after the spin-off on our ability to provide contract operations services in the United States and on Exterran Holdings' ability to provide contract operations services outside of the United States and product sales to customers worldwide, subject to certain exceptions. In addition, we expect to enter into a supply agreement with Exterran Holdings and Exterran Partners on arm's length terms that, among other things, will set forth the terms under which we will provide Exterran Holdings and Exterran Partners with fabricated equipment. We also expect to enter into a services agreement with Exterran Holdings on arm's length terms that will set forth the terms under which Exterran Holdings will provide installation, start-up, commissioning and other services to us or to our customers on our behalf. Please read "Relationship with Exterran Holdings After the Spin-Off."

Q:    Will I have appraisal rights in connection with the spin-off?

A:
No. Holders of shares of Exterran Holdings common stock are not entitled to appraisal rights in connection with the spin-off.

Q:    Who is the transfer agent for your common stock?

A:
We have not yet selected a transfer agent, but we will do so prior to the completion of the spin-off and will include such transfer agent's contact information in an amendment to this information statement.

Q:    Who is the distribution agent for the spin-off?

A:
We have not yet selected a distribution agent, but we will do so prior to the completion of the spin-off and will include such distribution agent's contact information in an amendment to this information statement.

Q:    Whom can I contact for more information?

A:
If you have questions relating to the mechanics of the distribution of shares of our common stock, you should contact the distribution agent. As noted above, we have not yet selected a distribution agent, but we will do so prior to the completion of the spin-off and will include such distribution agent's contact information in an amendment to this information statement.

  Before the spin-off, if you have questions relating to the spin-off, you should contact Exterran Holdings' Senior Vice President, General Counsel and Secretary at:

  Exterran Holdings, Inc.
  16666 Northchase Drive
  Houston, Texas 77060
  Attention: Donald Wayne, Senior Vice President, General Counsel and Secretary
  Telephone: (281) 836-7000

 SUMMARY

        The following is a summary of some of the information contained in this information statement. It does not contain all the details concerning us or the spin-off, including information that may be important to you. We urge you to read this entire document carefully, including the risk factors, our historical and pro forma financial statements and the notes to those financial statements.

        References in this document to our historical assets, liabilities, business or activities generally refer to the historical assets, liabilities, business or activities of our business as it was conducted as part of Exterran Holdings and its subsidiaries before giving effect to the spin-off. Our historical financial results contained in this information statement may not be indicative of our financial results in the future as an independent company or reflect what our financial results would have been had we been an independent company during the periods presented. Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of the spin-off.

Our Company

        We are currently a wholly owned subsidiary of Exterran Holdings. Following the completion of our spin-off from Exterran, we will be an independent, publicly traded company operating under the name "            ," and we will own the assets and liabilities associated with Exterran Holdings' international services and global fabrication businesses. We refer to the global fabrication business currently operated by Exterran Holdings as our product sales business. Exterran Holdings will not retain any ownership interest in our company.

        We are a market leader in the provision of compression, production and processing products and services that support the production and transportation of oil and natural gas throughout the world. We provide these products and services to a global customer base consisting of companies engaged in all aspects of the oil and natural gas industry, including large integrated oil and natural gas companies, national oil and natural gas companies, independent oil and natural gas producers and oil and natural gas processors, gatherers and pipeline operators. We report our results of operations in the following three reporting business segments: contract operations, aftermarket services and product sales.

        In our contract operations business, which accounted for 23% of our revenue and 52% of our gross margin in 2014, we own and operate natural gas compression equipment and crude oil and natural gas production and processing equipment on behalf of our customers outside of the United States. These services can include engineering, design, procurement, on-site construction and operation of natural gas compression and crude oil or natural gas production and processing facilities for our customers. Our contract operations business is underpinned by long-term commercial contracts with large customers, including several national oil and natural gas companies, which we believe provides us with relatively stable cash flows due to our exposure to the production phase of oil and gas development, compared to drilling and completion related energy service and product providers. We believe our contract operations services generally allow our customers that outsource their compression or production and processing needs to achieve higher production rates than they would achieve with their own operations, resulting in increased revenue for our customers. In addition, outsourcing allows our customers flexibility for their compression and production and processing needs while limiting their capital requirements. These contracts generally involve initial terms ranging from three to five years, and in some cases in excess of 10 years. In many instances, we are able to renew those contracts prior to the expiration of the initial term; in some cases, we may sell the underlying assets to our customers pursuant to purchase options.

        In our aftermarket services business, which accounted for 7% of our revenue and 7% of our gross margin in 2014, we provide operations, maintenance, overhaul and reconfiguration services outside of the United States to support our customers who own their own compression, production, processing, treating and related equipment. Our services range from routine maintenance services and parts sales to the full operation and maintenance of customer-owned assets. We both seek to couple aftermarket services with our product sales business to provide ongoing services to customers who buy equipment from us and to sell those services to customers who have bought equipment from other companies.

        In our product sales business, which accounted for approximately 70% of our revenue and 41% of our gross margin in 2014, we design, engineer, manufacture, install and sell natural gas compression packages, as well as equipment used in the production, treating and processing of crude oil and natural gas to customers both in the United States and internationally. We also design, engineer, manufacture and install this equipment for use in our contract operations business. In addition, we combine our products into an integrated solution that we design, engineer, procure and, in certain cases, construct on-site for sale to our customers. We believe the expansive range of products we sell through our global platform enables us to take advantage of the ongoing, worldwide energy infrastructure build-out.

Competitive Strengths

        We believe the following key competitive strengths will allow us to create shareholder value:

        Global platform and expansive service and product offerings poised to capitalize on the global energy infrastructure build-out.    We expect the long-term, global oil and natural gas infrastructure build-out currently underway will provide us with continued opportunities for growth. We believe our size, geographic scope and broad customer base provide us with a unique advantage in meeting our customers' needs, particularly with regard to large-scale project construction and development which will allow us to capture those growth opportunities. We provide our customers a broad variety of products and services in approximately 30 countries worldwide, including outsourced compression, production and processing services, as well as the sale of a large portfolio of natural gas compression and oil and natural gas production and processing equipment and installation services. We believe our contract operations services generally allow our customers that outsource their compression or production and processing needs to achieve higher production rates than they would achieve with their own operations, resulting in increased revenue for our customers. In addition, outsourcing allows our customers flexibility for their compression and production and processing needs while limiting their capital requirements. By offering a broad range of services and products that leverage our core strengths, we believe we provide unique integrated solutions that meet our customers' needs. We believe the breadth and quality of our products and services, the depth of our customer relationships and our presence in many major oil and natural gas-producing regions place us in a position to capture additional business on a global basis.

        High-quality products and services.    We have built a network of high-quality energy infrastructure assets that are strategically deployed across our global platform. Through our history of operating a wide variety of products in many energy-producing markets around the world, we have developed the technical expertise and experience required to understand the needs of our customers and meet those needs through a range of products and services. These products and services include both highly customized compression, production and processing solutions as well as standard products based on our expertise, in support of a range of projects, from those requiring quick completion to those that may take several years to fully develop. Additionally, this experience has allowed us to develop efficient systems and processes and a skilled workforce that allow us to provide high-quality services throughout international markets. We utilize this technical expertise and long history of developing and operating projects for our customers to continually improve our products and services, which enables us to provide our customers with high-quality, comprehensive oil and natural gas infrastructure support worldwide.

        Complementary businesses enable us to offer customers integrated infrastructure solutions.    We aim to provide our customers with a single source to meet their energy infrastructure needs, and we believe we have the ability to serve our customers' changing needs in a variety of ways. For customers that seek to limit capital spending on energy infrastructure projects, we offer our full operations services through our contract operations business. Alternatively, for customers that prefer to develop and acquire their own infrastructure assets, we are able to sell equipment and facilities for their operation In addition, in those cases, we can also provide operations, maintenance, overhaul and reconfiguration services following the sale through our aftermarket services business. Finally, we also provide aftermarket services to customers that own compression, production, processing and treating equipment that was not purchased from us. Because of the breadth of our products and our ability to deliver those products through our different delivery models, we believe we are able to provide the solution that is most suitable to our customers in the markets in which they operate. We believe this ability to provide our customers with a variety of products and services provides us with greater stability, as we are able to adjust the products and services we provide to reflect our customers' changing needs.

        Cash flows from contract operations business supported by long-term contracts with diverse customer base.    We provide contract operations services to customers located in approximately 15 countries. Within our contract operations business, we seek to enter into long-term contracts with a diverse collection of customers, including large integrated oil and natural gas companies and national energy companies. These contracts generally involve initial terms ranging from three to five years, and in some cases can be in excess of 10 years, and typically require our customers to pay our monthly service fee even during periods of limited or disrupted natural gas flows. In addition, our large, international customer base provides a diversified revenue stream, which we believe reduces customer and geographic concentration risk. Furthermore, our customer base includes several companies that are among the largest and most well-known companies within their respective regions throughout our global platform.

        Experienced management team.    We have an experienced and skilled management team with a long track record of driving growth through organic expansion and selective acquisitions. The members of our management team have strong relationships in the oil and gas industry and have operated through numerous commodity price cycles throughout our areas of operations. Members of our management team have spent a significant portion of their respective careers at highly regarded energy and manufacturing companies, such as Exterran Holdings, and have accumulated an average of        years of industry experience.

        Well-balanced capital structure with sufficient liquidity.    We intend to maintain a capital structure with an appropriate amount of leverage and the financial flexibility to invest in our operations and pursue attractive growth opportunities that we believe will increase the overall earnings and cash flow generated by our business. As of December 31, 2014, on a pro forma basis after giving effect to the spin-off, we would have had access to $        million of available borrowings under our debt agreements. In addition, as of December 31, 2014, we would have had approximately $39.4 million of cash and cash equivalents on hand on a pro forma basis.

Business Strategies

        We intend to continue to capitalize on our competitive strengths to meet our customers' needs through the following key strategies:

        Strategically grow our business to generate attractive returns to our shareholders.    Our primary strategic focus involves the growth of our business through expanding our product and services offerings and growing our customer base, as well as targeting redevelopment opportunities in the U.S. energy market and expansions into new international markets benefiting from the global energy infrastructure build-out. Our diverse product and service portfolio allows us to readily respond to changes in industry and economic conditions. We believe our global footprint allows us to provide the prompt product availability our customers require, and we can construct projects in new locations as needed to meet customer demand. We have the ability to readily deploy our capital to construct new or supplemental projects that we build, own and operate on behalf of our customers through our contract operations business. In addition, we seek to provide our customers with integrated infrastructure solutions by combining product and service offerings across our businesses. As an independent company, we plan to supplement our organic growth with select acquisitions in key markets to further enhance our geographic reach, product offerings and other capabilities. We believe acquisitions of this nature will allow us to generate incremental revenues from existing and new customers and obtain greater market share.

        Expand customer base and deepen relationships with existing customers.    We believe the uniquely broad range of services we offer, the quality of our products and services and our diverse geographic footprint positions us well to attract new customers and cross-sell our products and services to existing customers. In addition, we have a long history of providing the products and services we offer to our customers, which we couple with the technical expertise of our experienced engineering personnel to understand and meet our customers' needs, particularly as those needs develop and change over time. We intend to devote significant business development resources to market our products and services, leverage existing relationships and expedite our growth potential. We also seek to provide supplemental projects and services to our customers as their needs evolve over time. Finally, we expect to be able to offer certain of our products, including fabricated compressors, to prospective customers that are competitors of Exterran Holdings, which increases our prospective customer base and provides us with the opportunity to diversify our revenue sources.

        Continue our industry-leading safety performance.    Because of our emphasis on training and safety protocols for our employees, we have delivered industry-leading safety performance, which has resulted in our achieving a strong reputation for safety. We believe this safety performance and reputation helps us to attract and retain customers and employees. We have adopted rigorous processes and procedures to facilitate our compliance with safety regulations and policies. We work diligently to meet or exceed applicable safety regulations, and we intend to continue to focus on our safety monitoring function as our business grows and operating conditions change.

        Continue to optimize our global platform, products and services and enhance our profitability.    We regularly review and evaluate the quality of our operations, products and services. This process includes customer review programs to assess the quality of our performance. In addition, we intend to use our global platform to reach a wide variety of customers, which we believe can enable us to achieve cost savings in our operations. We believe our ongoing focus on improving the quality of our operations, products and services results in greater satisfaction among our customers, which we believe results in greater profitability and value for our shareholders.

The Spin-Off and Our Relationship with Exterran Holdings After the Spin-Off

        The board of directors of Exterran Holdings regularly reviews the various operations conducted by Exterran Holdings to ensure that resources are deployed and activities are pursued in the best interest of its shareholders. On November 17, 2014, Exterran Holdings announced that its board of directors had approved in principle a plan involving the pro rata distribution of all of our shares of common stock to Exterran Holdings' shareholders in a distribution intended to be tax-free to us and such shareholders for U.S. federal income tax purposes (other than with respect to any cash received in lieu of fractional shares). The spin-off is subject to, among other things, final approval by the Exterran Holdings board of directors and the conditions described below under "The Spin-Off—Spin-Off Conditions and Termination."

        We are currently a wholly owned subsidiary of Exterran Holdings. Following the completion of the spin-off, we expect to own the assets and are obligated on the liabilities comprising Exterran Holdings' international services and global fabrication businesses.

        Before the distribution date, we and Exterran Holdings will enter into agreements to define various post spin-off relationships between Exterran Holdings and us in various contexts. For example, we expect that the separation and distribution agreement we will enter into with Exterran Holdings will contain certain noncompetition provisions addressing restrictions for a limited period of time after the spin-off on our ability to provide contract operations services in the United States and on Exterran Holdings' ability to provide contract operations services outside of the United States and product sales to customers worldwide, subject to certain exceptions. In addition, we will enter into the transition services agreement under which we will provide Exterran Holdings with certain transition services on an interim basis. We and Exterran Holdings will also enter into a tax sharing agreement that will govern the respective rights, responsibilities and obligations of Exterran Holdings and us after the spin-off with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of tax audits and other tax proceedings and assistance and cooperation in respect of tax matters. The tax sharing agreement will contain certain restrictions on our ability to take actions that could cause the distribution to fail to qualify as tax-free. Moreover, we expect to enter into a supply agreement with Exterran Holdings and Exterran Partners on arm's length terms that, among other things, will set forth the terms under which we will provide Exterran Holdings and Exterran Partners with fabricated equipment. We also expect to enter into a services agreement with Exterran Holdings on arm's length terms that will set forth the terms under which Exterran Holdings will provide installation, start-up, commissioning and other services to us or to our customers on our behalf. See "Risk Factors—Risks Relating to the Spin-Off." For more information regarding these agreements, see "Relationship with Exterran Holdings After the Spin-Off—Agreements Between Exterran Holdings and Us" and the historical and pro forma financial statements and the notes thereto included elsewhere in this information statement.

Risk Factors

        Our business is subject to a number of risks, including risks related to the spin-off. The following list of risk factors is not exhaustive. Please read "Risk Factors" carefully for a more thorough description of these and other risks.

  Risks Relating to Our Business

  •
  Continued low oil and natural gas prices could decrease demand or pricing for our natural gas compression and oil and natural gas production and processing equipment and services and, as a result, adversely affect our business.

  •
  The erosion of the financial condition of our customers could adversely affect our business.

  •
  Failure to timely and cost-effectively execute on larger projects could adversely affect our business.

  •
  We may incur losses on fixed-price contracts, which constitute a significant portion of our product sales business.

  •
  There are many risks associated with conducting operations in international markets.

  •
  We are due to receive a substantial amount in installment payments from the purchaser of our previously nationalized Venezuelan assets, the nonpayment of which would reduce the anticipated amount of funds available to us to repay indebtedness and for general corporate purposes.

  •
  We are exposed to exchange rate fluctuations in the international markets in which we operate. A decrease in the value of any of these currencies relative to the U.S. dollar could reduce profits from international operations and the value of our international net assets.

  •
  We will have a substantial amount of debt that could limit our ability to fund future growth and operations and increase our exposure to risk during adverse economic conditions.

  •
  Covenants in our debt agreements may impair our ability to operate our business.

  •
  We may be vulnerable to interest rate increases due to our floating rate debt obligations.

  •
  The termination of or any price reductions under certain of our contract operations services contracts could have a material impact on our business.

  •
  We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, or FCPA, similar worldwide anti-bribery laws and trade control laws. If we are found to have violated the FCPA or other legal requirements, we may be subject to criminal and civil penalties and other remedial measures, which could materially harm our reputation, business, results of operations, financial condition and liquidity.

  Risks Relating to the Spin-Off

  •
  We may not realize some or all of the benefits we expect to achieve from our separation from Exterran Holdings.

  •
  The combined value of Exterran Holdings and SpinCo shares after the spin-off may not equal or exceed the value of Exterran Holdings shares prior to the spin-off.

  •
  A large number of our shares are or will be eligible for future sale, which may cause the market price for our common stock to decline.

  •
  Our historical combined and pro forma financial information may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

  •
  Our costs will increase as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

  •
  Following the spin-off, we will provide Exterran Holdings with certain services under the transition services agreement that may require us to divert resources from our business, which in turn may negatively impact our business, financial condition and results of operations.

  •
  Following the spin-off, we will provide Exterran Holdings with certain fabricated products, including compressors, and we will depend on Exterran Holdings for a significant amount of our product sales revenues.

  •
  Several members of our board and management may have conflicts of interest because of their ownership of shares of common stock of and/or equity interests in Exterran Holdings.

  Risks Relating to Ownership of Our Common Stock

  •
  No market currently exists for our common stock. We cannot assure you that an active trading market will develop for our common stock.

  •
  The market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the spin-off.

Corporate Information

        The address of our principal executive offices is 4444 Brittmoore Road, Houston, Texas 77041. Our main telephone number is (281) 854-3000. Our website address is www.                    .com. Information contained on our website is not incorporated by reference into this information statement or the registration statement on Form 10 of which this information statement is a part, and you should not consider information on our website as part of this information statement or such registration statement on Form 10.

 Summary of the Spin-Off

        The following is a brief summary of the terms of the spin-off. Please see "The Spin-Off" for a more detailed description of the matters described below.

Distributing company	Exterran Holdings, which is our parent company. After the spin-off, Exterran Holdings will not retain any shares of our common stock.
Distributed company	SpinCo, which is currently a wholly owned subsidiary of Exterran Holdings. After the spin-off, we will be an independent, publicly traded company.
Distribution ratio

Each holder of Exterran Holdings common stock will receive one share of our common stock for every            shares of Exterran Holdings common stock held on the record date. Approximately            million shares of our common stock will be distributed in the spin-off, based upon the number of shares of Exterran Holdings common stock outstanding on                , 2015. The shares of our common stock to be distributed by Exterran Holdings will constitute all of the issued and outstanding shares of our common stock. For more information on the shares being distributed in the spin-off, see "Description of Capital Stock."

Fractional shares

The transfer agent identified below will automatically aggregate fractional shares into whole shares and sell them on behalf of shareholders in the open market at prevailing market prices and distribute the net cash proceeds pro rata to each Exterran Holdings shareholder who otherwise would have been entitled to receive a fractional share in the spin-off. You will not be entitled to any interest on the amount of payment made to you in lieu of a fractional share. See "The Spin-Off—Treatment of Fractional Shares."

Distribution procedures

On or about the distribution date, the distribution agent identified below will distribute the shares of our common stock to be distributed by crediting those shares to book-entry accounts established by the transfer agent for persons who were shareholders of Exterran Holdings as of 5:00 p.m., New York City time, on the record date. Shares of our common stock will be issued only in book-entry form. No paper stock certificates will be issued. You will not be required to make any payment or surrender or exchange your shares of Exterran Holdings common stock or take any other action to receive your shares of our common stock. However, as discussed below, if you sell shares of Exterran Holdings common stock in the "regular way" market between the record date and the distribution date, you will be selling your right to receive the associated shares of our common stock in the spin-off. Registered shareholders will receive additional information from the transfer agent shortly after the distribution date. Beneficial shareholders will receive information from their brokerage firms.

Distribution agent, transfer agent and registrar for our shares of common stock
Record date	5:00 p.m., New York City time, on , 2015.
Distribution date	, 2015.
Trading prior to or on the distribution date

It is anticipated that, beginning on or shortly before the record date, Exterran Holdings' shares will trade in two markets on a national stock exchange, a "regular way" market and an "ex-distribution" market. Investors will be able to purchase Exterran Holdings shares without the right to receive shares of our common stock in the "ex-distribution" market for Exterran Holdings common stock. Any holder of Exterran Holdings common stock who sells Exterran Holdings shares in the "regular way" market on or before the distribution date will also be selling the right to receive shares of our common stock in the spin-off. You are encouraged to consult with your broker or financial advisor regarding the specific implications of selling Exterran Holdings common stock prior to or on the distribution date.

Assets and liabilities of the distributed company

Prior to completion of the spin-off, we and Exterran Holdings will enter into a separation and distribution agreement that contains the key provisions relating to the separation of our business from Exterran Holdings and the distribution of our shares of common stock. The separation and distribution agreement identifies the assets to be transferred, liabilities to be assumed and contracts to be assigned either to us by Exterran Holdings or by us to Exterran Holdings in the spin-off and describe when and how the Transactions will occur. Please read "Relationship with Exterran Holdings After the Spin-Off—Agreements Between Exterran Holdings and Us—Separation and Distribution Agreement."

Relationship with Exterran after the spin-off

Before the distribution date, we and Exterran Holdings will enter into agreements to define various continuing relationships between Exterran Holdings and us in various contexts. In particular, we will enter into the Transition Services Agreement under which we will provide Exterran Holdings with certain transition services on an interim basis. We and Exterran Holdings will also enter into a tax sharing agreement that will govern the respective rights, responsibilities and obligations of Exterran Holdings and us after the spin-off with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of tax audits and other tax proceedings and assistance and cooperation in respect of tax matters. The tax sharing agreement will contain certain restrictions on our ability to take actions that could cause the distribution to fail to qualify as tax-free. In addition, we expect to enter into a supply agreement with Exterran Holdings and Exterran Partners on arm's length terms that, among other things, will set forth the terms under which we will provide Exterran Holdings and Exterran Partners with fabricated equipment. We also expect to enter into a services agreement with Exterran Holdings on arm's length terms that will set forth the terms under which Exterran Holdings will provide installation, start-up, commissioning and other services to us or to our customers on our behalf. Please read "Relationship with Exterran Holdings After the Spin-Off—Agreements Between Exterran Holdings and Us."

Indemnities

Under the terms of the tax sharing agreement we will enter into in connection with the spin-off, we generally will be required to indemnify Exterran Holdings for all taxes attributable to our business, whether accruing before, on or after the date of the spin-off and for any taxes arising from the spin-off or certain related transactions that are imposed on us, Exterran Holdings or its other subsidiaries, to the extent such taxes result from certain actions or failures to act by us that occur after the effective date of the tax sharing agreement. Please see "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off—Tax Sharing Agreement." Please see also "Relationship with Exterran Holdings After the Spin-Off—Agreements Between Exterran Holdings and Us—Tax Sharing Agreement." Under the separation and distribution agreement entered into in connection with the spin-off, we will also indemnify Exterran Holdings and its remaining subsidiaries against various claims and liabilities relating to the past operation of our business. Please read "Relationship with Exterran After the Spin-Off—Agreements Between Exterran Holdings and Us—Separation and Distribution Agreement."

U.S. federal income tax consequences

Exterran Holdings expects to obtain an opinion of counsel substantially to the effect that, for U.S. federal income tax purposes, (i) the internal distribution should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, and (ii) the distribution should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, subject to certain qualifications and limitations. Accordingly, for U.S. federal income tax purposes, Exterran Holdings should not recognize any material gain or loss and you generally should recognize no gain or loss or include any amount in taxable income (other than with respect to cash received in lieu of fractional shares) as a result of the spin-off. The material U.S. federal income tax consequences of the spin-off are described in more detail under "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off."

Conditions to the spin-off

We expect that the spin-off will be effective on                    , 2015, provided that the conditions set forth under the caption "The Spin-Off—Spin-Off Conditions and Termination" have been satisfied in Exterran Holdings' sole and absolute discretion. However, even if all of the conditions have been satisfied, Exterran Holdings may amend, modify or abandon any and all terms of the spin-off and the related transactions at any time prior to the distribution date.

Reasons for the spin-off	Exterran Holdings' board and management team believe that there are significant expected benefits to the simplified, separate companies resulting from this transaction, including:
with respect to Exterran Holdings:

•

a focus on growing the U.S. services businesses, including organic growth, third party acquisitions and sales by Exterran Holdings of additional U.S. contract operations assets over time to Exterran Partners;

• relatively stable cash flows and a focus on its fee-based natural gas contract compression business;
• lower debt and capital requirements allowing us to return a high percentage of cash flow to shareholders in the form of a dividend;
• a pure-play yield investment opportunity with significant exposure to the U.S. energy infrastructure redevelopment;
• opportunities to pursue acquisitions with potentially more highly valued equity currency;
• a narrowing of industry focus that may potentially provide more extensive and more specialized equity research coverage; and
• the ability to be valued on a dividend yield basis, consistent with other publicly traded general partners, unlocking value for shareholders.

with respect to us:

•

a focus on profitable growth in strategic markets and positioning us and our shareholders to benefit from the continued build-out of the global energy infrastructure and the redevelopment currently underway in North America;

•

in our international services businesses, relatively stable cash flows due to our exposure to the production phase of oil and gas development, as compared to drilling and completion related energy service and product providers;

• limited capital expenditures in our product sales business;
• financial flexibility to enable investment in value-creating contract operations projects; and
• the opportunity to expand our potential product sales customer base to include companies in the U.S. contract compression business that have historically been Exterran Holdings' competitors.

In addition, we believe the spin-off will enable us to recognize revenue and profit on sales of certain newly fabricated equipment to Exterran Holdings and Exterran Partners that for accounting purposes were previously eliminated in the course of consolidating the financial statements of Exterran Holdings. For more information, please read "The Spin-Off—Reasons for the Spin-Off."

Stock exchange listing

Currently there is no public market for our common stock. Subject to completion of the spin-off, we expect our common stock to be traded on a national stock exchange under the symbol "            ." We anticipate that limited trading in shares of our common stock will begin on a "when-issued" basis on or shortly before the record date and will continue up to and including through the distribution date and that "regular-way" trading in shares of our common stock will begin on the first trading day following the distribution date. "When-issued" trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution of our shares of common stock in the spin-off, "when-issued" trading in respect of our common stock will end and "regular way" trading will begin. "Regular way" trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We cannot predict the trading prices or volume of our common stock following the spin-off.
In addition, Exterran Holdings common stock will remain outstanding and will continue to trade on the New York Stock Exchange, or NYSE, under the symbol "            ."

Dividend policy

We intend to evaluate the payment of cash dividends on our common stock and expect to announce our dividend policy prior to the completion of the spin-off. The declaration and amount of future dividends, if any, will be determined by our board of directors and will depend on our financial condition, earnings, capital requirements, financial covenants, industry practice, applicable law and other factors our board of directors deems relevant. Please read "Dividend Policy."

Risk factors	You should carefully review the risks relating to our business, the spin-off and ownership of our common stock described in this information statement. Please read "Risk Factors."

 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

        The following tables present the summary historical and pro forma financial information of our predecessor's business. The term "predecessor's business" refers to Exterran Holdings' historical international contract operations and global fabrication reporting segments and the international component of Exterran Holdings' aftermarket services reporting segment reflected in its historical financial statements discussed herein and included elsewhere in this information statement. We refer to the global fabrication reporting business currently operated by Exterran Holdings as our product sales business. The balance sheet data as of December 31, 2014 and 2013 and the statements of operations and cash flows for each of the years ended December 31, 2014, 2013 and 2012 are derived from our audited combined financial statements included elsewhere in this information statement. The results from continuing operations for all periods presented exclude the results of our Venezuelan contract operations business and Canadian contract operations and aftermarket services businesses ("Canadian Operations"). Those results are reflected in discontinued operations for all periods presented.

        The unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2014 have been derived from our predecessor's financial statements and adjusted to give effect to the spin-off and the other transactions described under "Unaudited Pro Forma Condensed Combined Financial Statements." The summary historical and pro forma financial information presented below should be read in conjunction with our financial statements and accompanying notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere in this information statement. The financial information may not be indicative of our future performance and does not necessarily reflect what the financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including changes that will occur in our operations as a result of our spin-off from Exterran Holdings.

	Historical
				Pro Forma
	Years Ended December 31,
				Year Ended December 31, 2014
	2014	2013	2012
Statement of Operations Data:
Revenues	$2,172,754	$2,415,473	$2,068,724	$
Gross margin(1)	596,869	583,516	484,606
Selling, general and administrative	267,493	264,890	269,812
Depreciation and amortization	173,803	140,029	167,499
Long-lived asset impairment(2)	3,851	11,941	5,197
Restructuring charges(2)	—	—	3,892
Interest expense	1,905	3,551	5,318
Equity in income of non-consolidated affiliates(2)	(14,553)	(19,000)	(51,483)
Other (income) expense, net	7,222	(1,966)	5,638
Provision for income taxes	77,833	97,367	26,226
Income from continuing operations	79,315	86,704	52,507
Income from discontinued operations, net of tax(2)	73,198	66,149	66,843
Net income	152,513	152,853	119,350
Balance Sheet Data (at period end):
Cash and cash equivalents	$39,361	$35,194	$34,167	$
Working capital(3)	481,596	372,186	347,762
Total assets	2,032,823	1,999,211	2,133,502
Long-term debt(4)	1,107	1,539	—
Total equity	1,451,822	1,373,904	1,407,394
Cash Flow Data:
Net cash flows provided by (used in):
Operating activities	$150,942	$170,286	$168,433
Investing activities	(63,577)	14,913	41,700
Financing activities	(79,273)	(182,685)	(196,934)
Other Financial Data:
EBITDA, as adjusted(1)	$326,729	$324,905	$216,562	$
Capital expenditures:
Contract Operations Equipment:
Growth(5)	$97,931	$36,468	$107,658	$
Maintenance(6)	24,377	21,591	22,530
Other	35,546	42,136	34,602

(1)
Gross margin and EBITDA, as adjusted are non-GAAP financial measures. Gross margin and EBITDA, as adjusted are defined, reconciled to net income (loss) and discussed further under "Selected Historical Combined Financial Data—Non-GAAP Financial Measures."

(2)
See notes to the Combined Financial Statements included elsewhere in this information statement for further discussion regarding these line items.

(3)
Working capital is defined as current assets minus current liabilities.

(4)
Long-term debt for each of the periods presented represents our capital lease obligations.

(5)
Growth capital expenditures are made to expand or to replace partially or fully depreciated assets or to expand the operating capacity or revenue of existing or new assets, whether through construction, acquisition or modification. The majority of our growth capital expenditures are related to the acquisition cost of new compressor units and processing and treating equipment that we add to our fleet and installation costs on integrated projects. In addition, growth capital expenditures can also include the upgrading of major components on an existing compressor unit where the current configuration of the compressor unit is no longer in demand and the compressor unit is not likely to return to an operating status without the capital expenditures. These latter expenditures substantially modify the operating parameters of the compressor unit such that it can be used for previously unsuitable applications.

(6)
Maintenance capital expenditures are made to maintain the existing operating capacity of our assets and related cash flows further extending the useful lives of the assets. Maintenance capital expenditures are related to the major overhauls of significant components of a compressor unit, such as the engine, compressor and cooler, that return the components to a "like-new" condition, but do not modify the applications for which the compressor unit was designed.

RISK FACTORS

        You should carefully consider the risks and uncertainties described below in addition to the other information contained in this information statement. Some of these risks relate principally to our spin-off from Exterran Holdings, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common stock. Specifically, please see "Cautionary Statement Concerning Forward-Looking Statements" for a discussion of events that may affect our business. Our business, financial condition and results of operations could be materially adversely affected by any of these risks, and, as a result, the trading price of our common stock could materially decline.

Risks Relating to Our Business

Continued low oil and natural gas prices could decrease demand or pricing for our natural gas compression and oil and natural gas production and processing equipment and services and, as a result, adversely affect our business.

        Our results of operations depend upon the level of activity in the global energy market, including oil and natural gas development, production, processing and transportation. Oil and natural gas prices and the level of drilling and exploration activity can be volatile. For example, oil and natural gas exploration and development activity and the number of well completions typically decline when there is a sustained reduction in oil or natural gas prices or significant instability in energy markets. Even the perception of longer-term lower oil or natural gas prices by oil and natural gas exploration, development and production companies can result in their decision to cancel, reduce or postpone major expenditures or to reduce or shut in well production.

        Global oil prices have declined recently. For example, West Texas Intermediate crude oil spot prices as of February 28, 2015 were approximately 7% and 49% lower than prices at December 31, 2014 and December 31, 2013, respectively, which is expected to lead to reduced drilling of oil wells in 2015. In addition, natural gas prices in North America can be volatile. For example, the Henry Hub spot price for natural gas at February 28, 2015 was approximately 11% and 35% lower than the price at December 31, 2014 and December 31, 2013, respectively, which is expected to lead to reduced drilling of gas wells in 2015 in North America. If oil or natural gas production growth moderates or declines in North America or other parts of the world, the level of production activity and the demand for our contract operations services, natural gas compression equipment and oil and natural gas production and processing equipment could decrease, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. A reduction in demand for our products and services could also force us to reduce our pricing substantially, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Moreover, a reduction in demand for our products and services could result in our customers seeking to preserve capital by canceling short-term contracts, canceling or delaying scheduled maintenance of their existing natural gas compression and oil and natural gas production and processing equipment, determining not to enter into new contract operations service contracts or purchase new compression and oil and natural gas production and processing equipment, or canceling or delaying order for our products and services, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The erosion of the financial condition of our customers could adversely affect our business.

        Many of our customers finance their exploration and development activities through cash flow from operations, the incurrence of debt or the issuance of equity. During times when the oil or natural gas markets weaken, our customers are more likely to experience a downturn in their financial condition. A reduction in borrowing bases under reserve-based credit facilities, the lack of availability of debt or equity financing or other factors that negatively impact our customers' financial condition could result in our customers seeking to preserve capital by reducing prices under or cancelling contracts with us, determining not to renew contracts with us, cancelling or delaying scheduled maintenance of their existing natural gas compression and oil and natural gas production and processing equipment, determining not to enter into contract operations agreements or not to purchase new compression and oil and natural gas production and processing equipment, or determining to cancel or delay orders for our products and services. Any such action by our customers would reduce demand for our products and services. Reduced demand for our products and services could adversely affect our business, financial condition, results of operations and cash flows, which may, in turn, reduce any dividends we may pay to our shareholders. In addition, in the event of the financial failure of a customer, we could experience a loss on all or a portion of our outstanding accounts receivable associated with that customer.

Failure to timely and cost-effectively execute on larger projects could adversely affect our business.

        Our international projects typically have a relatively larger size and scope than the majority of Exterran Holdings' projects in the United States, which can translate into more technically challenging conditions or performance specifications for our products and services. Contracts with our customers for these projects typically specify delivery dates, performance criteria and penalties for our failure to perform. Any failure to execute such larger projects in a timely and cost effective manner could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may incur losses on fixed-price contracts, which constitute a significant portion of our product sales business.

        In connection with projects and services performed under fixed-price contracts, we generally bear the risk of cost over-runs, operating cost inflation, labor availability and productivity, and supplier and subcontractor pricing and performance, unless additional costs result from customer-requested change orders. Under both our fixed-price contracts and our cost-reimbursable contracts, we may rely on third parties for many support services, and we could be subject to liability for their failures. For example, we have experienced losses on certain large fabrication or manufacturing projects that have negatively impacted our product sales results. Any failure to accurately estimate our costs and the time required for a fixed-price fabrication or manufacturing project at the time we enter into a contract could have a material adverse effect on our business, financial condition, results of operations and cash flows.

There are many risks associated with conducting operations in international markets.

        Following the spin-off, our contract operations and aftermarket operations businesses, and a portion of our product sales business, will be conducted in countries outside the United States. We are exposed to risks inherent in doing business in each of the countries where we operate. Our operations are subject to various risks unique to each country that could have a material adverse effect on our business, financial condition, results of operations and cash flows. For example, in 2009 Petroleos de Venezuela S.A. ("PDVSA"), the Venezuelan state-owned oil company, assumed control over substantially all of our assets and operations in Venezuela.

        In April 2012, Argentina assumed control over its largest oil and gas producer, Yacimientos Petroliferos Fiscales ("YPF"). We had approximately 523,000 horsepower of compression in Argentina as of December 31, 2014, and we generated $172.5 million of revenue in Argentina, including $78.5 million of revenue from YPF, during the year ended December 31, 2014. We are unable to predict what effect, if any, the nationalization of YPF will have on our business in Argentina going forward, or whether Argentina will nationalize additional businesses in the oil and gas industry; however, the nationalization of YPF, the nationalization of additional businesses or the taking of other actions listed below by Argentina could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        More generally in Argentina, the ongoing social, political, economic and legal climate has given rise to significant uncertainties about the country's economic and political future. Since the presidential election in late 2011, the Argentine government has increasingly used foreign-exchange, price, trade and capital controls to attempt to address the country's economic challenges. Because Argentina's current regulations restrict foreign exchange, including exchanging Argentine pesos for U.S. dollars in certain cases, we are unable to freely repatriate earnings from Argentina and therefore the cash flow from our operations in Argentina may not be a reliable source of funding for our operations outside of Argentina, which could limit our ability to grow. In addition, our inability to exchange Argentine pesos for U.S. dollars subjects us to risk of currency devaluation on future earnings in Argentina. During 2014, we used Argentine pesos to purchase certain short-term investments in Argentine government issued U.S. dollar denominated bonds. The effective Argentine peso to U.S. dollar exchange rate embedded in the purchase price of these bonds resulted in our recognition of a loss during the year ended December 31, 2014 of $6.5 million, which is included in other (income) expense, net, in our combined statements of operations.

        In addition, the Argentine government may adopt additional regulations or policies in the future that may impact, among other things, (i) the timing of and our ability to repatriate cash from Argentina to the U.S. and other jurisdictions, (ii) the value of our assets and business in Argentina and (iii) our ability to import into Argentina the materials necessary for our operations. Any such changes could have a material adverse effect on our operations in Argentina and may negatively impact our business, results of operations, financial condition and cash flows.

        With respect to any particular country in which we operate, the risks inherent in our activities may include the following, the occurrence of any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows:

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  difficulties in managing international operations, including our ability to timely and cost effectively execute projects;

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  unexpected changes in regulatory requirements, laws or policies by foreign agencies or governments;

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  work stoppages;

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  training and retaining qualified personnel in international markets;

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  the burden of complying with multiple and potentially conflicting laws and regulations;

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  tariffs and other trade barriers;

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  actions by governments or national oil companies that result in the nullification or renegotiation on less than favorable terms of existing contracts, or otherwise result in the deprivation of contractual rights, and other difficulties in enforcing contractual obligations;

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  governmental actions that: result in restricting the movement of property or that impede our ability to import or export parts or equipment; require a certain percentage of equipment to contain local or domestic content; or require certain local or domestic ownership, control or employee ratios in order to do business in or obtain special incentives or treatment in certain jurisdictions;

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  foreign currency exchange rate risks, including the risk of currency devaluations by foreign governments;

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  difficulty in collecting international accounts receivable;

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  potentially longer receipt of payment cycles;

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  changes in political and economic conditions in the countries in which we operate, including general political unrest, the nationalization of energy related assets, civil uprisings, riots, kidnappings, violence associated with drug cartels and terrorist acts;

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  potentially adverse tax consequences or tax law changes;

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  currency controls or restrictions on repatriation of earnings;

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  expropriation, confiscation or nationalization of property without fair compensation;

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  the risk that our international customers may have reduced access to credit because of higher interest rates, reduced bank lending or a deterioration in our customers' or their lenders' financial condition;

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  complications associated with installing, operating and repairing equipment in remote locations;

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  limitations on insurance coverage;

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  inflation;

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  the geographic, time zone, language and cultural differences among personnel in different areas of the world; and

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  difficulties in establishing new international offices and the risks inherent in establishing new relationships in foreign countries.

        In addition, we may expand our business in international markets where we have not previously conducted business. The risks inherent in establishing new business ventures, especially in international markets where local customs, laws and business procedures present special challenges, may affect our ability to be successful in these ventures or avoid losses that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are due to receive a substantial amount in installment payments from the purchaser of our previously nationalized Venezuelan assets, the nonpayment of which would reduce the anticipated amount of funds available to us to repay indebtedness and for general corporate purposes.

        In March 2012 and August 2012, we sold our previously-nationalized Venezuelan joint venture assets and Venezuelan subsidiary assets, respectively, to PDVSA Gas, S.A. ("PDVSA Gas"), a subsidiary of PDVSA, for aggregate consideration of approximately $550 million. As of December 31, 2014, we have received payments, including annual charges, of approximately $421 million ($50 million of which was used to repay insurance proceeds previously collected under the policy we maintained for the risk of expropriation) and are due to receive the remaining principal amount of approximately $142 million in installments through the third quarter of 2016. We intend to use these remaining proceeds, as they are received, for the repayment of indebtedness and for general corporate purposes. Any failure by PDVSA Gas to pay these installments when due would reduce the amount of funds available to us in the future for these purposes. PDVSA's payments to many of its suppliers and partners are currently significantly in arrears, and the ongoing social, political, economic and legal climate has given rise to significant uncertainties about the country's economic and political stability. Since the presidential election in the first half of 2013, the Venezuelan government has increasingly used foreign-exchange, price and capital controls to attempt to address the country's economic challenges. If current political unrest were to develop into a prolonged period of governmental or economic instability, or if PDVSA becomes increasingly unable to pay its suppliers and partners due to the detrimental effect of recent commodity price declines on Venezuela's economy or for other reasons, our ability to recover in full the remaining proceeds from PDVSA Gas could be adversely impacted.

We are exposed to exchange rate fluctuations in the international markets in which we operate. A decrease in the value of any of these currencies relative to the U.S. dollar could reduce profits from international operations and the value of our international net assets.

        We operate in many international countries. We anticipate that there will be instances in which costs and revenues will not be exactly matched with respect to currency denomination. We generally do not hedge exchange rate exposures, which exposes us to the risk of exchange rate losses. Gains and losses from the remeasurement of assets and liabilities that are receivable or payable in currency other than our subsidiaries' functional currency are included in our combined statements of operations. In addition, currency fluctuations cause the U.S. dollar value of our international results of operations and net assets to vary with exchange rate fluctuations. This could have a negative impact on our business, financial condition or results of operations. In addition, fluctuations in currencies relative to currencies in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations. As we expand geographically, we may experience economic loss and a negative impact on earnings or net assets solely as a result of foreign currency exchange rate fluctuations. Further, the markets in which we operate could restrict the removal or conversion of the local or foreign currency, resulting in our inability to hedge against these risks.

We will have a substantial amount of debt that could limit our ability to fund future growth and operations and increase our exposure to risk during adverse economic conditions.

        As of December 31, 2014, on a pro forma basis after giving effect to the spin-off, we would have had approximately $             million in outstanding debt obligations. Many factors, including factors beyond our control, may affect our ability to make payments on our outstanding indebtedness. These factors include those discussed elsewhere in these Risk Factors and those listed under "Cautionary Statement Concerning Forward-Looking Statements."

        Our substantial debt and associated commitments could have important adverse consequences. For example, these commitments could:

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  make it more difficult for us to satisfy our contractual obligations;

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  increase our vulnerability to general adverse economic and industry conditions;

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  limit our ability to fund future working capital, capital expenditures, acquisitions or other corporate requirements;

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  increase our vulnerability to interest rate fluctuations because the interest payments on a portion of our debt will be based upon variable interest rates and a portion will adjust based upon our credit statistics;

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  limit our flexibility in planning for, or reacting to, changes in our business and our industry;

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  limit our ability to pay dividends to our shareholders;

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  place us at a disadvantage compared to our competitors that have less debt or less restrictive covenants in such debt; and

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  limit our ability to refinance our debt in the future or borrow additional funds.

Covenants in our debt agreements may impair our ability to operate our business.

        Our debt agreements are expected to contain various covenants with which we or certain of our subsidiaries must comply, including, but not limited to, restrictions on the use of proceeds from borrowings and limitations on our ability to incur additional indebtedness, enter into transactions with affiliates, merge or consolidate, sell assets, make certain investments and acquisitions, make loans and pay dividends and distributions. We also expect to be subject to financial covenants under our debt agreements. If we fail to remain in compliance with these restrictions and financial covenants, we would be in default under our debt agreements. In addition, if we experience a material adverse effect on our assets, liabilities, financial condition, business or operations that, taken as a whole, impacts our ability to perform our obligations under our debt agreements, this could lead to a default under our debt agreements. A default under one or more of our debt agreements would trigger cross-default provisions under certain of our other debt agreements, which would accelerate our obligation to repay our indebtedness under those agreements. If the repayment obligations on any of our indebtedness were to be accelerated, we may not be able to repay the debt or refinance the debt on acceptable terms, and our financial position would be materially adversely affected.

We may be vulnerable to interest rate increases due to our floating rate debt obligations.

        As of December 31, 2014, on a pro forma basis after giving effect to the completion of the spin-off, we expect to have $             million of outstanding indebtedness that is effectively subject to floating interest rates. Changes in economic conditions outside of our control could result in higher interest rates, thereby increasing our interest expense and reducing the funds available for capital investment, operations or other purposes. A 1% increase in the effective interest rate on our expected outstanding debt subject to floating interest rates at the time of the spin-off would result in an annual increase in our interest expense of approximately $             million.

The termination of or any price reductions under certain of our contract operations services contracts could have a material impact on our business.

        The termination of or a demand by our customer to reduce prices under certain of our contract operations services contracts may lead to a reduction in our revenues and net income, which could have a material adverse effect upon our business, financial condition, results of operations and cash flows and may reduce our ability to pay dividends to our shareholders. In addition, we may be unable to renew, or enter into new, contracts with customers on favorable commercial terms, if at all. To the extent we are unable to renew our existing contracts or enter into new contracts on terms that are favorable to us or to successfully manage our overall contract mix over time, our business, results of operations and cash flows may be adversely impacted.

From time to time, we are subject to various claims, litigation and other proceedings that could ultimately be resolved against us, requiring material future cash payments or charges, which could impair our financial condition or results of operations.

        The size, nature and complexity of our business make us susceptible to various claims, both in litigation and binding arbitration proceedings. We are currently, and may in the future become, subject to various claims, which, if not resolved within amounts we have accrued, could have a material adverse effect on our financial position, results of operations or cash flows. Similarly, any claims, even if fully indemnified or insured, could negatively impact our reputation among our customers and the public, and make it more difficult for us to compete effectively or obtain adequate insurance in the future.

We depend on particular suppliers and are vulnerable to product shortages and price increases.

        Some of the components used in our products are obtained from a single source or a limited group of suppliers. Our reliance on these suppliers involves several risks, including price increases, inferior component quality and a potential inability to obtain an adequate supply of required components in a timely manner. We do not have long-term contracts with some of these sources, and the partial or complete loss of certain of these sources could have a negative impact on our results of operations and could damage our customer relationships. Further, a significant increase in the price of one or more of these components could have a negative impact on our results of operations.

We face significant competitive pressures that may cause us to lose market share and harm our financial performance.

        Our businesses face intense competition and have low barriers to entry. Our competitors may be able to adapt more quickly to technological changes within our industry and changes in economic and market conditions, more readily take advantage of acquisitions and other opportunities. Our ability to renew or replace existing contract operations service contracts with our customers at rates sufficient to maintain current revenue and cash flows could be adversely affected by the activities of our competitors. If our competitors substantially increase the resources they devote to the development and marketing of competitive products, equipment or services or substantially decrease the price at which they offer their products, equipment or services, we may not be able to compete effectively.

        In addition, we could face significant competition from new entrants into the compression services and product sales businesses. Some of our existing competitors or new entrants may expand or develop new compression units that would create additional competition for the products, equipment or services we provide to our customers.

        We also may not be able to take advantage of certain opportunities or make certain investments because of our debt levels and our other obligations. Any of these competitive pressures could have a material adverse effect on our business, financial condition and results of operations.

Following the spin-off, we may face challenges as a result of being a smaller, less diversified company than we were as part of Exterran Holdings prior to the spin-off.

        Following the spin-off, we will own the assets and liabilities associated with Exterran Holdings' international services and global fabrication businesses. Because our business represents a subset of Exterran Holdings' business immediately prior to the spin-off, we will have access to a smaller pool of assets, fewer personnel, less geographic diversity and less operational diversity, among other challenges, than we did as a part of Exterran Holdings. As a result, we may be unable to attract or retain customers that prefer to contract with more diversified companies that are able to operate on a larger scale than us. Our inability to attract or retain such customers may negatively impact our business and cause our financial condition and results of operations to suffer. In addition, as a smaller and less diversified company we may be more adversely impacted by changes in our business than we would have been had we remained a part of Exterran Holdings.

Our operations entail inherent risks that may result in substantial liability. We do not insure against all potential losses and could be seriously harmed by unexpected liabilities.

        Our operations entail inherent risks, including equipment defects, malfunctions and failures and natural disasters, which could result in uncontrollable flows of natural gas or well fluids, fires and explosions. These risks may expose us, as an equipment operator and developer, to liability for personal injury, wrongful death, property damage, pollution and other environmental damage. The insurance we carry against many of these risks may not be adequate to cover our claims or losses. In addition, we are substantially self-insured for workers' compensation, employer's liability, property, auto liability, general liability and employee group health claims in view of the relatively high per-incident deductibles we absorb under our insurance arrangements for these risks. Further, insurance covering the risks we expect to face or in the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we are not able to obtain liability insurance, our business, financial condition and results of operations could be negatively impacted.

Cyber-attacks or terrorism could affect our business.

        We may be adversely affected by problems such as cyber-attacks, computer viruses or terrorism that may disrupt our operations and harm our operating results. Our industry requires the continued operation of sophisticated information technology systems and network infrastructure. Despite our implementation of security measures, our technology systems are vulnerable to disability or failures due to hacking, viruses, acts of war or terrorism and other causes. If our information technology systems were to fail and we were unable to recover in a timely way, we might be unable to fulfill critical business functions, which could have a material adverse effect on our business, financial condition and results of operations.

        In addition, our assets may be targets of terrorist activities that could disrupt our ability to service our customers. We may be required by our regulators or by the future terrorist threat environment to make investments in security that we cannot currently predict. The implementation of security guidelines and measures and maintenance of insurance, to the extent available, addressing such activities could increase costs. These types of events could materially adversely affect our business and results of operations. In addition, these types of events could require significant management attention and resources, and could adversely affect our reputation among customers and the public.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, or FCPA, similar worldwide anti-bribery laws and trade control laws. If we are found to have violated the FCPA or other legal requirements, we may be subject to criminal and civil penalties and other remedial measures, which could materially harm our reputation, business, results of operations, financial condition and liquidity.

        Our international operations require us to comply with U.S. and international laws and regulations, including those involving anti-bribery and anti-corruption. For example, the FCPA and similar laws and regulations prohibit improper payments to foreign officials for the purpose of obtaining or retaining business or gaining any business advantage.

        We operate in many parts of the world that experience high levels of corruption, and our business brings us in frequent contact with foreign officials. Our compliance policies and programs mandate compliance with all applicable anti-corruption laws but may not be completely effective in ensuring our compliance. Our training and compliance program and our internal control policies and procedures may not always protect us from violations committed by our employees or agents. Actual or alleged violations of these laws could disrupt our business and cause us to incur significant legal expenses, and could result in a material adverse effect on our reputation, business, results of operations, financial condition and liquidity. If we are found to be liable for FCPA or other anti-bribery law violations due to our own acts or omissions or due to the acts or omissions of others (including our joint venture partners, agents or other third party representatives), we could suffer from severe civil and criminal penalties or other sanctions, which could materially harm our reputation, business, results of operations financial condition and liquidity. Separately, we may face competitive disadvantages if our competitors are able to secure business, licenses or other advantages by making payments or using other methods that are prohibited by U.S. and international laws and regulations.

        We also are subject to other laws and regulations governing our operations, including regulations administered by the U.S. Department of Treasury's Office of Foreign Asset Control and various non-U.S. government entities, including applicable export control regulations, economic sanctions on countries and persons and customs requirements. Trade control laws are complex and constantly changing. Our compliance policies and programs increase our cost of doing business and may not work effectively to ensure our compliance with trade control laws. If we undergo an investigation of potential violations of trade control laws by U.S. or foreign authorities or if we fail to comply with these laws, we may incur significant legal expenses or be subject to criminal and civil penalties and other sanctions and remedial measures, which could have a material adverse impact on our reputation, business, results of operations, financial condition and liquidity.

Tax legislation and administrative initiatives or challenges to our tax positions could adversely affect our results of operations and financial condition.

        We operate in locations throughout the United States and internationally and, as a result, we are subject to the tax laws and regulations of U.S. federal, state, local and foreign governments. From time to time, various legislative or administrative initiatives may be proposed that could adversely affect our tax positions. There can be no assurance that our tax provision or tax payments will not be adversely affected by these initiatives. In addition, international, U.S. federal, state and local tax laws and regulations are extremely complex and subject to varying interpretations. There can be no assurance that our tax positions will not be challenged by relevant tax authorities or that we would be successful in any such challenge.

U.S. federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews of such activities could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells, and adversely affect demand for our products and services.

        Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil, from dense subsurface rock formations. Hydraulic fracturing involves the injection of water, sand or alternative proppant and chemicals under pressure into target geological formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing is typically regulated by state agencies, but recently, there has been increased public concern regarding an alleged potential for hydraulic fracturing to adversely affect drinking water supplies, and proposals have been made to enact separate U.S. federal, state and local legislation that would increase the regulatory burden imposed on hydraulic fracturing.

        For example, at the U.S. federal level, the EPA issued an Advance Notice of Proposed Rulemaking to collect data on chemicals used in hydraulic fracturing operations under Section 8 of the Toxic Substances Control Act, and announced its intention to propose regulations under the CWA by sometime in 2015 governing wastewater discharges from hydraulic fracturing and certain other natural gas operations. In addition, the EPA is conducting a study of the potential impacts of hydraulic fracturing activities on water resources and a draft final report is anticipated sometime in 2015 for peer review and public comment. The results of this study or similar governmental review could spur initiatives to regulate hydraulic fracturing under the SDWA or otherwise. Also, the U.S. Department of the Interior published a revised proposed rule on May 16, 2013, that would update exiting regulation of hydraulic fracturing activities on U.S. federal lands, including requirements for chemical disclosure, wellbore integrity and handling of flowback water.

        At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure, and well construction requirements on hydraulic fracturing activities. For example in May 2013, the Texas Railroad Commission adopted new rules governing well casing, cementing and other standards for ensuring that hydraulic fracturing operations do not contaminate nearby water resources. Local governments may also seek to adopt ordinances within their jurisdictions regulating the time, place and manner of, or prohibiting the performance of, drilling activities in general or hydraulic fracturing activities in particular. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where our natural gas exploration and production customers operate, those customers could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development or production activities and perhaps even be precluded from drilling wells. Any such restrictions could reduce demand for our products and services, and as a result could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to a variety of governmental regulations; failure to comply with these regulations may result in administrative, civil and criminal enforcement measures and changes in these regulations could increase our costs or liabilities.

        We are subject to a variety of U.S. federal, state, local and international laws and regulations relating to, for example, the environment, safety and health, export controls, currency exchange, labor and employment and taxation. Many of these laws and regulations are complex, change frequently, are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase over time. Failure to comply with these laws and regulations may result in a variety of administrative, civil and criminal enforcement measures, including assessment of monetary penalties, imposition of remedial requirements and issuance of injunctions as to future compliance. From time to time, as part of our operations, including newly acquired operations, we may be subject to compliance audits by regulatory authorities in the various countries in which we operate.

        Environmental laws and regulations may, in certain circumstances, impose strict liability for environmental contamination, which may render us liable for remediation costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior owners or operators or other third parties. In addition, where contamination may be present, it is not uncommon for neighboring land owners and other third parties to file claims for personal injury, property damage and recovery of response costs. Remediation costs and other damages arising as a result of environmental laws and regulations, and costs associated with new information, changes in existing environmental laws and regulations or the adoption of new environmental laws and regulations could be substantial and could negatively impact our financial condition, profitability and results of operations. Moreover, failure to comply with these environmental laws and regulations may result in the imposition of administrative, civil and criminal penalties and the issuance of injunctions delaying or prohibiting operations.

        We may need to apply for or amend facility permits or licenses from time to time with respect to storm water or wastewater discharges, waste handling, or air emissions relating to manufacturing activities or equipment operations, which subjects us to new or revised permitting conditions that may be onerous or costly to comply with. In addition, certain of our customer service arrangements may require us to operate, on behalf of a specific customer, petroleum storage units such as underground tanks or pipelines and other regulated units, all of which may impose additional compliance and permitting obligations.

        We conduct operations at facilities in a wide variety of locations in the U.S. and internationally. The operations at many of these facilities require environmental permits or other authorizations. Additionally, natural gas compressors and other equipment at some of our customers' facilities require individual air permits or general authorizations to operate under various air regulatory programs established by rule or regulation. These permits and authorizations may contain numerous compliance requirements, including monitoring and reporting obligations and operational restrictions, such as emission limits. Given the large number of facilities in which we operate, and the numerous environmental permits and other authorizations that are applicable to our operations, we may occasionally identify or be notified of technical violations of certain requirements existing in various permits or other authorizations. Occasionally, we have been assessed penalties for our non-compliance, and we could be subject to such penalties in the future.

        We routinely deal with natural gas, oil and other petroleum products. Hydrocarbons or other hazardous substances or wastes may have been disposed or released on, under or from properties used by us to provide contract operations services or inactive compression storage or on or under other locations where such substances or wastes have been taken for disposal. These properties may be subject to investigatory, remediation and monitoring requirements under environmental laws and regulations.

        The modification or interpretation of existing environmental laws or regulations, the more vigorous enforcement of existing environmental laws or regulations, or the adoption of new environmental laws or regulations may also negatively impact oil and natural gas exploration and production, gathering and pipeline companies, including our customers, which in turn could have a negative impact on us.

Risks Relating to the Spin-Off

We may not realize some or all of the benefits we expect to achieve from our separation from Exterran Holdings.

        The expected benefits from our separation from Exterran Holdings include the following:

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  focusing on profitable growth in strategic markets and positioning us and our shareholders to benefit from the continued build-out of the global energy infrastructure and the redevelopment currently underway in North America;

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  in our international services businesses, relatively stable cash flows due to our exposure to the production phase of oil and gas development, as compared to drilling and completion related energy service and product providers;

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  limited capital expenditures in our product sales business;

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  financial flexibility to enable investment in value-creating contract operations projects; and

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  expanding our potential product sales customer base to include companies in the U.S. contract compression business that have historically been Exterran Holdings' competitors.

        We may not achieve the anticipated benefits from our separation for a variety of reasons. For example, we may be unsuccessful in executing our strategy of expanding our product sales customer base to include competitors of Exterran Holdings because these prospective customers may have long-standing relationships with existing providers of similar products or services. Moreover, the process of separating our business from Exterran Holdings and operating as an independent public company may distract our management from focusing on our business and strategic priorities. In addition, we may not be able to issue debt or equity on terms acceptable to us or at all. The availability of shares of our common stock for use as consideration for acquisitions also will not ensure that we will be able to successfully pursue acquisitions or that any acquisitions will be successful. Moreover, even with equity compensation tied to our business we may not be able to attract and retain employees as desired. We also may not fully realize the anticipated benefits from our separation if any of the matters identified as risks in this "Risk Factors" section were to occur. If we do not realize the anticipated benefits from our separation for any reason, our business may be materially adversely affected.

The combined value of Exterran Holdings and SpinCo shares after the spin-off may not equal or exceed the value of Exterran Holdings shares prior to the spin-off.

        After the spin-off, Exterran Holdings common stock will continue to be listed and traded on the NYSE under the symbol "                ." We expect to list our common stock on a national stock exchange under the symbol "                ." We cannot assure you that the combined trading prices of Exterran Holdings common stock and our common stock after the spin-off, as adjusted for any changes in the combined capitalization of these companies, will be equal to or greater than the trading price of Exterran Holdings common stock prior to the spin-off. Until the market has fully evaluated the business of Exterran Holdings without the international services and product sales businesses, the price at which Exterran Holdings common stock trades may fluctuate significantly. Similarly, until the market has fully evaluated our company, the price at which our common stock trades may fluctuate significantly.

A large number of our shares are or will be eligible for future sale, which may cause the market price for our common stock to decline.

        Upon completion of the spin-off, we expect that we will have an aggregate of approximately                shares of our common stock outstanding, based on the number of shares of Exterran Holdings common stock expected to be outstanding as of the record date. All of those shares (other than those held by our "affiliates") will be freely tradable without restriction or registration under the Securities Act of 1933, as amended. Shares held by our affiliates, which include our directors and executive officers, can be sold subject to volume, manner of sale and notice provisions under Rule 144. We estimate that our directors and executive officers, who may be considered "affiliates" for purposes of Rule 144, will beneficially own approximately                shares of our common stock immediately following the distribution. We are unable to predict whether large amounts of our common stock will be sold in the open market following the spin-off. We are also unable to predict whether a sufficient number of buyers will be in the market at that time. In addition, other Exterran Holdings shareholders may sell the shares of our common stock they receive in the distribution for various reasons. For example, such shareholders may not believe our business profile or level of market capitalization as an independent company fits their investment objectives. A change in the level of analyst coverage following the spin-off could also negatively impact demand for our shares. The sale of significant amounts of our common stock or the perception in the market that this will occur may lower the market price of our common stock.

Our historical combined and pro forma financial information may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

        The historical combined and pro forma financial information that we have included in this information statement has been derived from Exterran Holdings' accounting records and may not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent, stand-alone entity during the periods presented or those that we will achieve in the future. Exterran Holdings did not account for us, and we were not operated, as a separate, stand-alone company for the historical periods presented. The costs and expenses reflected in our historical financial information include an allocation for certain corporate functions historically provided by Exterran Holdings, including expense allocations for: (1) certain corporate functions historically provided by Exterran Holdings, including, but not limited to finance, legal, risk management, tax, treasury, information technology, human resources, and certain other shared services, (2) certain employee benefits and incentives and (3) share-based compensation, that may be different from the comparable expenses that we would have incurred had we operated as a stand-alone company. These expenses have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated based on estimated time spent by Exterran Holdings personnel, a pro-rata basis of revenues, headcount or other relevant measures of our business and Exterran Holdings and its subsidiaries. We have not adjusted our historical combined financial information to reflect changes that will occur in our cost structure and operations as a result of our transition to becoming a stand-alone public company, including increased costs associated with an independent board of directors, SEC reporting and the requirements of the national stock exchange on which our common stock will be traded. Therefore, our historical financial information may not necessarily be indicative of what our financial position, results of operations or cash flows will be in the future. We based the pro forma adjustments on available information and assumptions we believe are reasonable; however, our assumptions may prove not to be accurate. In addition, our unaudited pro forma combined financial statements may not give effect to various ongoing additional costs we may incur in connection with being an independent public company. Accordingly, our unaudited pro forma combined financial information does not reflect what our financial condition, results of operations or cash flows would have been as an independent public company and is not necessarily indicative of our future financial condition or future results of operations. For additional information, please read "Selected Historical Combined Financial Data," "Unaudited Pro Forma Condensed Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and related notes included elsewhere in this information statement.

Our costs will increase as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

        We have historically operated our businesses as part of a public company. As a stand-alone public company, we will incur additional legal, accounting, compliance and other expenses that we have not incurred historically. After the spin-off, we will become obligated to file with the SEC annual and quarterly information and other reports that are specified in Section 13 and other sections of the Exchange Act. We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we will also become subject to other reporting and corporate governance requirements, including certain requirements of the national stock exchange on which our common stock will be traded, and certain provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and the regulations promulgated thereunder, which will impose significant compliance obligations upon us.

        We are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to comply with evolving laws, regulations and standards in this regard are likely to result in increased administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements and implementing them could materially adversely affect our business, results of operations and financial condition. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the national stock exchange on which our common stock will be traded. Any such action could harm our reputation and the confidence of investors and customers in our company and could materially adversely affect our business and cause our share price to fall.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the spin-off and may strain our resources.

        Our businesses have historically been operated as part of Exterran Holdings. Therefore, we have not been subject to separate reporting requirements. Following the spin-off, we will utilize our own resources and personnel to meet reporting and other obligations under the Exchange Act, including the requirements of Section 404 of Sarbanes-Oxley, which will require, beginning with the filing of our Annual Report on Form 10-K for the year ending December 31, 2016, annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm expressing an opinion on the effectiveness of our internal control over financial reporting. In addition, we will be required to file periodic reports with the SEC under the Exchange Act. These obligations will place significant demands on our management and administrative and operational resources, including accounting resources.

        To comply with these requirements, we anticipate that we may need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these steps and, among other things, directors and officers liability insurance, director fees, SEC reporting, transfer agent fees, increased auditing and legal fees and similar expenses, which expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial condition and results of operations.

Following the spin-off, we and Exterran Holdings will be subject to certain noncompetition restrictions, which may limit our ability to grow our business.

        In connection with the spin-off, we will enter into a separation and distribution agreement with Exterran Holdings that we expect will contain certain noncompetition provisions addressing restrictions for a limited period of time after the spin-off on our ability to provide contract operations services in the United States and on Exterran Holdings' ability to provide contract operations services outside of the United States and product sales to customers worldwide, subject to certain exceptions. These restrictions limit our ability to attract new contract operations customers in the U.S., which will limit our ability to grow our business.

        In addition, if we are unable to enforce the limitations on Exterran Holdings' ability to provide certain contract operations and fabrication services, we may lose prospective customers to Exterran Holdings, which could cause our results of operations and cash flows to suffer.

Following the spin-off, we will provide Exterran Holdings with certain services under the transition services agreement that may require us to divert resources from our business, which in turn may negatively impact our business, financial condition and results of operations.

        In connection with the completion of the spin-off, we and Exterran Holdings will enter into a transition services agreement under which Exterran Holdings will compensate us for the provision of various administrative services and assets to Exterran Holdings for specified periods beginning on the distribution date. The personnel performing services for Exterran Holdings under the transition services agreement will be employees and/or independent contractors of ours. In the course of performing our obligations under the transition services agreements, we will allocate certain of our resources, including assets, facilities, equipment and the time and attention of our management and personnel for the benefit of Exterran Holdings' business and not ours, which may negatively impact our business, financial condition and results of operations. Please read "Relationship with Exterran Holdings After the Spin-Off—Agreements Between Exterran Holdings and Us—Transition Services Agreement."

For a period of    years following the spin-off, Exterran Holdings will provide installation, start-up, commissioning and other services to us or our customers on our behalf.

        Historically, we have had access to field technicians employed by Exterran Holdings to perform the installation and other services we require. We will, in certain cases, for a period of    years, rely on some of Exterran Holdings' technicians to provide installation, start-up, commissioning and other services to us or our customers on our behalf pursuant to the services agreement we will enter into with Exterran Holdings on arm's length terms in connection with the spin-off. If Exterran Holdings is unable satisfy its obligations to us or on our behalf under our commercial agreements with our customers for any reason, we may be unable to provide services required by our customers who purchase our products and therefore our sales and revenues may decline and our financial condition, results of operations and cash flows. In addition, should the services provided by Exterran Holdings not meet our standards or the standards of our customers, we may be subject to claims by our customers relating to damages incurred in connection with any such substandard performance. These claims could cause increased expenses and harm our reputation, which could negatively impact our financial condition, results of operations and cash flows.

Following the spin-off, we will provide Exterran Holdings with certain fabricated products, including compressors, and we will depend on Exterran Holdings for a significant amount of our product sales revenues.

        After completion of the spin-off, Exterran Holdings will initially be one of our largest customers and is expected to generate significant product sales revenues for us. Therefore, we will be indirectly subject to the operational and business risks of Exterran Holdings. If Exterran Holdings is unable to satisfy its obligations or reduces its demand under our commercial agreements for any reason, our revenues would decline and our financial condition, results of operations and cash flows could be adversely affected. Further, we have no control over Exterran Holdings, and Exterran Holdings may elect to pursue a business strategy that does not favor us or our business.

Several members of our board and management may have conflicts of interest because of their ownership of shares of common stock of and/or equity interests in Exterran Holdings.

        Following the spin-off, several members of our board and management will continue to own shares of common stock of Exterran Holdings and/or hold equity awards covering shares of common stock of Exterran Holdings because of their prior relationships with Exterran Holdings. This share and equity award ownership could create, or appear to create, potential conflicts of interest when our directors and executive officers are faced with decisions that could have different implications for our company and Exterran Holdings. Please read "Management."

We may increase our debt or raise additional capital in the future, which could affect our financial condition, may decrease our profitability or could dilute our shareholders.

        We may increase our debt or raise additional capital in the future, subject to restrictions in our debt agreements. If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require more financing. However, debt or equity financing may not be available to us on terms acceptable to us, if at all. If we incur additional debt or raise equity through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations than we currently have. If we raise funds through the issuance of additional equity, your ownership in us would be diluted. If we are unable to raise additional capital when needed, it could affect our financial health, which could negatively affect your investment in us.

We will be subject to continuing contingent liabilities of Exterran Holdings following the spin-off.

        After the spin-off, there will be several significant areas where the liabilities of Exterran Holdings may become our obligations. For example, under the Code and the related rules and regulations, each corporation that was a member of the Exterran Holdings consolidated United States federal income tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the distribution is jointly and severally liable for the United States federal income tax liability of the entire Exterran Holdings consolidated tax reporting group for that taxable period. In connection with the spin-off, we intend to enter into a tax sharing agreement with Exterran Holdings that will allocate the responsibility for prior period taxes of the Exterran Holdings consolidated tax reporting group between us and Exterran Holdings. See "Relationship with Exterran Holdings After the Spin-Off—Agreements Between Exterran Holdings and Us—Tax Sharing Agreement." However, if Exterran Holdings is unable to pay any prior period taxes for which it is responsible, we could be required to pay the entire amount of such taxes.

If the distribution does not qualify as a transaction that is tax-free for U.S. federal income tax purposes, we, Exterran Holdings and our shareholders could be subject to significant tax liability and, in certain circumstances, we could be required to indemnify Exterran Holdings for material taxes pursuant to indemnification obligations under the tax sharing agreement.

        If the internal distribution and/or the distribution is determined to be taxable for U.S. federal income tax purposes, then we, Exterran Holdings and/or our shareholders could be subject to significant tax liability. Exterran Holdings expects to obtain an opinion of Latham & Watkins LLP substantially to the effect that, for U.S. federal income tax purposes, (i) the internal distribution should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, and (ii) the distribution should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, subject to certain qualifications and limitations. Accordingly, for U.S. federal income tax purposes, Exterran Holdings should not recognize any material gain or loss and you generally should recognize no gain or loss or include any amount in taxable income (other than with respect to cash received in lieu of fractional shares) as a result of the spin-off.

        Notwithstanding the opinion, the Internal Revenue Service (the "IRS") could determine on audit that the spin-off should be treated as a taxable transaction if it determines that any of the facts, assumptions, representations or undertakings we or Exterran Holdings have made is not correct or has been violated, or that the spin-off should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the distribution. If the distribution ultimately is determined to be taxable, the distribution could be treated as a taxable dividend or capital gain to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liabilities. In addition, Exterran Holdings would recognize gain in an amount equal to the excess of the fair market value of shares of our common stock distributed to Exterran Holdings shareholders on the distribution date over Exterran Holdings' tax basis in such shares of our common stock. Moreover, Exterran Holdings could incur significant United States federal income tax liabilities if it is ultimately determined that the internal distribution is taxable.

        Under the terms of the tax sharing agreement that we intend to enter into with Exterran Holdings in connection with the distribution, if the distribution were determined to be taxable, we may be responsible for all taxes imposed on Exterran Holdings as a result thereof if such determination was the result of actions taken after the distribution by or in respect of us, any of our affiliates or our shareholders. Such tax amounts could be significant. For a more detailed discussion, see "Relationship with Exterran Holdings After the Spin-Off—Agreements Between Exterran Holdings and Us—Tax Sharing Agreement."

The transaction agreements limit our ability to take certain actions, including certain strategic transactions, if we do not remove Exterran Holdings as a party under certain of our contracts.

        Exterran Holdings is a party to certain of our contracts. Pursuant to the separation and distribution agreement, we will agree to use our commercially reasonable efforts to remove Exterran Holdings as party to these contracts. In the event that we are unable to remove Exterran Holdings as a party, we expect to indemnify Exterran Holdings for any liabilities relating to such contracts.

We might not be able to engage in desirable strategic transactions and equity issuances following the distribution because of certain restrictions relating to requirements for tax-free distributions.

        Our ability to engage in significant equity transactions could be limited or restricted after the distribution in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the distribution. Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate-level taxable gain to Exterran Holdings under Section 355(e) of the Code if there is a 50% or greater change in ownership, by vote or value, of shares of our stock,

Exterran Holdings' stock or the stock of a successor of either occurring as part of a plan or series of related transactions that includes the distribution. Any acquisitions or issuances of our stock or Exterran Holdings' stock within two years after the distribution are generally presumed to be part of such a plan, although we or Exterran Holdings may be able to rebut that presumption.

        Under the tax sharing agreement that we intend to enter into with Exterran Holdings, we will be prohibited from taking or failing to take any action that prevents the distribution from being tax-free. Further, during the two-year period following the distribution, without obtaining the consent of Exterran Holdings, a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm, we may be prohibited from taking certain specified actions that could impact the treatment of the distribution.

        These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. Moreover, the tax sharing agreement also may provide that we are responsible for any taxes imposed on Exterran Holdings or any of its affiliates as a result of the failure of the distribution to qualify for favorable treatment under the Code if such failure is attributable to certain actions taken after the distribution by or in respect of us, any of our affiliates or our shareholders. See "The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off."

Third parties may seek to hold us responsible for liabilities of Exterran Holdings that we did not assume in our agreements.

        Third parties may seek to hold us responsible for retained liabilities of Exterran Holdings. Under our agreements with Exterran Holdings, Exterran Holdings will agree to indemnify us for claims and losses relating to these retained liabilities. However, if those liabilities are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from Exterran Holdings.

Our prior and continuing relationship with Exterran Holdings exposes us to risks attributable to businesses of Exterran Holdings.

        Exterran Holdings is obligated to indemnify us for losses that a party may seek to impose upon us or our affiliates for liabilities relating to the business of Exterran Holdings that are incurred through a breach of the separation and distribution agreement or any ancillary agreement by Exterran Holdings or its affiliates other than us, or losses that are attributable to Exterran Holdings in connection with the spin-off or are not expressly assumed by us under our agreements with Exterran Holdings. Immediately following the spin-off, any claims made against us that are properly attributable to Exterran Holdings in accordance with these arrangements would require us to exercise our rights under our agreements with Exterran Holdings to obtain payment from Exterran Holdings. We are exposed to the risk that, in these circumstances, Exterran Holdings cannot, or will not, make the required payment.

The spin-off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

        The spin-off is subject to review under various state and federal fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or an entity vested with the power of such creditor (including without limitation a trustee or debtor-in-possession in a bankruptcy by us or Exterran Holdings or any of our respective subsidiaries) were to determine that Exterran Holdings or any of its subsidiaries did not receive fair consideration or reasonably equivalent value for distributing our common stock or taking other action as part of the spin-off, or that we or any of our subsidiaries did not receive fair consideration or reasonably equivalent value for incurring indebtedness, including the new debt incurred by us in connection with the spin-off, transferring assets or taking other action as part of the spin-off and, at the time of such action, we, Exterran Holdings or any of our respective subsidiaries (i) was insolvent or would be rendered insolvent, (ii) lacked reasonably sufficient capital to carry on its business and all business in which it intended to engage or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then such court could void the spin-off as a constructive fraudulent transfer. If such court made this determination, the court could impose a number of different remedies, including without limitation, voiding our liens and claims against Exterran Holdings, or providing Exterran Holdings with a claim for money damages against us in an amount equal to the difference between the consideration received by Exterran Holdings and the fair market value of our company at the time of the spin-off.

        The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities) or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that we, Exterran Holdings or any of our respective subsidiaries were solvent at the time of or after giving effect to the spin-off, including the distribution of our common stock.

        Under the separation and distribution agreement, from and after the spin-off, each of Exterran Holdings and we will be responsible for the debts, liabilities and other obligations related to the business or businesses which it owns and operates following the consummation of the spin-off. Although we do not expect to be liable for any such obligations not expressly assumed by us pursuant to the separation and distribution agreement, it is possible that a court would disregard the allocation agreed to between the parties, and require that we assume responsibility for obligations allocated to Exterran Holdings, particularly if Exterran Holdings were to refuse or were unable to pay or perform the subject allocated obligations. Please read "Relationship with Exterran Holdings After the Spin-Off—Agreements Between Exterran Holdings and Us—Separation and Distribution Agreement."

Risks Relating to Ownership of Our Common Stock

No market currently exists for our common stock. We cannot assure you that an active trading market will develop for our common stock.

        Prior to the completion of the spin-off, there has been no public market for shares of our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the national stock exchange on which our common stock will be traded or otherwise, or how liquid that market might become. If an active market does not develop, you may have difficulty selling any shares of our common stock that you receive in the spin-off.

The market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the spin-off.

        The market price of our stock may be influenced by many factors, some of which are beyond our control, including those described above in "—Risks Relating to Our Business" and the following:

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  the failure of securities analysts to cover our common stock after the spin-off or changes in financial estimates by analysts;

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  the inability to meet the financial estimates of analysts who follow our common stock;

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  strategic actions by us or our competitors;

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  announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

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  variations in our quarterly operating results and those of our competitors;

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  general economic and stock market conditions;

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  risks relating to our business and our industry, including those discussed above;

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  changes in conditions or trends in our industry, markets or customers;

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  cyber-attacks or terrorist acts;

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  future sales of our common stock or other securities; and

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  investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives.

        As a result of these factors, holders of our common stock may not be able to resell their shares at or above the initial market price following the spin-off or may not be able to resell them at all. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. For these reasons, investors should not rely on recent trends in the price of Exterran Holdings' common stock to predict the future price of our common stock or our financial results.

The trading market for our common stock and our stock price will be influenced from coverage by, and the recommendations of, securities or industry analysts, and unfavorable or insufficient coverage could cause our stock price to decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. In addition, if we fail to meet the expectations of these analysts or if one or more of these analysts change their recommendations regarding our stock or our business, our stock price may decline.

Although Exterran Holdings has paid dividends on its common stock in the past, we cannot assure you that we will pay dividends on our common stock, and our indebtedness could limit our ability to pay dividends on our common stock.

        Following the spin-off, we intend to commence the payment of cash dividends on our common stock, subject to our compliance with applicable law. The declaration and amount of all dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors the board of directors deems relevant. In addition, our ability to pay dividends on our common stock is limited by covenants in our debt agreements. Future agreements may also limit our ability to pay dividends, and we may incur incremental taxes in the U.S. if we repatriate foreign earnings to pay such dividends. Please read "Dividend Policy," "Description of Material Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Income Taxes." We cannot provide assurance that we will declare or pay dividends in any particular amounts or at all in the future. A decision not to pay dividends or a reduction in our dividend payments in the future could have a negative effect on our stock price.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this information statement constitute forward-looking statements. These statements relate to future events or our future performance. All statements other than statements of historical fact contained in this information statement may be and include, without limitation, statements regarding our business growth strategy and projected costs; future financial position; the sufficiency of available cash flows to fund continuing operations; the expected amount of our capital expenditures; anticipated cost savings, future revenue, gross margin and other financial or operational measures related to our business and our primary business segments; the future value of our equipment; and plans and objectives of our management for our future operations. You can identify many of these statements by looking for words such as "believe," "expect," "intend," "project," "anticipate," "estimate," "will continue" or similar words or the negative thereof.

        Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this information statement. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to be correct. Known material factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include the factors discussed in "Risk Factors" included elsewhere in this information statement, as well as the following risks and uncertainties:

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  conditions in the oil and natural gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas, which could cause a decline in the demand for our natural gas compression and oil and natural gas production and processing equipment and services;

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  our reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies;

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  our reliance on Exterran Holdings for a significant amount of our product sales revenues and our ability to secure new product sales customers;

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  changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, kidnappings, violence associated with drug cartels, legislative changes and the expropriation, confiscation or nationalization of property without fair compensation;

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  changes in currency exchange rates, including the risk of currency devaluations by foreign governments, and restrictions on currency repatriation;

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  the inherent risks associated with our operations, such as equipment defects, malfunctions and natural disasters;

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  the risk that counterparties will not perform their obligations under our financial instruments;

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  the financial condition of our customers;

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  our ability to timely and cost-effectively obtain components necessary to conduct our business;

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  employment and workforce factors, including our ability to hire, train and retain key employees;

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  our ability to implement certain business and financial objectives, such as:

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  winning profitable new business;

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  timely and cost-effective execution of projects;

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  enhancing our asset utilization, particularly with respect to our fleet of compressors;

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    integrating acquired businesses;

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    generating sufficient cash; and

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    accessing the capital markets at an acceptable cost;

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  liability related to the use of our products and services;

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  changes in governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; and

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  our level of indebtedness and ability to fund our business.

        All forward-looking statements included in this information statement are based on information available to us on the date of this report. Neither we or Exterran Holdings undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this report.

 THE SPIN-OFF

General

        The board of directors of Exterran Holdings regularly reviews the various operations conducted by Exterran Holdings to ensure that resources are deployed and activities are pursued in the best interest of its shareholders. On November 17, 2014, Exterran Holdings announced that its board of directors had approved in principle a plan involving the pro rata distribution of all of our shares of common stock to Exterran Holdings' shareholders in a distribution intended to be tax-free to us and such shareholders for U.S. federal income tax purposes (other than with respect to any cash received in lieu of fractional shares). The spin-off is subject to, among other things, final approval by the Exterran Holdings board of directors and the conditions described below under "—Spin-Off Conditions and Termination."

        We are currently a wholly owned subsidiary of Exterran Holdings. Following the completion of the spin-off, we expect to own the assets and are obligated on the liabilities comprising Exterran Holdings' international services and product sales businesses.

        Exterran Holdings will accomplish our separation through a pro rata distribution of 100% of our outstanding common stock to Exterran Holdings' shareholders, which we refer to as the distribution, on                , 2015, the distribution date. As a result of the spin-off, each holder of Exterran Holdings common stock as of 5:00 p.m., New York City time, on        , 2015, the record date, will be entitled to:

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  receive one share of our common stock for every                shares of Exterran Holdings common stock owned by such holder; and

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  retain such holder's shares of Exterran Holdings common stock.

        Exterran Holdings shareholders will not be required to pay for shares of our common stock received in the spin-off or to surrender or exchange shares of Exterran Holdings common stock in order to receive our common stock or to take any other action in connection with the spin-off. No vote of Exterran Holdings shareholders will be required or sought in connection with the spin-off, and Exterran Holdings shareholders will have no appraisal rights in connection with the spin-off.

Reasons for the Spin-Off

        Exterran Holdings' board and management team believe that there are significant expected benefits to the simplified, separate companies resulting from this transaction, including:

  •
  with respect to Exterran Holdings:

  •
  a focus on growing the U.S. services businesses, including organic growth, third party acquisitions and sales by Exterran Holdings of additional U.S. contract operations assets over time to Exterran Partners;

  •
  relatively stable cash flows and a focus on its fee-based natural gas contract compression business;

  •
  lower debt and capital requirements expected to return a high percentage of cash flow to shareholders in the form of a dividend;

  •
  a pure-play yield investment opportunity with significant exposure to the U.S. energy infrastructure redevelopment;

  •
  opportunities to pursue acquisitions with potentially more highly valued equity currency;

  •
  a narrowing of industry focus that may potentially provide more extensive and more specialized equity research coverage; and

    •
    the ability to be valued on a dividend yield basis, consistent with other publicly traded general partners, unlocking value for shareholders.

  •
  with respect to us:

  •
  a focus on profitable growth in strategic markets and positioning us and our shareholders to benefit from the continued build-out of the global energy infrastructure and the redevelopment currently underway in the U.S.;

  •
  in our international services businesses relatively stable cash flows due to our exposure to the production phase of oil and gas development, as compared to drilling and completion related energy service and product providers;

  •
  limited capital expenditures in our product sales business;

  •
  financial flexibility to enable investment in value-creating contract operations projects; and

  •
  the opportunity to expand our potential product sales customer base to include companies in the U.S. contract compression business that have historically been Exterran Holdings' competitors.

Results of the Spin-Off

        After the spin-off, we will be an independent public company. Immediately following the spin-off, we expect that approximately         million shares of our common stock will be issued and outstanding, based on the number of shares of Exterran Holdings common stock outstanding on        , 2015. The actual number of shares of our common stock to be distributed will be determined based on the number of shares of Exterran Holdings common stock outstanding as of the record date. We also expect to have approximately                shareholders of record, based on the number of shareholders of record of Exterran Holdings common stock on        , 2015.

        We and Exterran Holdings will enter into a number of agreements that govern the spin-off and our future relationship. For a more detailed description of these agreements, please read "Relationship with Exterran Holdings After the Spin-Off—Agreements Between Exterran Holdings and Us."

        You will not be required to make any payment for the shares of our common stock you receive, nor will you be required to surrender or exchange your shares of Exterran Holdings common stock or take any other action in order to receive the shares of our common stock to which you are entitled. The spin-off will not affect the number of outstanding shares of Exterran Holdings common stock or any rights of Exterran Holdings shareholders, although it will affect the market value of the outstanding Exterran Holdings common stock.

Manner of Effecting the Spin-Off

        The general terms and conditions relating to the spin-off will be set forth in a separation and distribution agreement between Exterran Holdings and us. For a description of the expected terms of that agreement, please read "Relationship with Exterran Holdings After the Spin-Off—Agreements Between Exterran Holdings and Us—Separation and Distribution Agreement." Under the separation and distribution agreement, the spin-off will be effective on the distribution date. As a result of the spin-off, each Exterran Holdings shareholder will be entitled to receive one share of our common stock for every        shares of Exterran Holdings common stock owned on the record date. As discussed under "—Trading of Exterran Holdings Common Stock After the Record Date and Prior to the Distribution," if a holder of record of Exterran Holdings common stock sells those shares in the "regular way" market after the record date and on or prior to the distribution date, that shareholder also will be selling the right to receive shares of our common stock in the spin-off. The distribution will be made in book-entry form. For registered Exterran Holdings shareholders, our transfer agent will credit their shares of our common stock to book-entry accounts established to hold their shares of our common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For shareholders who own Exterran Holdings common stock through a bank or brokerage firm, their shares of our common stock will be credited to their accounts by the bank or broker. Please read "—When and How You Will Receive SpinCo Shares" below. Each share of our common stock that is distributed will be validly issued, fully paid and nonassessable. Holders of shares of our common stock will not be entitled to preemptive rights. Please read "Description of Capital Stock."

When and How You Will Receive SpinCo Shares

        On the distribution date, Exterran Holdings will release        million shares of our common stock for distribution by                                       , the distribution agent. The distribution agent will cause the shares of our common stock to which you are entitled to be registered in your name or in the "street name" of your bank or brokerage firm.

        "Street Name" Holders.    Many Exterran Holdings shareholders hold Exterran Holdings common stock through an account with a bank or brokerage firm. If this applies to you, that bank or brokerage firm is the registered holder that holds the shares on your behalf. For shareholders who hold their shares of Exterran Holdings common stock in an account with a bank or brokerage firm, our common stock distributed to you will be registered in the "street name" of your bank or broker, who in turn will electronically credit your account with the shares of our common stock that you are entitled to receive in the spin-off. We anticipate that banks and brokers will generally credit their customers' accounts with our common stock on or shortly after the distribution date. We encourage you to contact your bank or broker if you have any questions regarding the mechanics of having shares of our common stock credited to your account.

        Registered Holders.    If you are the registered holder of shares of Exterran Holdings common stock and hold your shares of Exterran Holdings common stock either in physical form or in book-entry form, the shares of our common stock distributed to you will be registered in your name and you will become the holder of record of that number of shares of our common stock. Our distribution agent will send you a statement reflecting your ownership of our common stock.

        Direct Registration System.    As part of the spin-off, we will be adopting a direct registration system for book-entry share registration and transfer of our common stock. The shares of our common stock to be distributed in the spin-off will be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates representing your shares will be mailed to you in connection with the spin-off. Under the direct registration system, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in our shares. Following the spin-off, however, holders of record may request physical stock certificates. Contact information for our transfer agent and registrar is provided under "Questions and Answers About the Spin-Off." The distribution agent will begin mailing book-entry account statements reflecting your ownership of shares promptly after the distribution date. You can obtain more information regarding the direct registration system by contacting our transfer agent and registrar.

Treatment of Fractional Shares

        The transfer agent will not deliver any fractional shares of our common stock in connection with the spin-off. Instead, the transfer agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. We anticipate that these sales will occur as soon as practicable after the distribution date. Those holders will then receive a cash payment in the form of a check in an amount equal to their pro rata share of the total net proceeds of those sales. If you physically hold Exterran Holdings stock certificates, your check for any cash that you may be entitled to receive instead of fractional shares of our common stock will be mailed to you separately. We expect that checks will generally be distributed to shareholders within one to two weeks after the distribution date. Broker selling expenses in connection with these sales will be paid by Exterran Holdings.

        It is expected that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures. You should contact your broker or other nominee for additional details.

        None of Exterran Holdings, our company or the transfer agent will guarantee any minimum sale price for the fractional shares of our common stock. Neither we nor Exterran Holdings will pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient shareholders. Please read "—Material U.S. Federal Income Tax Consequences of the Spin-Off."

Market for Our Common Stock

        There is currently no public market for our common stock. A condition to the spin-off is the listing of our common stock on a national stock exchange. We expect to list our common stock on a national stock exchange under the symbol "        ." We anticipate that trading of our common stock will commence on a when-issued basis on or shortly before the record date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and regular way trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. Neither we nor Exterran Holdings can assure you as to the trading price of our common stock after the spin-off or as to whether the trading price of a share of Exterran Holdings common stock after the spin-off plus the trading price of each share of our common stock distributed for        shares of Exterran Holdings common stock will not, in the aggregate, be less than the trading price of a share of Exterran Holdings common stock before the spin-off. The trading price of our common stock is likely to fluctuate significantly, particularly until an orderly market develops. See "Risk Factors—Risks Relating to Ownership of Our Common Stock." In addition, we cannot predict any change that may occur in the trading price or volume of Exterran Holdings' common stock as a result of the spin-off.

Trading of Exterran Holdings Common Stock After the Record Date and Prior to the Distribution

        Beginning on or shortly after the record date and through the distribution date, there will be two concurrent markets in which to trade Exterran Holdings common stock: a regular way market and an ex-distribution market. Shares of Exterran Holdings common stock that trade in the regular way market will trade with an entitlement to shares of our common stock distributed in connection with the spin-off. Shares that trade in the ex-distribution market will trade without an entitlement to shares of our common stock distributed in connection with the spin-off. Therefore, if you owned shares of Exterran Holdings common stock at 5:00 p.m., New York City time, on the record date and sell those shares in the regular way market on or prior to the distribution date, you also will be selling your right to receive the shares of our common stock that would have been distributed to you in connection with the spin-off. If you sell those shares of Exterran Holdings common stock in the ex-distribution market prior to or on the distribution date, you will still receive the shares of our common stock that were to be distributed to you in connection with the spin-off as a result of your ownership of the shares of Exterran Holdings common stock.

        We expect to have approximately        million shares of our common stock outstanding immediately after the spin-off, based upon the number of shares of Exterran Holdings common stock

outstanding on        , 2015. The shares of our common stock distributed to Exterran Holdings shareholders will be freely transferable, except for shares received by persons who may be deemed to be our "affiliates" under the Securities Act of 1933, as amended, or the Securities Act, and except for shares issued as restricted stock under our incentive plan. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with us, and may include some or all of our directors and executive officers. Our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective Registration Statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144.

Treatment of Stock-Based Awards

        The treatment of outstanding Exterran Holdings options and other equity-based compensation awards has not been finally determined, and we will include information regarding such treatment in an amendment to this information statement.

Spin-Off Conditions and Termination

        We expect that the spin-off will be effective on        , 2015, provided that, among other things:

  •
  the SEC has declared effective our Registration Statement on Form 10, of which this information statement is a part, under the Exchange Act, with no stop order in effect with respect to the Form 10, and this information statement has been mailed to Exterran Holdings' shareholders;

  •
  the actions and filings necessary under securities and blue sky laws of the states of the U.S. and any comparable laws under any foreign jurisdictions have been taken and become effective;

  •
  no order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the spin-off is in effect and no other event outside Exterran Holdings' control has occurred or failed to occur that prevents the completion of the spin-off;

  •
  our common stock has been approved for listing on the national stock exchange on which our common stock will be traded, subject to official notice of issuance;

  •
  Exterran Holdings has received an opinion from its tax counsel regarding the tax treatment of the spin-off as of the distribution date (see "—Material U.S. Federal Income Tax Consequences of the Spin-Off" for more information regarding the opinion of tax counsel);

  •
  the separation and distribution agreement and each of the ancillary agreements related to the spin-off have been entered into before the spin-off and have not been materially breached by any party thereto;

  •
  the separation and distribution agreement and each of the ancillary agreements entered into before the spin-off have not been terminated and will not violate, conflict with or result in a breach of any law or any material agreements of Exterran Holdings;

  •
  the contribution of EESLP to SpinCo will have been completed and be effective;

  •
  all material governmental approvals and material consents to be received by Exterran Holdings necessary to consummate the spin-off have been received and continue to be in full force and effect; and

  •
  no other events or developments have occurred that, in the judgment of the board of directors of Exterran Holdings, in its sole and absolute discretion, would result in the spin-off having a material adverse effect on Exterran Holdings or its shareholders.

        Exterran Holdings may waive one or more of these conditions in its sole and absolute discretion, and the determination by Exterran Holdings regarding the satisfaction of these conditions will be conclusive. The fulfillment of these conditions will not create any obligation on Exterran Holdings' part to effect the distribution, and Exterran Holdings has reserved the right to amend, modify or abandon any and all terms of the distribution and the related transactions at any time prior to the distribution date.

Material U.S. Federal Income Tax Consequences of the Spin-Off

        The following is a summary of the material U.S. federal income tax consequences to Exterran Holdings and to U.S. Holders (as defined below) of shares of Exterran Holdings common stock in connection with the spin-off. This summary is based on the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, in effect as of the date hereof, and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

        For purposes of this discussion, a U.S. Holder is a beneficial owner of Exterran Holdings common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

        This summary also does not discuss all tax considerations that may be relevant to holders in light of their particular circumstances, nor does it address the consequences to holders subject to special treatment under the U.S. federal income tax laws, such as:

  •
  dealers or brokers in securities, commodities or currencies;

  •
  tax-exempt organizations;

  •
  banks, insurance companies or other financial institutions;

  •
  mutual funds;

  •
  regulated investment companies and real estate investment trusts;

  •
  a corporation that accumulates earnings to avoid U.S. federal income tax;

  •
  holders who hold individual retirement or other tax-deferred accounts;

  •
  holders who acquired shares of Exterran Holdings common stock pursuant to the exercise of employee stock options or otherwise as compensation;

  •
  holders who own, or are deemed to own, at least 10% or more, by voting power or value, of Exterran Holdings equity;

  •
  holders who hold Exterran Holdings common stock as part of a hedge, appreciated financial position, straddle, constructive sale, conversion transaction or other risk reduction transaction;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  holders who have a functional currency other than the U.S. dollar;

  •
  holders who are subject to the alternative minimum tax; or

  •
  partnerships or other pass-through entities or investors in such entities.

        This summary does not address the U.S. federal income tax consequences to Exterran Holdings shareholders who do not hold shares of Exterran Holdings common stock as a capital asset or to Exterran Holdings shareholders who are not U.S. Holders. Moreover, this summary does not address any state, local or foreign tax consequences or any estate, gift or other non-income tax consequences.

        If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Exterran Holdings common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Exterran Holdings common stock should consult their own tax advisors regarding the tax consequences of the distribution.

        EXTERRAN HOLDINGS SHAREHOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DISTRIBUTION.

  Distribution

        Exterran Holdings expects to obtain an opinion of Latham & Watkins LLP substantially to the effect that, for U.S. federal income tax purposes, (i) the internal distribution should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, and (ii) the distribution should qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, subject to certain qualifications and limitations. Accordingly, for U.S. federal income tax purposes:

  •
  no material gain or loss should be recognized by Exterran Holdings as a result of the internal distribution or the distribution;

  •
  no gain or loss should be recognized by, or be includible in the income of, a U.S. Holder of Exterran Holdings common stock, solely as a result of the receipt of SpinCo common stock in the distribution;

  •
  the aggregate tax basis of the shares of Exterran Holdings common stock and shares of SpinCo common stock in the hands of a U.S. Holder of Exterran Holdings common stock immediately after the distribution should be the same as the aggregate tax basis of the shares of Exterran Holdings common stock held by the holder immediately before the distribution, allocated between the shares of Exterran Holdings common stock and shares of SpinCo common stock, including any fractional share interest for which cash is received, in proportion to their relative fair market values on the date of the distribution;

  •
  the holding period with respect to shares of SpinCo common stock received by a U.S. Holder of Exterran Holdings common stock should include the holding period of its shares of Exterran Holdings common stock; and

  •
  a U.S. Holder of Exterran Holdings common stock who receives cash in lieu of a fractional share of SpinCo common stock in the distribution will be treated as having sold such fractional share for cash and generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such holder's adjusted tax basis in the fractional share. That gain or loss should be long-term capital gain or loss if the holder's holding period for its shares of Exterran Holdings common stock exceeds one year.

        U.S. Treasury regulations generally provide that if a U.S. Holder of Exterran Holdings common stock holds different blocks of Exterran Holdings common stock (generally shares of Exterran Holdings common stock purchased or acquired on different dates or at different prices), the aggregate basis for each block of Exterran Holdings common stock purchased or acquired on the same date and at the same price will be allocated, to the greatest extent possible, between the shares of SpinCo common stock received in the distribution in respect of such block of Exterran Holdings common stock and such block of Exterran Holdings common stock, in proportion to their respective fair market values, and the holding period of the shares of SpinCo common stock received in the distribution in respect of such block of Exterran Holdings common stock will include the holding period of such block of Exterran Holdings common stock, provided that such block of Exterran Holdings common stock was held as a capital asset on the distribution date. If a U.S. Holder of Exterran Holdings common stock is not able to identify which particular shares of SpinCo common stock are received in the distribution with respect to a particular block of Exterran Holdings common stock, for purposes of applying the rules described above, the U.S. Holder may designate which shares of SpinCo common stock are received in the distribution in respect of a particular block of Exterran Holdings common stock, provided that such designation is consistent with the terms of the distribution. Holders of Exterran Holdings common stock are encouraged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

        Holders should note that the opinion that Exterran Holdings expects to receive from Latham & Watkins LLP will be based on certain facts and assumptions, and certain representations and undertakings, from us and Exterran Holdings, and is not binding on the IRS or the courts. If any of the facts, representations, assumptions or undertakings relied upon in the opinion is not correct, is incomplete or has been violated, our ability to rely on the opinion of counsel could be jeopardized. However, we are not aware of any facts or circumstances that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

        If, notwithstanding the conclusions that we expect to be included in the opinion, the distribution is ultimately determined to not qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, Exterran Holdings would recognize a gain in an amount equal to the excess of the fair market value of SpinCo common stock distributed to Exterran Holdings shareholders on the distribution date over Exterran Holding's tax basis in such shares. In addition, each U.S. Holder who receives shares of SpinCo common stock in the distribution would be treated as receiving a taxable distribution in an amount equal to the fair market value of our common stock that was distributed to the holder. Specifically, the full value of our common stock distributed to a U.S. Holder generally would be treated first as a taxable dividend to the extent of the holder's pro rata share of Exterran Holdings' current and accumulated earnings and profits, then as a non-taxable return of capital to the extent of the holder's basis in the Exterran Holdings stock, and finally as capital gain from the sale or exchange of Exterran Holdings stock with respect to any remaining value.

        Moreover, Exterran Holdings could incur significant United States federal income tax liabilities if it is ultimately determined that the internal distribution does not qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code.

        Even if the internal distribution and distribution each otherwise qualifies as a reorganization under Sections 355 and 368(a)(1)(D) of the Code, the spin-off may result in corporate-level taxable gain to Exterran Holdings under Section 355(e) of the Code if there is a 50% or greater change in ownership, by vote or value, of our stock, Exterran Holdings' stock or stock of a successor of either occurring as part of a plan or series of related transactions that includes the distribution. For this purpose, any acquisitions or issuances of Exterran Holdings' stock within two years before the distribution, and any acquisitions or issuances of SpinCo's stock or Exterran Holdings' stock within two years after the distribution, are generally presumed to be part of such a plan, although we or Exterran Holdings may be able to rebut that presumption. If an acquisition or issuance of our stock or Exterran Holdings stock triggers the application of Section 355(e) of the Code, Exterran Holdings would recognize taxable gain as described above and such gain would be subject to U.S. federal income tax.

  Tax Sharing Agreement

        In connection with the distribution, we and Exterran Holdings will enter into a tax sharing agreement pursuant to which we will agree to be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax sharing agreement, in the event the distribution were to fail to qualify as a transaction that is tax-free under Section 355 of the Code (including as a result of Section 355(e) of the Code) and if such failure were the result of actions taken after the distribution by Exterran Holdings or us, the party responsible for such failure would be responsible for all taxes imposed on Exterran Holdings to the extent such taxes result from such actions. For a more detailed discussion, see "Relationship with Exterran Holdings After the Spin-Off—Agreements Between Exterran Holdings and Us—Tax Sharing Agreement." If we are required to indemnify Exterran Holdings and its subsidiaries under the circumstances set forth in the Tax Sharing Agreement, we may be subject to substantial liabilities.

  Information Reporting and Backup Withholding

        U.S. Treasury regulations require certain shareholders who receive stock in a distribution to attach to their U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the distribution. In addition, payments of cash to an Exterran Holdings shareholder in lieu of fractional shares of SpinCo common stock in the distribution may be subject to information reporting and backup withholding (currently at a rate of 28 percent), unless the shareholder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a shareholder's U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

        THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. EACH EXTERRAN HOLDINGS SHAREHOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Reason for Furnishing this Information Statement

        This information statement is being furnished solely to provide information to Exterran Holdings shareholders who will receive shares of our common stock in the spin-off. It is not to be construed as an inducement or encouragement to buy or sell any of our securities or any Exterran Holdings securities. We believe that the information contained in this information statement is accurate as of the date set forth on the front cover. Changes may occur after that date and neither Exterran Holdings nor we undertake any obligation to update the information, except to the extent applicable securities laws require us to do so.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2014 (1) on a historical basis, and (2) on an as adjusted basis to reflect the spin-off and other transactions described under "Unaudited Pro Forma Condensed Combined Financial Statements." This table should be read in conjunction with "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Combined Financial Statements" and our combined financial statements and corresponding notes included elsewhere in this information statement.

        We are providing the capitalization table below for information purposes only. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operating as a separate, independent entity on December 31, 2014 and is not necessarily indicative of our future capitalization or financial condition.

	December 31, 2014
(in thousands)	Historical	As Adjusted
Cash and cash equivalents	$39,361	$

Long-term debt:
Debt arrangements	—
Capital lease obligations	1,107

Total long-term debt (including current maturities)	$1,107	$

Equity(1):
Common stock, par value $0.01 per share; shares authorized, shares issued and outstanding ( as adjusted)	—
Preferred stock, par value $0.01 per share; shares authorized, no shares issued and outstanding	—
Additional paid-in-capital	—
Parent equity	1,435,046
Accumulated other comprehensive income	16,776

Total equity	$1,451,822	$

Total capitalization	$1,452,929	$

(1)
Represents the expected distribution of approximately             million shares of our common stock to holders of Exterran Holdings common stock based on the number of shares of Exterran Holdings common stock outstanding on            , 2015. The actual record date is              , 2015.

 DIVIDEND POLICY

        We intend to evaluate the payment of cash dividends on our common stock and expect to announce our dividend policy prior to the completion of the spin-off. The declaration of any future cash dividends and, if declared, the amount of any such dividends, will be subject to our financial condition, earnings, capital requirements, financial covenants, applicable law and other factors our board of directors deems relevant. In addition, the debt agreements are expected to include restrictions on our ability to pay dividends. Our board of directors may take into account such matters as general business conditions, industry practice, our financial condition and performance, our future prospects, our cash needs and capital investment plans, income tax consequences, applicable law and such other factors as our board of directors may deem relevant. For a discussion of the covenants contained in the debt agreements, please see "Description of Material Indebtedness."

 SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The following tables present the selected financial information of our predecessor's business. The term "predecessor's business" refers to Exterran Holdings' historical international contract operations and global fabrication reporting segments and the international component of Exterran Holdings' aftermarket services reporting segment reflected in its historical financial statements discussed herein and included elsewhere in this information statement. We refer to the global fabrication business currently operated by Exterran Holdings as our product sales business. The balance sheet data as of December 31, 2014 and 2013 and the statements of operations and cash flows for each of the years ended December 31, 2014, 2013 and 2012 are derived from our audited combined financial statements included elsewhere in this information statement. The results from continuing operations for all periods presented exclude the results of our Venezuelan contract operations business and our Canadian Operations. Those results are reflected in discontinued operations for all periods presented.

        The selected historical combined financial information presented below should be read in conjunction with our combined financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement. The financial information may not be indicative of our future performance and does not necessarily reflect the financial position and results of operations we would have realized had we operated as a separate, stand-alone entity during the periods presented, including changes that will occur in our operations as a result of our spin-off from Exterran Holdings.

	Years Ended December 31,
	2014	2013	2012	2011	2010
Statement of Operations Data:
Revenues	$2,172,754	$2,415,473	$2,068,724	$1,840,357	$1,661,735
Gross margin(1)	596,869	583,516	484,606	416,631	475,158
Selling, general and administrative	267,493	264,890	269,812	259,562	246,888
Depreciation and amortization	173,803	140,029	167,499	171,301	200,734
Long-lived asset impairment	3,851	11,941	5,197	352	12,286
Restructuring charges	—	—	3,892	7,131	—
Goodwill impairment	—	—	—	164,813	—
Interest expense	1,905	3,551	5,318	4,373	7,397
Equity in (income) loss of non-consolidated affiliates	(14,553)	(19,000)	(51,483)	471	609
Other (income) expense, net	7,222	(1,966)	5,638	(313)	(10,328)
Provision for income taxes	77,833	97,367	26,226	31,148	19,936
Income (loss) from continuing operations	79,315	86,704	52,507	(222,207)	(2,364)
Income (loss) from discontinued operations, net of tax	73,198	66,149	66,843	(10,105)	40,739
Net income (loss)	152,513	152,853	119,350	(232,312)	38,375
Other Financial Data:
EBITDA, as adjusted(1)	$326,729	$324,905	$216,562	$171,556	$227,480
Capital expenditures:
Contract Operations Equipment:
Growth	$97,931	$36,468	$107,658	$35,846	$83,641
Maintenance	24,377	21,591	22,530	14,369	15,002
Other	35,546	42,136	34,602	32,332	21,901
Balance Sheet Data:
Cash and cash equivalents	$39,361	$35,194	$34,167	$21,454	$43,752
Working capital	481,596	372,186	347,762	356,898	324,395
Property, plant and equipment, net	954,811	965,196	1,031,928	1,007,685	1,099,685
Total assets	2,032,823	1,999,211	2,133,502	2,153,944	2,457,704
Long-term debt	1,107	1,539	—	140	55
Total equity	1,451,822	1,373,904	1,407,394	1,450,828	1,648,095

(1)
Gross margin and EBITDA, as adjusted, are non-GAAP financial measures. Each of these Non-GAAP financial measures is defined, reconciled to net income (loss) and discussed further below under "Non-GAAP Financial Measures."

Non-GAAP Financial Measures

        We define gross margin as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin is included as a supplemental disclosure because it is a primary measure used by our management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations. We believe gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with our selling, general and administrative ("SG&A") activities, the impact of our financing methods and income taxes. Depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity. As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income (loss) as determined in accordance with accounting principles generally accepted in the U.S. ("GAAP"). Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

        Gross margin has certain material limitations associated with its use as compared to net income (loss). These limitations are primarily due to the exclusion of interest expense, depreciation and amortization expense, SG&A expense, impairments and restructuring charges. Each of these excluded expenses is material to our combined statements of operations. Because we intend to finance a portion of our operations through borrowings, interest expense is a necessary element of our costs and our ability to generate revenue. Additionally, because we use capital assets, depreciation expense is a necessary element of our costs and our ability to generate revenue, and SG&A expenses are necessary to support our operations and required corporate activities. To compensate for these limitations, management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of our performance.

        The following table reconciles our net income (loss) to gross margin (in thousands):

	Years Ended December 31,
	2014	2013	2012	2011	2010
Net income (loss)	$152,513	$152,853	$119,350	$(232,312)	$38,375
Selling, general and administrative	267,493	264,890	269,812	259,562	246,888
Depreciation and amortization	173,803	140,029	167,499	171,301	200,734
Long-lived asset impairment	3,851	11,941	5,197	352	12,286
Restructuring charges	—	—	3,892	7,131	—
Goodwill impairment	—	—	—	164,813	—
Interest expense	1,905	3,551	5,318	4,373	7,397
Equity in (income) loss of non-consolidated affiliates	(14,553)	(19,000)	(51,483)	471	609
Other (income) expense, net	7,222	(1,966)	5,638	(313)	(10,328)
Provision for income taxes	77,833	97,367	26,226	31,148	19,936
(Income) loss from discontinued operations, net of tax	(73,198)	(66,149)	(66,843)	10,105	(40,739)

Gross margin	$596,869	$583,516	$484,606	$416,631	$475,158

        We define EBITDA, as adjusted, as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, restructuring charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs and other items. We believe EBITDA, as adjusted, is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization), our subsidiaries' capital structure (non-cash gains or losses from foreign currency exchange rate changes on intercompany obligations), tax consequences, impairment charges, restructuring charges, expensed acquisition costs and other items. Management uses EBITDA, as adjusted, as a supplemental measure to review current period operating performance, comparability measures and performance measures for period to period comparisons. Our EBITDA, as adjusted, may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner.

        EBITDA, as adjusted, is not a measure of financial performance under GAAP, and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA, as adjusted, are significant and necessary components to the operations of our business, and, therefore, EBITDA, as adjusted, should only be used as a supplemental measure of our operating performance.

        The following table reconciles our net income (loss) to EBITDA, as adjusted (in thousands):

	Years Ended December 31,
	2014	2013	2012	2011	2010
Net income (loss)	$152,513	$152,853	$119,350	$(232,312)	$38,375
(Income) loss from discontinued operations, net of tax	(73,198)	(66,149)	(66,843)	10,105	(40,739)
Depreciation and amortization	173,803	140,029	167,499	171,301	200,734
Long-lived asset impairment	3,851	11,941	5,197	352	12,286
Restructuring charges	—	—	3,892	7,131	—
Goodwill impairment	—	—	—	164,813	—
Investment in non-consolidated affiliates impairment	197	—	224	471	609
Proceeds from sale of joint venture assets	(14,750)	(19,000)	(51,707)	—	—
Interest expense	1,905	3,551	5,318	4,373	7,397
(Gain) loss on currency exchange rate remeasurement of intercompany balances	3,614	4,313	7,406	14,174	(6,255)
Gain on sale of our investment in the subsidiary that owns the barge mounted processing plant and other related assets used on the Cawthorne Channel Project	—	—	—	—	(4,863)
Loss on sale of businesses	961	—	—	—	—
Provision for income taxes	77,833	97,367	26,226	31,148	19,936

EBITDA, as adjusted	$326,729	$324,905	$216,562	$171,556	$227,480

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined financial statements have been derived from our historical combined financial statements included in this information statement and are not intended to be a complete presentation of our financial position or results of operations had the transactions contemplated by the spin-off and related agreements occurred as of and for the periods indicated. In addition, the unaudited pro forma condensed combined financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of our future results of operations or financial condition as an independent, publicly traded company. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable, that reflect the expected impacts of events directly attributable to the spin-off and related transaction agreements and that are factually supportable, and for purposes of the statement of operations, are expected to have a continuing impact on us. However, such adjustments are subject to change based on the finalization of the terms of the spin-off and related agreements.

        The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 reflects our results as if the spin-off and related transactions described below had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of December 31, 2014 reflects our financial position as if the spin-off and related transactions described below had occurred as of such date.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with "Capitalization," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Relationships and Related Transactions" and the audited combined financial statements and accompanying notes included elsewhere in this information statement.

        The unaudited pro forma condensed combined financial statements give effect to the following:

  •
  the incurrence of $            million of debt under the debt arrangements and a transfer of $            million of the proceeds from such debt arrangements to Exterran Holdings;

  •
  the impact of the separation and distribution agreement, supply agreement, services agreement, employee matters agreement, tax sharing agreement and transition services agreement between Exterran Holdings and us and the provisions contained therein; and

  •
  the distribution of approximately              million shares of our common stock to Exterran Holdings' shareholders.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands)

	December 31, 2014
	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$39,361	$	(A)	$
Restricted cash	1,490
Accounts receivable, net	398,070
Inventory, net	291,240
Costs and estimated earnings in excess of billings on uncompleted contracts	120,938
Current deferred income taxes	48,890
Other current assets	53,977
Current assets associated with discontinued operations	468

Total current assets	954,434
Property, plant and equipment, net	954,811
Intangible and other assets, net	123,578		(B)

Total assets	$2,032,823	$		$

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, trade	$161,826	$		$
Accrued liabilities	168,577
Deferred revenue	64,820
Billings on uncompleted contracts in excess of costs and estimated earnings	76,277
Current liabilities associated with discontinued operations	1,338

Total current liabilities	472,838
Long-term debt	1,107		(A)(B)
Deferred income taxes	38,180
Long-term deferred revenue	41,591
Other long-term liabilities	26,968
Long-term liabilities associated with discontinued operations	317

Total liabilities	581,001
Commitments and contingencies
Equity:
Parent equity	1,435,046		(C)(D)		—
Accumulated other comprehensive income	16,776
Common stock	—		(D)
Additional paid-in capital	—		(D)

Total equity	1,451,822

Total liabilities and equity	$2,032,823	$		$

See accompanying notes to unaudited pro forma condensed combined financial statements.

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(in thousands)

	Year Ended December 31, 2014
	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Contract operations	$493,853	$		$
Aftermarket services	162,724
Product sales	1,516,177		(E)

Total revenues	$2,172,754	$		$

Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	185,408
Aftermarket services	120,181
Product sales	1,270,296		(E)
Selling, general and administrative	267,493
Depreciation and amortization	173,803
Long-lived asset impairment	3,851
Restructuring charges	—
Interest expense	1,905		(F)
Equity in income of non-consolidated affiliates	(14,553)
Other (income) expense, net	7,222

	2,015,606

Income before income taxes	157,148
Provision for income taxes	77,833		(G)

Income from continuing operations	$79,315	$		$

Basic income per common share:
Income from continuing operations			(H)	$
Diluted income per common share:
Income from continuing operations			(I)	$
Weighted average common shares outstanding used in income per common share:
Basic			(H)

Diluted			(I)

See accompanying notes to unaudited pro forma condensed combined financial statements.

 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(A)
Reflects the following adjustments to cash and cash equivalents (in thousands):

Cash received from incurrence of new debt (see note (B))	$
Cash transferred to Exterran Holdings (see note (C))

Cash pro forma adjustment	$

(B)
In connection with the spin-off, we expect that we, or one of our expected wholly owned subsidiaries, will incur approximately $             million in indebtedness in the form of newly issued debt securities and the entry into a new credit facility and other financing arrangements. We expect to incur approximately $             million in fees and expenses in connection with these debt arrangements.

(C)
Reflects the use of proceeds of debt arrangements incurred in connection with the spin-off (see note (B)), approximately $             million of which we expect will be transferred to Exterran Holdings.

(D)
Represents the reclassification of the net investment of Exterran Holdings in us, which was recorded in parent company equity, into shares of our common stock and additional paid-in capital and the balancing entry to reflect approximately             million outstanding shares of common stock at a par value of $0.01 per share. We have assumed approximately             million shares being distributed to holders of Exterran Holdings common shares, based on the number of Exterran Holdings common shares outstanding at December 31, 2014, at an assumed distribution ratio of             shares of our common stock for every             shares of Exterran Holdings common stock.

(E)
Reflects the effect of the supply agreement and the services agreement that we will enter into with Exterran Holdings and Exterran Partners in connection with the spin-off. The revenue adjustment reflects the additional revenue that we would have recorded for products fabricated and sold to Exterran Holdings during 2014 under the supply agreement.

(F)
Represents the incremental interest expense related to the additional debt expected to be incurred in connection with our debt arrangements upon the spin-off, assuming an annual interest rate of                % on total indebtedness of $             million. The interest rates for pro forma purposes are based on assumptions of the rates to be effective on the completion of the spin-off. A one-eighth percent change in assumed interest rates for our additional debt would have a pro forma impact of $             million annually.

(G)
Represents the tax effect of pro forma adjustments to income before income taxes, adjusted for nondeductible spin-off costs, using the U.S. federal statutory rate of 35% for the period presented.

(H)
The pro forma weighted-average number of             shares used to compute pro forma basic net income per share for the year ended December 31, 2014 is based on the weighted-average number of Exterran Holdings shares outstanding for the year ended December 31, 2014 applying a distribution ratio of shares of our common stock for every share of Exterran Holdings common stock outstanding.

(I)
The pro forma weighted-average number of shares of our common stock used to compute pro forma diluted net income per share is based on the weighted average number of basic shares of our common stock as described in note (H) above, plus incremental shares assuming exercise of dilutive outstanding options and restricted stock awards granted to our employees under Exterran Holdings' stock-based compensation plans. The actual effect of the dilution following the completion of the spin-off will depend on various factors, including the employment of our personnel in one company or the other and the value of the equity awards at the time of distribution, and accordingly we cannot fully estimate the dilutive effects at this time.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Combined Financial Statements, the notes thereto, and the other financial information appearing elsewhere in this information statement. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" in this information statement.

Spin-off from Exterran Holdings

        On November 17, 2014, Exterran Holdings announced a plan to separate its international contract operations, international aftermarket services and global fabrication businesses into an independent, publicly traded company ("SpinCo", "our", "we" or "us"). We refer to the global fabrication business currently operated by Exterran Holdings as our product sales business. The spin-off is expected to be completed in accordance with a separation and distribution agreement between Exterran Holdings and SpinCo. See "Relationship with Exterran Holdings After the Spin-Off—Agreements Between Exterran Holdings and Us—Separation and Distribution Agreement." To effect the spin-off, Exterran Holdings intends to distribute, on a pro rata basis, all of the shares of SpinCo common stock to the Exterran Holdings' stockholders as of the record date for the spin-off. The spin-off is subject to certain conditions, including general economic and market conditions, the receipt of an opinion of counsel as to the tax treatment of the transaction and final approval of the Exterran Holdings' board of directors. See "The Spin-Off—Spin-Off Conditions and Termination." The spin-off will not be subject to a shareholder vote. Upon completion of the spin-off, Exterran Holdings and SpinCo will each be independent, publicly traded companies and will have separate public ownership, boards of directors and management.

        In connection with the separation and distribution agreement, SpinCo will enter into several other agreements with Exterran Holdings that will govern the relationship between SpinCo and Exterran Holdings after completion of the distribution and provide for the allocation between SpinCo and Exterran Holdings of various assets, liabilities, rights and obligations (including employee benefits, insurance and tax-related assets and liabilities). These agreements will also include arrangements with respect to certain services to be provided between SpinCo and Exterran Holdings. See "Certain Relationships and Related Transactions" and "Relationship with Exterran Holdings After the Spin-off."

        Following the completion of the spin-off, we expect to incur one-time expenditures consisting primarily of costs to start up certain stand-alone functions and other one-time transaction related costs. Recurring stand-alone costs include establishing, among others, the internal audit, treasury, risk management, investor relations, tax, legal and corporate secretary functions as well as the annual expenses associated with running an independent publicly traded company including listing fees, compensation of non-employee directors and related Board of Director fees, and other fees and expenses related to insurance, legal and external audit. Recurring stand-alone costs that differ from historical allocations may have an impact on profitability and operating cash flows but we believe our cash flow from operations will be sufficient to fund our corporate expenses as currently contemplated. As a stand-alone public company, we expect to incur additional recurring costs. Our preliminary estimates of the recurring costs expected to be incurred annually are approximately $             million higher than the expenses historically allocated to us from Exterran Holdings.

Overview

        We are a market leader in the provision of compression, production and processing products and services that support the production and transportation of oil and natural gas throughout the world. We provide these products and services to a global customer base consisting of companies engaged in all aspects of the oil and natural gas industry, including large integrated oil and natural gas companies, national oil and natural gas companies, independent oil and natural gas producers and oil and natural gas processors, gatherers and pipeline operators. We report our results of operations in the following three reporting business segments: contract operations, aftermarket services and product sales.

        In our contract operations business we own and operate our fleet of natural gas compression equipment and crude oil and natural gas production and processing equipment on behalf of our customers outside of the United States. These services can include engineering, design, procurement, on-site construction and operation of natural gas compression and crude oil or natural gas production and processing facilities for our customers. Our contract operations business is underpinned by long-term commercial contracts with large customers, including several national oil and natural gas companies, which we believe provides us with relatively stable cash flows due to our exposure to the production phase of oil and gas development, compared to drilling and completion related energy service and product providers. We believe our contract operations services generally allow our customers that outsource their compression or production and processing needs to achieve higher production rates than they would achieve with their own operations, resulting in increased revenue for our customers. In addition, outsourcing allows our customers flexibility for their compression and production and processing needs while limiting their capital requirements. These contracts generally involve initial terms ranging from three to five years, and in some cases in excess of 10 years. In many instances, we are able to renew these contracts prior to the expiration of the initial term; in some cases, we may sell the underlying assets to our customers pursuant to purchase options.

        In our aftermarket services business we provide operations, maintenance, overhaul and reconfiguration services outside of the United States to support our customers who own their own compression, production, processing, treating and related equipment. Our services range from routine maintenance services and parts sales to the full operation and maintenance of customer-owned assets. We both seek to couple aftermarket services with our product sales business to provide ongoing services to customers who buy equipment from us and to sell those services to customers who have bought equipment from other companies.

        In our product sales business we design, engineer, manufacture, install and sell natural gas compression packages, as well as equipment used in the production, treating and processing of crude oil and natural gas to customers both in the United States and internationally. We also design, engineer, manufacture and install this equipment for use in our contract operations business. In addition, we combine our products into an integrated solution that we design, engineer, procure and, in certain cases, construct on-site for sale to our customers. We believe the expansive range of products we sell through our global platform enables us to take advantage of the ongoing, worldwide energy infrastructure build-out.

Industry Conditions and Trends

        Our business environment and corresponding operating results are affected by the level of energy industry spending for the exploration, development and production of oil and natural gas reserves. Spending by oil and natural gas exploration and production companies is dependent upon these companies' forecasts regarding the expected future supply, demand and pricing of oil and natural gas products as well as their estimates of risk-adjusted costs to find, develop and produce reserves. Although we believe our contract operations business is typically less impacted by commodity prices than certain other energy products and service providers, changes in oil and natural gas exploration and production spending normally result in changes in demand for our products and services.

        As reported in the BP Energy Outlook 2035, February 2015 edition, global liquids and natural gas consumption are expected to grow annually by approximately 1.2% and 2.6%, respectively, between 2015 and 2020. Global liquids and natural gas consumption are forecast to increase annually by approximately 0.7% and 1.5%, respectively, between 2020 and 2035.

        In addition, according to the BP Energy Outlook 2035, February 2015 edition, global liquids and natural gas production are forecast to grow annually by approximately 1.0% and 2.5%, respectively, between 2015 and 2020. Global liquids and natural gas production are forecast to increase annually by approximately 0.6% and 1.5%, respectively, between 2020 and 2035. The largest growth in liquids production is forecast to come from North America, the Middle East and South and Central America. The largest growth in natural gas production is forecast to come from North America, Asia Pacific and the Middle East.

Our Performance Trends and Outlook

        Our revenue, earnings and financial position are affected by, among other things, market conditions that impact demand and pricing for natural gas compression and oil and natural gas production and processing and our customers' decisions among using our products and services, using our competitors' products and services or owning and operating the equipment themselves.

        During 2014, we continued to see steady activity in North America shale plays and areas focused on the production of oil and natural gas liquids. Historically, oil and natural gas prices in North America have been volatile. Global oil prices have fallen significantly recently. For example, West Texas Intermediate crude oil spot prices as of February 28, 2015 were approximately 7% and 49% lower than prices at December 31, 2014 and December 31, 2013, respectively, which is expected to lead to reduced drilling of oil wells in 2015. In addition, the Henry Hub spot price for natural gas was approximately $2.79 per MMBtu at February 28, 2015, which was approximately 11% and 35% lower than prices at December 31, 2014 and December 31, 2013, respectively, and the U.S. natural gas liquid composite price was approximately $5.63 per MMBtu for the month of December 2014, which was approximately 48% lower than the price for the month of December 2013, which is expected to lead to reduced drilling of gas wells in North America in 2015. During periods of lower oil or natural gas prices, oil and natural gas production growth could moderate or decline in North America and internationally, and as a result the demand or pricing for our contract operations services and oil and natural gas production and processing equipment could be adversely affected. Booking activity levels for our fabricated products in North America during the year ended December 31, 2014 increased by approximately 46% compared to the year ended December 31, 2013 and our North America product sales backlog increased by approximately 83% as of December 31, 2014 compared to December 31, 2013. Continued growth in North America requires capital investment by our customers in new projects over the long run. As a result of these low oil and gas prices, we believe there will be less oil and gas drilling activity in North America in 2015 compared to 2014. If capital investment in drilling activities remains low throughout 2015, we expect lower bookings in our North America product sales business in 2015.

        In international markets, we believe demand for our contract operations services and product sales will continue, and we expect to have opportunities to grow our international business through our contract operations, aftermarket services and product sales business segments over the long term. Growth in our international services and products businesses is somewhat dependent on international infrastructure projects, many of which are based on longer-term plans of our customers that can be driven by their local market demand and, to some extent, local pricing for natural gas and can be less tied to near term commodity prices.

        Our level of capital spending depends on our forecast for the demand for our products and services and the equipment required to provide services to our customers. Based on demand we see for contract operations, we anticipate investing more capital in our contract operations business in 2015 than we did in 2014. The increased investment in our contract operations business during 2015 is driven by several large multi-year projects contracted in 2014 that are scheduled to start earning revenue in 2015 and 2016.

Certain Key Challenges and Uncertainties

        Market conditions and competition in the oil and natural gas industry and the risks inherent in international markets continue to represent key challenges and uncertainties. In addition to these challenges, we believe the following represent some of the key challenges and uncertainties we will face in the future:

        Global Energy Markets and Oil and Natural Gas Pricing.    Our results of operations depend upon the level of activity in the global energy markets, including oil and natural gas development, production, processing and transportation. Oil and natural gas prices and the level of drilling and exploration activity can be volatile and have fallen significantly recently. As a result, many producers in the U.S. and other parts of the world, including our customers, have begun to announce reduced capital budgets for this year. If oil and natural gas exploration and development activity and the number of well completions decline due to a significant reduction in oil or natural gas prices or significant instability in energy markets, we may experience a decrease in demand or pricing for our natural gas compression and oil and natural gas production and processing equipment and services. For example, unfavorable market conditions or financial difficulties experienced by our customers may result in cancellation of contracts or the delay or abandonment of projects, which could cause our cash flows generated by our products sales and international services to decline and have a material adverse effect on our results of operations and financial condition.

        Execution on Larger Contract Operations and Product Sales Projects.    Some of our projects have a relatively larger size and scope than the majority of our projects, which can translate into more technically challenging conditions or performance specifications for our products and services. Contracts with our customers generally specify delivery dates, performance criteria and penalties for our failure to perform. Any failure to execute such larger projects in a timely and cost effective manner could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        Completion of the Spin-off.    Execution of the spin-off transaction will require significant expense and the time and attention of our management. The spin-off could distract management from the operation of our business and the execution of our other strategic initiatives. Our employees may also be uncertain about their future roles within SpinCo pending the completion of the spin-off, which could lead to departures. Further, if the spin-off is completed, we may not realize the benefits we expect to realize. Any such difficulties could have an adverse effect on our business, results of operations and financial condition. If completed, the spin-off may also expose us to certain risks that could have an adverse effect on our results of operations and financial condition. The spin-off is contingent upon the final approval of Exterran Holdings' board of directors and other conditions, some of which are beyond our control. For this and other reasons, the spin-off may not be completed in the expected timeframe or at all.

        Personnel, Hiring, Training and Retention.    Both in North America and internationally, we believe our ability to grow may be challenged by our ability to hire, train and retain qualified personnel. Although we have been able to satisfy our personnel needs thus far, retaining employees in our industry continues to be a challenge. Our ability to continue our growth will depend in part on our success in hiring, training and retaining these employees.

Summary of Results

        As discussed in Note 3 to the Combined Financial Statements, the results from continuing operations for all periods presented exclude the results of our Venezuelan contract operations business and Canadian Operations. Those results are reflected in discontinued operations for all periods presented.

        Net Income and EBITDA, as adjusted.    We generated net income of $152.5 million, $152.9 million and $119.4 million during the years ended December 31, 2014, 2013 and 2012, respectively. Net income during the year ended December 31, 2014 compared to the year ended December 31, 2013 was impacted by an increase in depreciation and amortization expense and a $6.5 million loss on short-term investments related to the purchase of Argentine government issued U.S. dollar denominated bonds using Argentine pesos in the current year period, offset by a decrease in income tax expense, an increase in gross margin and a decrease in long-lived asset impairment. The increase in net income during the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily due to an increase in gross margin in our product sales segment and a decrease in depreciation and amortization expenses, partially offset by an increase in income tax expense and a decrease of $32.7 million in cash payments received from the sale of our Venezuelan joint ventures' assets. Our EBITDA, as adjusted, was $326.7 million, $324.9 million and $216.6 million during the years ended December 31, 2014, 2013 and 2012, respectively. EBITDA, as adjusted, during the year ended December 31, 2014 compared to the year ended December 31, 2013 increased primarily due to higher gross margin as discussed above, partially offset by a $6.5 million loss on short-term investments related to the purchase of Argentine government issued U.S. dollar denominated bonds using Argentine pesos as discussed above. EBITDA, as adjusted, during the year ended December 31, 2013 compared to the year ended December 31, 2012, increased primarily due to higher gross margin in our product sales segment. For a reconciliation of EBITDA, as adjusted, to net income (loss), its most directly comparable financial measure calculated and presented in accordance with GAAP, please read "Selected Historical Combined Financial Data—Non-GAAP Financial Measures" of this information statement.

        Results by Business Segment.    The following table summarizes revenue, gross margin and gross margin percentages for each of our business segments (dollars in thousands):

	Years Ended December 31,
	2014	2013	2012
Revenue:
Contract Operations	$493,853	$476,016	$463,957
Aftermarket Services	162,724	160,672	145,048
Product Sales	1,516,177	1,778,785	1,459,719

	$2,172,754	$2,415,473	$2,068,724

Gross Margin(1):
Contract Operations	$308,445	$279,072	$279,349
Aftermarket Services	42,543	40,328	37,190
Product Sales	245,881	264,116	168,067

	$596,869	$583,516	$484,606

Gross Margin percentage(2):
Contract Operations	62%	59%	60%
Aftermarket Services	26%	25%	26%
Product Sales	16%	15%	12%

(1)
Defined as revenue less cost of sales, excluding depreciation and amortization expense. Gross margin, a non-GAAP financial measure, is reconciled, in total, to net income (loss), its most directly comparable financial measure calculated and presented in accordance with GAAP in "Selected Historical Combined Financial Data—Non-GAAP Financial Measures" of this information statement.

(2)
Defined as gross margin divided by revenue.

Operating Highlights

        The following tables summarize our total available horsepower, total operating horsepower, average operating horsepower, horsepower utilization percentages and product sales backlog (in thousands, except percentages):

	Years Ended December 31,
	2014	2013	2012
Total Available Horsepower (at period end)	1,236	1,255	1,265
Total Operating Horsepower (at period end)	976	986	1,007
Average Operating Horsepower	969	995	991
Horsepower Utilization (at period end)	79%	79%	80%

	December 31,
	2014	2013	2012
Product Sales Backlog:
Compressor and Accessory	$270,297	$157,093	$254,915
Production and Processing	561,153	475,565	563,826
Installation	121,751	46,429	245,573

Product Sales Backlog	$953,201	$679,087	$1,064,314

The Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Contract Operations
(dollars in thousands)

	Years Ended December 31,
			Increase (Decrease)
	2014	2013
Revenue	$493,853	$476,016	4%
Cost of sales (excluding depreciation and amortization expense)	185,408	196,944	(6)%

Gross margin	$308,445	$279,072	11%
Gross margin percentage	62%	59%	3%

        The increase in revenue during the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily due to a $16.1 million increase in revenue in Brazil primarily related to the start-up of a project in the current year with little incremental costs, an $8.0 million increase in revenue related to contracts that commenced in 2013 in Trinidad and Iraq, a $3.8 million increase in revenue in Mexico primarily due to accelerated revenues associated with a project that terminated in the second quarter of 2014 and a $3.8 million increase in revenue in Indonesia primarily due to an increase in production. These increases in revenue were partially offset by a $7.2 million decrease in revenue in Argentina driven by devaluation of the Argentine peso in the current year partially offset by higher rates in the current year period and a $6.1 million decrease in Colombia primarily due to recognition of revenue with no incremental cost on the termination of a contract during the year ended December 31, 2013. Gross margin (defined as revenue less cost of sales, excluding depreciation and amortization expense) and gross margin percentage increased during the year ended December 31, 2014 compared to the year ended December 31, 2013 primarily due to the revenue increase explained above, excluding the devaluation of the Argentine peso in the current year as the impact on gross margin and gross margin percentage was insignificant. Gross margin, a non-GAAP financial measure, is reconciled, in total, to net income (loss), its most directly comparable financial measure calculated and presented in accordance with GAAP in "Selected Historical Combined Financial Data—Non-GAAP Financial Measures" of this information statement.

Aftermarket Services
(dollars in thousands)

	Years Ended December 31,
			Increase (Decrease)
	2014	2013
Revenue	$162,724	$160,672	1%
Cost of sales (excluding depreciation and amortization expense)	120,181	120,344	0%

Gross margin	$42,543	$40,328	5%
Gross margin percentage	26%	25%	1%

        The increase in revenue during the year ended December 31, 2014 compared to the year ended December 31, 2013 was due to increases in revenue in the Eastern Hemisphere and Latin America of $1.1 million and $1.0 million, respectively. Gross margin increased during the year ended December 31, 2014 compared to the year ended December 31, 2013 primarily due to an increase in gross margin in the Eastern Hemisphere of $2.6 million.

Product Sales
(dollars in thousands)

	Years Ended December 31,
			Increase (Decrease)
	2014	2013
Revenue	$1,516,177	$1,778,785	(15)%
Cost of sales (excluding depreciation and amortization expense)	1,270,296	1,514,669	(16)%

Gross margin	$245,881	$264,116	(7)%
Gross margin percentage	16%	15%	1%

        The decrease in revenue during the year ended December 31, 2014 compared to the year ended December 31, 2013 was due to lower revenue in North America, Latin America and the Eastern Hemisphere of $114.7 million, $83.3 million and $64.6 million, respectively. The decrease in revenue in North America was due to a decrease of $143.6 million in installation revenue primarily due to a project for one customer that was completed in 2013 and a decrease of $122.4 million in production and processing equipment revenue, partially offset by a $151.3 million increase in compressor revenue. The decrease in Latin America revenue was due to decreases of $59.2 million, $14.0 million and $10.1 million in installation revenue, production and processing equipment revenue and compressor revenue, respectively. The decrease in revenue in the Eastern Hemisphere was due to a decrease of $106.4 million in compressor revenue, partially offset by increases of $24.0 million and $17.8 million in installation revenue and production and processing equipment revenue, respectively. The decrease in gross margin was primarily caused by the revenue decrease explained above and additional costs charged to a project in North America related to a warranty expense accrual during the year ended December 31, 2014, partially offset by cost overruns on three large turnkey projects recorded during the year ended December 31, 2013. The increase in gross margin percentage was primarily caused by cost overruns on three large turnkey projects recorded during the year ended December 31, 2013, partially offset by additional costs charged to a project in North America related to a warranty expense accrual during the year ended December 31, 2014.

 Costs and Expenses
(dollars in thousands)

	Years Ended December 31,
			Increase (Decrease)
	2014	2013
Selling, general and administrative	$267,493	$264,890	1%
Depreciation and amortization	173,803	140,029	24%
Long-lived asset impairment	3,851	11,941	(68)%
Interest expense	1,905	3,551	(46)%
Equity in income of non-consolidated affiliates	(14,553)	(19,000)	(23)%
Other (income) expense, net	7,222	(1,966)	(467)%

        SG&A expense includes expense allocations for certain corporate functions performed by Exterran Holdings, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. Included in SG&A expense during the years ended December 31, 2014 and 2013 were $68.3 million and $62.6 million, respectively, of general corporate expenses incurred by Exterran Holdings. SG&A as a percentage of revenue was 12% and 11% during the years ended December 31, 2014 and 2013, respectively.

        Depreciation and amortization expense during the year ended December 31, 2014 compared to the year ended December 31, 2013 increased primarily due to accelerated depreciation on contract operations projects in Brazil and increased depreciation expense due to property, plant and equipment additions.

        During the year ended December 31, 2014, we evaluated the future deployment of our idle fleet and determined to retire approximately 20 idle compressor units, representing approximately 18,000 horsepower, previously used to provide services in our contract operations segment. As a result, we performed an impairment review and recorded a $2.8 million asset impairment to reduce the book value of each unit to its estimated fair value. The fair value of each unit was estimated based on the estimated component value of the equipment we plan to use.

        In connection with our fleet review during 2014, we evaluated for impairment idle units that had been culled from our fleet in prior years and were available for sale. Based upon that review, we reduced the expected proceeds from disposition for certain of the remaining units. This resulted in an additional impairment of $1.1 million to reduce the book value of each unit to its estimated fair value.

        In July 2013, as part of our continued emphasis on simplification and focus on our core business, we sold the entity that owned our product sales facility in the United Kingdom. As a result, we recorded impairment charges of $11.9 million during the year ended December 31, 2013.

        The decrease in interest expense during the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily due to a decrease in letters of credit issued for performance guarantees.

        In March 2012, our Venezuelan joint ventures sold their assets to PDVSA Gas. We received payments, including an annual charge, of $14.7 million and $19.0 million during the years ended December 31, 2014 and 2013, respectively. The remaining principal amount due to us of approximately $26 million as of December 31, 2014, is payable in quarterly cash installments through the first quarter of 2016. In January 2015, we received an installment payment, including an annual charge, of $5.0 million that was due to us in December 2014. Payments we receive from the sale will be recognized as equity in (income) loss of non-consolidated affiliates in our combined statements of operations in the periods such payments are received.

        The change in other (income) expense, net, was primarily due to a $6.5 million loss recognized during the year ended December 31, 2014 on short-term investments related to the purchase of Argentine government issued U.S. dollar denominated bonds using Argentine pesos and an increase of $5.8 million in foreign currency losses in the current year period. Foreign currency losses included translation losses of $3.6 million and $4.3 million during the years ended December 31, 2014 and 2013, respectively, related to the functional currency remeasurement of our foreign subsidiaries' U.S. dollar denominated intercompany obligations.

 Income Taxes
(dollars in thousands)

	Years Ended December 31,
			Increase (Decrease)
	2014	2013
Provision for income taxes	$77,833	$97,367	(20)%
Effective tax rate	49.5%	52.9%	(3.4)%

        The decrease in income tax expense during the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily due to a reduction in pre-tax income in the current year period and a $9.0 million valuation allowance recorded in the prior year period against the deferred tax asset for net operating losses of our Italian subsidiary.

Discontinued Operations
(dollars in thousands)

	Years Ended December 31,
			Increase (Decrease)
	2014	2013
Income from discontinued operations, net of tax	$73,198	$66,149	11%

        Income from discontinued operations, net of tax, during the years ended December 31, 2014 and 2013 includes our operations in Venezuela that were expropriated in June 2009, including compensation for expropriation and costs associated with our arbitration proceeding, and results from our Canadian Operations.

        As discussed in Note 3 to the Combined Financial Statements, in August 2012, our Venezuelan subsidiary sold its previously nationalized assets to PDVSA Gas. We received installment payments, including an annual charge, totaling $72.6 million and $69.3 million during the years ended December 31, 2014 and 2013, respectively. The remaining principal amount due to us of approximately $116 million as of December 31, 2014, is payable in quarterly cash installments through the third quarter of 2016. We have not recognized amounts payable to us by PDVSA Gas as a receivable and will therefore recognize quarterly payments received in the future as income from discontinued operations in the periods such payments are received. The proceeds from the sale of the assets are not subject to Venezuelan national taxes due to an exemption allowed under the Venezuelan Reserve Law applicable to expropriation settlements. In addition, and in connection with the sale, we and the Venezuelan government agreed to waive rights to assert certain claims against each other.

        In June 2012, we committed to a plan to sell our Canadian Operations. In connection with the planned disposition, we recorded impairment charges totaling $6.4 million during the year ended December 31, 2013. As discussed in Note 3 to the Combined Financial Statements, in July 2013, we completed the sale of our Canadian Operations.

The Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Contract Operations
(dollars in thousands)

	Years Ended December 31,
			Increase (Decrease)
	2013	2012
Revenue	$476,016	$463,957	3%
Cost of sales (excluding depreciation and amortization expense)	196,944	184,608	7%

Gross margin	$279,072	$279,349	0%
Gross margin percentage	59%	60%	(1)%

        The increase in revenue during the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily due to rate increases in Argentina and Indonesia that provided $32.7 million of additional revenue in 2013 and increases in revenue in Mexico and Bahrain of $17.7 million primarily due to contracts that commenced or were expanded in scope in 2012 and 2013. These increases were partially offset by a $37.1 million decrease in revenue in Brazil primarily as a result of the recognition of revenue with little incremental cost on terminated contracts during the prior year period. Gross margin (defined as revenue less cost of sales, excluding depreciation and amortization expense) percentage during the year ended December 31, 2013 compared to the year ended December 31, 2012 decreased due to the recognition of revenue on terminated contracts in Brazil during the year ended December 31, 2012 mentioned above, partially offset by the rate increases mentioned above. Gross margin, a non-GAAP financial measure, is reconciled, in total, to net income (loss), its most directly comparable financial measure calculated and presented in accordance with GAAP in "Selected Historical Combined Financial Data—Non-GAAP Financial Measures" of this information statement.

Aftermarket Services
(dollars in thousands)

	Years Ended December 31,
			Increase (Decrease)
	2013	2012
Revenue	$160,672	$145,048	11%
Cost of sales (excluding depreciation and amortization expense)	120,344	107,858	12%

Gross margin	$40,328	$37,190	8%
Gross margin percentage	25%	26%	(1)%

        The increase in revenue during the year ended December 31, 2013 compared to the year ended December 31, 2012 was due to increases in revenue in the Eastern Hemisphere and Latin America of $8.9 million and $6.7 million, respectively. Gross margin increased during the year ended December 31, 2013 compared to the year ended December 31, 2012 due to an increase in gross margin in Latin America, partially offset by lower gross margins on work performed in the Eastern Hemisphere during the year ended December 31, 2013.

 Product Sales
(dollars in thousands)

	Years Ended December 31,
			Increase (Decrease)
	2013	2012
Revenue	$1,778,785	$1,459,719	22%
Cost of sales (excluding depreciation and amortization expense)	1,514,669	1,291,652	17%

Gross margin	$264,116	$168,067	57%
Gross margin percentage	15%	12%	3%

        The increase in revenue during the year ended December 31, 2013 compared to the year ended December 31, 2012 was due to higher revenue in the Eastern Hemisphere, North America and Latin America of $188.9 million, $81.2 million and $49.0 million, respectively. The increase in revenue in the Eastern Hemisphere was due to increases of $114.3 million, $38.9 million and $35.7 million in compressor revenue, production and processing equipment revenue and installation revenue, respectively. The increase in North America revenue was due to increases of $80.7 million and $88.4 million in installation revenue and production and processing equipment revenue, respectively, partially offset by an $87.9 million decrease in compressor revenue. The increase in Latin America revenue was primarily due to an increase in installation revenue of $54.4 million. The increases in gross margin and gross margin percentage were primarily caused by the revenue increase explained above, a reduction in operating expenses from the implementation of profitability improvement initiatives and improved pricing associated with projects in North America and the Eastern Hemisphere. These improvements in results were partially offset by cost overruns on three large turnkey projects during the year ended December 31, 2013.

Costs and Expenses
(dollars in thousands)

	Years Ended December 31,
			Increase (Decrease)
	2013	2012
Selling, general and administrative	$264,890	$269,812	(2)%
Depreciation and amortization	140,029	167,499	(16)%
Long-lived asset impairment	11,941	5,197	130%
Restructuring charges	—	3,892	(100)%
Interest expense	3,551	5,318	(33)%
Equity in income of non-consolidated affiliates	(19,000)	(51,483)	(63)%
Other (income) expense, net	(1,966)	5,638	(135)%

        SG&A expense includes expense allocations for certain corporate functions performed by Exterran Holdings, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. Included in our SG&A expense during the years ended December 31, 2013 and 2012 were $62.6 million and $63.3 million, respectively, of general corporate expenses incurred by Exterran Holdings. The decrease in SG&A expense during the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily due to a $5.3 million decrease in bad debt expense. SG&A as a percentage of revenue was 11% and 13% during the years ended December 31, 2013 and 2012, respectively.

        Depreciation and amortization expense during the year ended December 31, 2013 compared to the year ended December 31, 2012 decreased primarily due to reduced depreciation expense on terminated contract operations projects in Brazil.

        In July 2013, as part of our continued emphasis on simplification and focus on our core business, we sold the entity that owned our product sales facility in the United Kingdom. As a result, we recorded impairment charges of $11.9 million during the year ended December 31, 2013.

        During the year ended December 31, 2012, as part of our continued emphasis on simplification and focus on our core businesses, we committed to a plan to dispose of certain offshore assets located in Trinidad. As a result, we performed an impairment review and recorded a $3.2 million asset impairment to reduce the book value of these assets to their estimated fair value. The fair value was estimated based on the expected net sale proceeds.

        In 2012, we committed to a plan to sell the entity that owned our product sales facility in the United Kingdom. As a result, we recorded impairment charges of $1.5 million during the year ended December 31, 2012.

        During the year ended December 31, 2012, we evaluated other long-lived assets for impairment and recorded long-lived asset impairments of $0.5 million on these assets.

        In November 2011, we announced a workforce cost reduction program across all of our business segments as a first step in a broader overall profit improvement initiative. These actions were the result of a review of our cost structure aimed at identifying ways to reduce our ongoing operating costs and adjust the size of our workforce to be consistent with then current and expected activity levels. A significant portion of the workforce cost reduction program was completed in 2011, with the remainder completed in 2012. During the year ended December 31, 2012, we incurred $3.9 million of restructuring charges primarily related to termination benefits and consulting services.

        The decrease in interest expense during the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily due to a decrease in letters of credit issued for performance guarantees.

        In March 2012, our Venezuelan joint ventures sold their assets to PDVSA Gas. We received payments, including an annual charge, of $19.0 million and $51.7 million during the years ended December 31, 2013 and 2012, respectively. The remaining principal amount due to us is payable in quarterly cash installments through the first quarter of 2016. Payments we receive from the sale will be recognized as equity in (income) loss of non-consolidated affiliates in our combined statements of operations in the periods such payments are received.

        The change in other (income) expense, net, during the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily due to a decrease of $5.2 million in foreign currency losses and a $2.8 million increase in gain on sale of property, plant and equipment. Foreign currency losses during the year ended December 31, 2013 and 2012 included translation losses of $4.3 million and $7.4 million, respectively, related to the functional currency remeasurement of our foreign subsidiaries' U.S. dollar denominated intercompany obligations.

Income Taxes
(dollars in thousands)

	Years Ended December 31,
			Increase (Decrease)
	2013	2012
Provision for income taxes	$97,367	$26,226	271%
Effective tax rate	52.9%	33.3%	19.6%

        The increase in our income tax expense during the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily attributable to a $105.3 million increase in pre-tax income, which included a $32.5 million decrease in nontaxable equity in income of non-consolidated affiliates. Additionally, a $9.0 million valuation allowance was recorded during the fourth quarter of 2013 against the deferred tax asset for net operating loss carryforwards of our Italian subsidiary, which increased income tax expense.

Discontinued Operations
(dollars in thousands)

	Years Ended December 31,
			Increase (Decrease)
	2013	2012
Income from discontinued operations, net of tax	$66,149	$66,843	(1)%

        Income from discontinued operations, net of tax, during the years ended December 31, 2013 and 2012 includes our operations in Venezuela that were expropriated in June 2009, including compensation for expropriation and costs associated with our arbitration proceeding, and results from our Canadian Operations.

        As discussed in Note 3 to the Combined Financial Statements, in June 2009, PDVSA assumed control over substantially all of our assets and operations in Venezuela. In August 2012, our Venezuelan subsidiary sold its previously nationalized assets to PDVSA Gas for a purchase price of approximately $441.7 million. We received an initial payment of $176.7 million in cash at closing, of which we remitted $50.0 million to repay the amount we collected in January 2010 under the terms of an insurance policy we maintained for the risk of expropriation. We received installment payments, including an annual charge, totaling $69.3 million and $16.8 million during the years ended December 31, 2013 and 2012, respectively. The remaining principal amount due to us is payable in quarterly cash installments through the third quarter of 2016. We have not recognized amounts payable to us by PDVSA Gas as a receivable and will therefore recognize quarterly payments received in the future as income from discontinued operations in the periods such payments are received. We therefore recorded a reduction in previously unrecognized tax benefits, resulting in a $15.5 million benefit reflected in income (loss) from discontinued operations, net of tax, in our combined statements of operations during the year ended December 31, 2012.

        In June 2012, we committed to a plan to sell our Canadian Operations. In connection with the planned disposition, we recorded impairment charges totaling $6.4 million and $80.2 million during the years ended December 31, 2013 and 2012, respectively. As discussed in Note 3 to the Combined Financial Statements, in July 2013, we completed the sale of our Canadian Operations.

Liquidity and Capital Resources

        Our unrestricted cash balance was $39.4 million at December 31, 2014 compared to $35.2 million at December 31, 2013. Working capital increased to $481.6 million at December 31, 2014 from $372.2 million at December 31, 2013. The increase in working capital was primarily due to an increase in accounts receivable, a decrease in accrued liabilities, a decrease in deferred revenue, an increase in current deferred income taxes and a decrease in billings on uncompleted contracts in excess of costs and estimated earnings, partially offset an increase in accounts payable. The increase in accounts receivable was primarily due to increased activity on contract operations projects in Mexico in the current year period and the timing of billings on product sales projects in North America and Singapore, partially offset by a payment received during the year ended December 31, 2014 relating to a rate adjustment in Argentina that was outstanding as of December 31, 2013. The decrease in accrued liabilities was primarily due to a decrease in accrued income and other taxes.

        Our cash flows from operating, investing and financing activities, as reflected in the combined statements of cash flows, are summarized in the table below (in thousands):

	Years Ended December 31,
	2014	2013
Net cash provided by (used in) continuing operations:
Operating activities	$145,098	$164,420
Investing activities	(129,787)	(59,917)
Financing activities	(79,273)	(182,685)
Effect of exchange rate changes on cash and cash equivalents	(3,925)	(1,487)
Discontinued operations	72,054	80,696

Net change in cash and cash equivalents	$4,167	$1,027

        Operating Activities.    The decrease in net cash provided by operating activities during the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily due to higher current period increases in working capital and a decrease in gross margin in our product sales segment, partially offset by an increase in gross margin in our contract operations segment.

        Investing Activities.    The increase in net cash used in investing activities during the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily attributable to a $57.7 million increase in capital expenditures and a $9.0 million decrease in proceeds from sale of property, plant and equipment.

        Financing Activities.    The decrease in net cash used in financing activities during the year ended December 31, 2014 compared to the year ended December 31, 2013 was attributable to a $103.4 million decrease in net distributions to parent.

        Discontinued Operations.    The decrease in net cash provided by discontinued operations during the year ended December 31, 2014 compared to year ended December 31, 2013 was primarily attributable to proceeds of $12.3 million received from the sale of our Canadian Operations during the year ended December 31, 2013, partially offset by a $3.3 million increase in proceeds received from the sale of our Venezuelan subsidiary's assets to PDVSA Gas in the current year.

        Capital Requirements.    Our contract operations business is capital intensive, requiring significant investment to maintain and upgrade existing operations. Our capital spending is primarily dependent on the demand for our contract operations services and the availability of the type of equipment required for us to render those contract operations services to our customers. Our capital requirements have consisted primarily of, and we anticipate will continue to consist of, the following:

  •
  growth capital expenditures, which are made to expand or to replace partially or fully depreciated assets or to expand the operating capacity or revenue generating capabilities of existing or new assets, whether through construction, acquisition or modification; and

  •
  maintenance capital expenditures, which are made to maintain the existing operating capacity of our assets and related cash flows further extending the useful lives of the assets.

        The majority of our growth capital expenditures are related to the acquisition cost of new compressor units and processing and treating equipment that we add to our fleet and installation costs on integrated projects. In addition, growth capital expenditures can also include the upgrading of major components on an existing compressor unit where the current configuration of the compressor unit is no longer in demand and the compressor is not likely to return to an operating status without the capital expenditures. These latter expenditures substantially modify the operating parameters of the compressor unit such that it can be used in applications for which it previously was not suited. Maintenance capital expenditures are related to major overhauls of significant components of a compressor unit, such as the engine, compressor and cooler, that return the components to a like new condition, but do not modify the applications for which the compressor unit was designed.

        Growth capital expenditures were $97.9 million, $36.5 million and $107.7 million during the years ended December 31, 2014, 2013 and 2012, respectively. The increase in growth capital expenditures during the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily due to an increase in investment in new compression equipment in Latin America and an increase in installation expenditures on integrated projects in Brazil and Mexico. The decrease in growth capital expenditures during the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily due to decreases in installation expenditures on integrated projects in the Eastern Hemisphere and Latin America and a decrease in expenditures to upgrade major components on existing compressor units in Mexico.

        Maintenance capital expenditures were $24.4 million, $21.6 million and $22.5 million in the years ended December 31, 2014, 2013 and 2012, respectively. Maintenance capital expenditures remained relatively flat primarily as a result of routine scheduled overhaul activities. We intend to grow our business both organically and through acquisitions. If we are successful in growing our business in the future, we would expect our maintenance capital expenditures to increase over the long term.

        We generally invest funds necessary to fabricate contract operations fleet additions when our idle equipment cannot be reconfigured to economically fulfill a project's requirements and the new equipment expenditure is expected to generate economic returns over its expected useful life that exceeds our targeted return on capital. We currently plan to spend approximately $245 million to $275 million in capital expenditures during 2015, including (1) approximately $160 million to $180 million on contract operations growth capital expenditures and (2) approximately $25 million to $35 million on equipment maintenance capital related to our contract operations business.

        Historically, we have financed capital expenditures primarily with net cash provided by operating activities. Our ability to access the capital markets may be restricted at a time when we would like, or need, to do so, which could have an adverse impact on our ability to maintain our operations and to grow. Inability to borrow additional amounts from capital markets could limit our ability to fund our future growth and operations. Based on current market conditions, we expect that net cash provided by operating activities and borrowings under our new debt instrument(s) will be sufficient to finance our operating expenditures and capital expenditures through December 31, 2015; however, to the extent it is not, we may seek additional debt financing.

        Argentina's current regulations restrict foreign exchange, including exchanging Argentine pesos for U.S. dollars in certain cases. As a result, we are unable to freely repatriate earnings from Argentina and therefore the cash flow from our operations in Argentina may not be a reliable source of funding for our operations outside of Argentina, which could limit our ability to grow. In addition, our inability to exchange Argentine pesos for U.S. dollars subjects us to risk of currency devaluation on future earnings in Argentina. During 2014, we used Argentine pesos to purchase certain short-term investments in Argentine government issued U.S. dollar denominated bonds. The effective peso to U.S. dollar exchange rate embedded in the purchase price of these bonds resulted in our recognition of a loss during the year ended December 31, 2014 of $6.5 million, which is included in other (income) expense, net, in our combined statements of operations. As of December 31, 2014, $16.0 million of our cash was in Argentina.

        Debt Arrangements.    In connection with the spin-off, we anticipate that we, or one of our expected wholly owned subsidiaries, will issue debt securities and enter into a credit facility and other financing arrangements in an amount sufficient to allow Exterran Holdings to repay its outstanding debt in whole or in part.

        Contractual Obligations.    The following table summarizes our cash contractual obligations as of December 31, 2014 and the effect such obligations are expected to have on our liquidity and cash flow in future periods (in thousands):

	Total	2015	2016 - 2017	2018 - 2019	Thereafter
Purchase commitments	$506,394	$505,878	$516	$—	$—
Capital leases	1,107	—	463	468	176
Facilities and other operating leases	39,477	8,402	10,993	4,777	15,305

Total contractual obligations	$546,978	$514,280	$11,972	$5,245	$15,481

        At December 31, 2014, $8.4 million of unrecognized tax benefits (including discontinued operations) have been recorded as liabilities in accordance with the accounting standard for income taxes related to uncertain tax positions and we are uncertain as to if or when such amounts may be settled. Related to these unrecognized tax benefits, we have also recorded a liability for potential penalties and interest of $3.2 million (including discontinued operations).

Off-Balance Sheet Arrangements

        Borrowings under Exterran Holdings' $900.0 million senior secured revolving credit facility due in July 2016 are guaranteed by certain of our and Exterran Holdings' domestic subsidiaries. Our guarantees of borrowings under the existing credit facilities are secured by substantially all of the personal property assets and certain real property assets of certain of our domestic subsidiaries and 65% of the equity interests in certain of our first-tier foreign subsidiaries. As of December 31, 2014, Exterran Holdings had $375.5 million in outstanding borrowings under the existing credit facility.

        All of our existing subsidiaries that guarantee indebtedness under the existing credit facility also guarantee the Exterran Holdings' $350.0 million aggregate principal amount of 7.25% senior notes due December 2018. Our guarantees of the 7.25% Notes are on a senior unsecured basis, rank equally in right of payment with all of Exterran Holdings' other senior obligations and are effectively subordinated to all of Exterran Holdings' existing and future secured debt to the extent of the value of the collateral securing such indebtedness. As of December 31, 2014, Exterran Holdings had $350.0 million in outstanding borrowings under the 7.25% Notes. We are liable in the event Exterran Holdings defaults in its payment obligations or fails to comply with the covenants under the debt agreements or upon the occurrence of specified events contained in the debt agreements, including the event of bankruptcy or insolvency of Exterran Holdings. As of December 31, 2014 and 2013, no liabilities relating to such guarantees have been reflected in our combined balance sheets. We expect to be released from our obligations under such guarantees prior to or at the completion of the spin-off.

Effects of Inflation

        Our revenues and results of operations have not been materially impacted by inflation in the past three fiscal years.

Critical Accounting Estimates

        This discussion and analysis of our financial condition and results of operations is based upon the Combined Financial Statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and accounting policies, including those related to bad debt, inventories, fixed assets, investments, intangible assets, income taxes, revenue recognition and contingencies and litigation. We base our estimates on historical experience and on other assumptions that we believe are reasonable under the circumstances. The results of this process form the basis of our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and these differences can be material to our financial condition, results of operations and liquidity. We describe our significant accounting policies more fully in Note 2 to our Combined Financial Statements.

  Allowances and Reserves

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. The determination of the collectability of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customers' payment history and current creditworthiness to determine that collectability is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Inherently, these uncertainties require us to make judgments and estimates regarding our customers' ability to pay amounts due to us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. We review the adequacy of our allowance for doubtful accounts quarterly. We determine the allowance needed based on historical write-off experience and by evaluating significant balances aged greater than 90 days individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. During the years ended December 31, 2014, 2013 and 2012, we recorded bad debt expense of $0.6 million, $2.3 million and $7.6 million, respectively. A five percent change in the allowance for doubtful accounts would have had an impact on income before income taxes of approximately $0.1 million during the year ended December 31, 2014.

        Inventory is a significant component of current assets and is stated at the lower of cost or market. This requires us to record provisions and maintain reserves for excess, slow moving and obsolete inventory. To determine these reserve amounts, we regularly review inventory quantities on hand and compare them to estimates of future product demand, market conditions and production requirements. These estimates and forecasts inherently include uncertainties and require us to make judgments regarding potential outcomes. During 2014, 2013 and 2012, we recorded $3.2 million, $0.6 million and $0.6 million, respectively, in inventory write-downs and reserves for inventory which was obsolete, excess or carried at a price above market value. Significant or unanticipated changes to our estimates and forecasts could impact the amount and timing of any additional provisions for excess or obsolete inventory that may be required. A five percent change in this inventory reserve balance would have had an impact on income before income taxes of approximately $0.4 million during the year ended December 31, 2014.

  Depreciation

        Property, plant and equipment are carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis using estimated useful lives and salvage values. The assumptions and judgments we use in determining the estimated useful lives and salvage values of our property, plant and equipment reflect both historical experience and expectations regarding future use of our assets. The use of different estimates, assumptions and judgments in the establishment of property, plant and equipment accounting policies, especially those involving their useful lives, would likely result in significantly different net book values of our assets and results of operations.

  Long-Lived Assets

        We review long-lived assets, including property, plant and equipment and identifiable intangibles that are being amortized, for impairment whenever events or changes in circumstances, including the removal of compressor units from our active fleet, indicate that the carrying amount of an asset may not be recoverable. The determination that the carrying amount of an asset may not be recoverable requires us to make judgments regarding long-term forecasts of future revenue and costs related to the assets subject to review. These forecasts are uncertain as they require significant assumptions about future market conditions. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. Given the nature of these evaluations and their application to specific assets and specific times, it is not possible to reasonably quantify the impact of changes in these assumptions. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. When necessary, an impairment loss is recognized and represents the excess of the asset's carrying value as compared to its estimated fair value and is charged to the period in which the impairment occurred.

  Income Taxes

        Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect management's best assessment of estimated current and future taxes to be paid. We operate in approximately 30 countries and, as a result, are subject to income taxes in both the U.S. and numerous foreign jurisdictions. In preparing our combined financial statements, we have determined our tax provision on a separate return, stand-alone basis. In the U.S., our operations have been historically included in Exterran Holdings' income tax returns. Differences between Exterran Holdings' U.S. separate income tax returns and cash flows attributable to income taxes for our U.S. operations have been recognized as distributions to, or contributions from, parent within parent equity. Significant judgments and estimates are required in determining combined income tax expense.

        Deferred income taxes arise from temporary differences between the financial statements and tax basis of assets and liabilities. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies, and results of recent operations. In projecting future taxable income, we begin with historical results adjusted for the results of discontinued operations and changes in accounting policies and incorporate assumptions including the amount of future U.S. federal, state and foreign pretax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax-planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, we consider three years of cumulative operating income (loss).

        Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Management is not aware of any such changes that would have a material effect on the Company's financial position, results of operations or cash flows. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations.

        The accounting standard for income taxes provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. In addition, guidance is provided on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.

        We consider the earnings of certain non-U.S. subsidiaries to be indefinitely invested outside the U.S. on the basis of estimates that future domestic cash generation will be sufficient to meet future domestic cash needs. We have not recorded a deferred tax liability related to these unremitted foreign earnings as it is not practicable to estimate the amount of unrecognized deferred tax liabilities. Should we decide to repatriate any unremitted foreign earnings, we would have to adjust the income tax provision in the period we determined that such earnings will no longer be indefinitely invested outside the U.S.

  Revenue Recognition—Percentage-of-Completion Accounting

        We recognize revenue and profit for our product sales operations as work progresses on long-term contracts using the percentage-of-completion method when the applicable criteria are met, which relies on estimates of total expected contract revenue and costs. We follow this method because reasonably dependable estimates of the revenue and costs applicable to various stages of a contract can be made and because the product sales projects usually last several months. Recognized revenues and profit are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged to income in the period in which the facts that give rise to the revision become known. The typical duration of these projects is three to 24 months. Due to the long-term nature of some of our jobs, developing the estimates of cost often requires significant judgment.

        We estimate percentage-of-completion for compressor and accessory product sales on a direct labor hour to total labor hour basis. This calculation requires management to estimate the number of total labor hours required for each project and to estimate the profit expected on the project. Production and processing equipment product sales percentage-of-completion is estimated using the direct labor hour to total labor hour basis and the cost to total cost basis. The cost to total cost basis requires us to estimate the amount of total costs (labor and materials) required to complete each project. Because we have many product sales projects in process at any given time, we do not believe that materially different results would be achieved if different estimates, assumptions or conditions were used for any single project.

        Factors that must be considered in estimating the work to be completed and ultimate profit include labor productivity and availability, the nature and complexity of work to be performed, the impact of change orders, availability of raw materials and the impact of delayed performance. If the aggregate combined cost estimates for uncompleted contracts that are recognized using the percentage-of-completion method in our product sales businesses had been higher or lower by 1% in 2014, our income before income taxes would have decreased or increased by approximately $8.1 million. As of December 31, 2014, we had recognized approximately $134.6 million in estimated earnings on uncompleted contracts.

  Contingencies and Litigation

        We are substantially self-insured for workers' compensation, employer's liability, property, auto liability, general liability and employee group health claims in view of the relatively high per-incident deductibles we absorb under our insurance arrangements for these risks. In addition, we currently have a minimal amount of insurance on our offshore assets. Losses up to deductible amounts are estimated and accrued based upon known facts, historical trends and industry averages. We review these estimates quarterly and believe such accruals to be adequate. However, insurance liabilities are difficult to estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the timeliness of reporting of occurrences, ongoing treatment or loss mitigation, general trends in litigation recovery outcomes and the effectiveness of safety and risk management programs. Therefore, if our actual experience differs from the assumptions and estimates used for recording the liabilities, adjustments may be required and would be recorded in the period in which the difference becomes known. As of December 31, 2014 and 2013, we had recorded approximately $2.7 million and $3.8 million, respectively, in insurance claim reserves.

        In the ordinary course of business, we are involved in various pending or threatened legal actions. While we are unable to predict the ultimate outcome of these actions, the accounting standard for contingencies requires management to make judgments about future events that are inherently uncertain. We are required to record (and have recorded) a loss during any period in which we believe a contingency is probable and can be reasonably estimated. In making determinations of likely outcomes of pending or threatened legal matters, we consider the evaluation of counsel knowledgeable about each matter.

        The impact of an uncertain tax position taken or expected to be taken on an income tax return must be recognized in the financial statements at the largest amount that is more likely than not to be sustained upon examination by the relevant taxing authority. We regularly assess and, if required, establish accruals for income tax as well as non-income tax contingencies pursuant to the applicable accounting standards that could result from assessments of additional tax by taxing jurisdictions in countries where we operate. Tax contingencies are subject to a significant amount of judgment and are reviewed and adjusted on a quarterly basis in light of changing facts and circumstances considering the outcome expected by management. As of December 31, 2014 and 2013, we had recorded approximately $13.0 million and $12.4 million (including penalties and interest and discontinued operations), respectively, of accruals for tax contingencies. Of these amounts, $11.6 million and $12.3 million, respectively, are accrued for income taxes and $1.4 million and $0.1 million, respectively, are accrued for non-income based taxes. If our actual experience differs from the assumptions and estimates used for recording the liabilities, adjustments may be required and would be recorded in the period in which the difference becomes known.

Recent Accounting Pronouncements

        See Note 17 to the Combined Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risks primarily associated with changes in foreign currency exchange rates. We have significant international operations. The net assets and liabilities of these operations are exposed to changes in currency exchange rates. These operations may also have net assets and liabilities not denominated in their functional currency, which exposes us to changes in foreign currency exchange rates that impact income. We recorded a foreign currency loss of $8.8 million and $3.0 million in our combined statements of operations during the years ended December 31, 2014 and 2013, respectively. Our foreign currency gains and losses are primarily due to exchange rate fluctuations related to monetary asset balances denominated in currencies other than the functional currency, including foreign currency exchange rate changes recorded on intercompany obligations. Changes in exchange rates may create gains or losses in future periods to the extent we maintain net assets and liabilities not denominated in the functional currency.

        Argentina's current regulations restrict foreign exchange, including exchanging Argentine pesos for U.S. dollars in certain cases. As a result, we are unable to freely repatriate earnings from Argentina and therefore the cash flow from our operations in Argentina may not be a reliable source of funding for our operations outside of Argentina, which could limit our ability to grow. In addition, our inability to exchange Argentine pesos for U.S. dollars subjects us to risk of currency devaluation on future earnings in Argentina. During 2014, we used Argentine pesos to purchase certain short-term investments in Argentine government issued U.S. dollar denominated bonds. The effective peso to U.S. dollar exchange rate embedded in the purchase price of these bonds resulted in our recognition of a loss during the year ended December 31, 2014 of $6.5 million, which is included in other (income) expense, net, in our combined statements of operations. As of December 31, 2014, $16.0 million of our cash was in Argentina.

BUSINESS

Our Company

        We are currently a wholly owned subsidiary of Exterran Holdings. Following the completion of our spin-off from Exterran, we will be an independent, publicly traded company operating under the name "        ," and we will own the assets and liabilities associated with Exterran Holdings' international services and global fabrication businesses. We refer to the global fabrication business currently operated by Exterran Holdings as our product sales business. Exterran Holdings will not retain any ownership interest in our company.

        We are a market leader in the provision of compression, production and processing products and services that support the production and transportation of oil and natural gas throughout the world. We provide these products and services to a global customer base consisting of companies engaged in all aspects of the oil and natural gas industry, including large integrated oil and natural gas companies, national oil and natural gas companies, independent oil and natural gas producers and oil and natural gas processors, gatherers and pipeline operators. We report our results of operations in the following three reporting business segments: contract operations, aftermarket services and product sales.

        In our contract operations business, which accounted for 23% of our revenue and 52% of our gross margin in 2014, we own and operate natural gas compression equipment and crude oil and natural gas production and processing equipment on behalf of our customers outside of the United States. These services can include engineering, design, procurement, on-site construction and operation of natural gas compression and crude oil or natural gas production and processing facilities for our customers. Our contract operations business is underpinned by long-term commercial contracts with large customers, including several national oil and natural gas companies, which we believe provides us with relatively stable cash flows due to our exposure to the production phase of oil and gas development, compared to drilling and completion related energy services and product providers. We believe our contract operations services generally allow our customers that outsource their compression or production and processing needs to achieve higher production rates than they would achieve with their own operations, resulting in increased revenue for our customers. In addition, outsourcing allows our customers flexibility for their compression and production and processing needs while limiting their capital requirements. These contracts generally involve initial terms ranging from three to five years, and in some cases in excess of 10 years. In many instances, we are able to renew those contracts prior to the expiration of the initial term; in some cases, we may sell the underlying assets to our customers pursuant to purchase options.

        In our aftermarket services business, which accounted for 7% of our revenue and 7% of our gross margin in 2014, we provide operations, maintenance, overhaul and reconfiguration services outside of the United States to support our customers who own their own compression, production, processing, treating and related equipment. Our services range from routine maintenance services and parts sales to the full operation and maintenance of customer-owned assets. We both seek to couple aftermarket services with our product sales business to provide ongoing services to customers who buy equipment from us and to sell those services to customers who have bought equipment from other companies.

        In our product sales business, which accounted for approximately 70% of our revenue and 41% of our gross margin in 2014, we design, engineer, manufacture, install and sell natural gas compression packages as well as equipment used in the production, treating and processing of crude oil and natural gas to customers both in the United States and internationally. We also design, engineer, manufacture and install this equipment for use in our contract operations business. In addition, we combine our products into an integrated solution that we design, engineer, procure and, in certain cases, construct on-site for sale to our customers. We believe the expansive range of products we sell through our global platform enables us to take advantage of the ongoing, worldwide energy infrastructure build-out.

Competitive Strengths

        We believe the following key competitive strengths will allow us to create shareholder value:

        Global platform and expansive service and product offerings poised to capitalize on the global energy infrastructure build-out.    We expect the long-term, global oil and natural gas infrastructure build-out currently underway will provide us with continued opportunities for growth. We believe our size, geographic scope and broad customer base provide us with a unique advantage in meeting our customers' needs, particularly with regard to large-scale project construction and development, which will allow us to capture those growth opportunities. We provide our customers a broad variety of products and services in approximately 30 countries worldwide, including outsourced compression, production and processing services, as well as the sale of a large portfolio of natural gas compression and oil and natural gas production and processing equipment and installation services. We believe our contract operations services generally allow our customers that outsource their compression or production and processing needs to achieve higher production rates than they would achieve with their own operations, resulting in increased revenue for our customers. In addition, outsourcing allows our customers flexibility for their compression and production and processing needs while limiting their capital requirements. By offering a broad range of services and products that leverage our core strengths, we believe we provide unique integrated solutions that meet our customers' needs. We believe the breadth and quality of our products and services, the depth of our customer relationships and our presence in many major oil and natural gas-producing regions place us in a position to capture additional business on a global basis.

        High-quality products and services.    We have built a network of high-quality energy infrastructure assets that are strategically deployed across our global platform. Through our history of operating a wide variety of products in many energy-producing markets around the world, we have developed the technical expertise and experience required to understand the needs of our customers and meet those needs through a range of products and services. These products and services include both highly customized compression, production and processing solutions as well as standard products based on our expertise, in support of a range of projects, from those requiring quick completion to those that may take several years to fully develop. Additionally, this experience has allowed us to develop efficient systems and processes and a skilled workforce that allow us to provide high-quality services throughout international markets. We utilize this technical expertise and long history of developing and operating projects for our customers to continually improve our products and services, which enables us to provide our customers with high-quality, comprehensive oil and natural gas infrastructure support worldwide.

        Complementary businesses enable us to offer customers integrated infrastructure solutions.    We aim to provide our customers with a single source to meet their energy infrastructure needs, and we believe we have the ability to serve our customers' changing needs in a variety of ways. For customers that seek to limit capital spending on energy infrastructure projects, we offer our full operations services through our contract operations business. Alternatively, for customers that prefer to develop and acquire their own infrastructure assets, we are able to sell equipment and facilities for their operation. In addition, in those cases, we can also provide operations, maintenance, overhaul and reconfiguration services following the sale through our aftermarket services business. Finally, we also provide aftermarket services to customers that own compression, production, processing and treating equipment that was not purchased from us. Because of the breadth of our products and our ability to deliver those products through our different delivery models, we believe we are able to provide the solution that is most suitable to our customers in the markets in which they operate. We believe this ability to provide our customers with a variety of products and services provides us with greater stability, as we are able to adjust the products and services we provide to reflect our customers' changing needs.

        Cash flows from contract operations business supported by long-term contracts with diverse customer base.    We provide contract operations services to customers located in approximately 15 countries. Within our contract operations business, we seek to enter into long-term contracts with a diverse collection of customers, including large integrated oil and natural gas companies and national energy companies. These contracts generally involve initial terms ranging from three to five years, and in some cases can be in excess of 10 years, and typically require our customers to pay our monthly service fee even during periods of limited or disrupted natural gas flows. In addition, our large, international customer base provides a diversified revenue stream, which we believe reduces customer and geographic concentration risk. Furthermore, our customer base includes several companies that are among the largest and most well-known companies within their respective regions throughout our global platform.

        Experienced management team.    We have an experienced and skilled management team with a long track record of driving growth through organic expansion and selective acquisitions. The members of our management team have strong relationships in the oil and gas industry and have operated through numerous commodity price cycles throughout our areas of operations. Members of our management team have spent a significant portion of their respective careers at highly regarded energy and manufacturing companies, such as Exterran Holdings, and have accumulated an average of        years of industry experience.

        Well-balanced capital structure with sufficient liquidity.    We intend to maintain a capital structure with an appropriate amount of leverage and the financial flexibility to invest in our operations and pursue attractive growth opportunities that we believe will increase the overall earnings and cash flow generated by our business. As of December 31, 2014, on a pro forma basis after giving effect to the spin-off, we would have had access to $        million of available borrowings under our debt agreements. In addition, as of December 31, 2014, we would have had approximately $39.4 million of cash and cash equivalents on hand on a pro forma basis.

Business Strategies

        We intend to continue to capitalize on our competitive strengths to meet our customers' needs through the following key strategies:

        Strategically grow our business to generate attractive returns to our shareholders.    Our primary strategic focus involves the growth of our business through expanding our product and services offerings and growing our customer base, as well as targeting redevelopment opportunities in the U.S. energy market and expansions into new international markets benefiting from the global energy infrastructure build-out. Our diverse product and service portfolio allows us to readily respond to changes in industry and economic conditions. We believe our global footprint allows us to provide the prompt product availability our customers require, and we can construct projects in new locations as needed to meet customer demand. We have the ability to readily deploy our capital to construct new or supplemental projects that we build, own and operate on behalf of our customers through our contract operations business. In addition, we seek to provide our customers with integrated infrastructure solutions by combining product and service offerings across our businesses. As an independent company, we plan to supplement our organic growth with select acquisitions in key markets to further enhance our geographic reach, product offerings and other capabilities. We believe acquisitions of this nature will allow us to generate incremental revenues from existing and new customers and obtain greater market share.

        Expand customer base and deepen relationships with existing customers.    We believe the uniquely broad range of services we offer, the quality of our products and services and our diverse geographic footprint positions us well to attract new customers and cross-sell our products and services to existing customers. In addition, we have a long history of providing the products and services we offer to our customers, which we couple with the technical expertise of our experienced engineering personnel to understand and meet our customers' needs, particularly as those needs develop and change over time. We intend to devote significant business development resources to market our products and services, leverage existing relationships and expedite our growth potential. We also seek to provide supplemental projects and services to our customers as their needs evolve over time. Finally, we expect to be able to offer certain of our products, including fabricated compressors, to prospective customers that are competitors of Exterran Holdings, which increases our prospective customer base and provides us with the opportunity to diversify our revenue sources.

        Continue our industry-leading safety performance.    Because of our emphasis on training and safety protocols for our employees, we have delivered industry-leading safety performance, which has resulted in our achieving a strong reputation for safety. We believe this safety performance and reputation helps us to attract and retain customers and employees. We have adopted rigorous processes and procedures to facilitate our compliance with safety regulations and policies. We work diligently to meet or exceed applicable safety regulations, and we intend to continue to focus on our safety monitoring function as our business grows and operating conditions change.

        Continue to optimize our global platform, products and services and enhance our profitability.    We regularly review and evaluate the quality of our operations, products and services. This process includes customer review programs to assess the quality of our performance. In addition, we intend to use our global platform to reach a wide variety of customers, which we believe can enable us to achieve cost savings in our operations. We believe our ongoing focus on improving the quality of our operations, products and services results in greater satisfaction among our customers, which we believe results in greater profitability and value for our shareholders.

Our Businesses

        We conduct our operations through three businesses: contract operations, aftermarket services and product sales.

  Contract Operations

        We provide comprehensive contract operations services to customers outside of the United States based on each customer's needs and operating specifications. These services include the provision of the personnel, equipment, tools, materials and supplies to meet our customers' natural gas compression or oil or natural gas production or processing service needs, as well as designing, sourcing, owning, installing, operating, servicing, repairing and maintaining equipment owned by us necessary to provide these services.

        We generally enter into contracts with our contract operations customers with initial terms between three to five years, and in some cases can be in excess of 10 years. These contracts can require us to provide complete engineering, design and installation services and a significant investment in equipment, facilities and related installation costs. These projects may include several compressor units on one site or entire facilities designed to process and treat oil or natural gas to make it suitable for end use. Our customers generally are required to pay a monthly service fee even during periods of limited or disrupted oil or natural gas flows, which enhances the stability and predictability of our cash flows. Additionally, because we typically do not take title to the natural gas we compress, process or treat and because the natural gas we use as fuel for our compressors and other equipment is supplied by our customers, we have limited direct exposure to commodity price fluctuations.

        Our equipment is maintained in accordance with established maintenance schedules. These maintenance procedures are updated as technology changes and as our operations team develops new techniques and procedures. In addition, because our field technicians provide maintenance on our contract operations equipment, they are familiar with the condition of our equipment and can readily identify potential problems. In our experience, these maintenance procedures maximize equipment life and unit availability, minimize avoidable downtime and lower the overall maintenance expenditures over the equipment life.

        During the year ended December 31, 2014, approximately 23% of our revenue and 52% of our gross margin was generated from contract operations. As of December 31, 2014, our contract operations business provided contract operations services using a fleet of 986 natural gas compression units with an aggregate capacity of approximately 1,236,000 horsepower and a fleet of production and processing equipment.

        We believe that our aftermarket services and product sales businesses, described below, provide opportunities to cross-sell our contract operations services.

  Aftermarket Services

        Our aftermarket services business sells parts and components and provides operation, maintenance, overhaul and reconfiguration services to customers outside of the United States who own compression, production, processing and treating equipment. We believe that we are particularly well qualified to provide these services because of our highly experienced operating personnel and technical and engineering expertise. In addition, our aftermarket services business is a component of our ability to provide integrated infrastructure solutions to our customers because it enables us to continue to serve our customers after the sale of any assets or facilities manufactured through our product sales business. As a result, we seek to couple aftermarket services with our other businesses to maintain and develop our relationships with our customers.

        During the year ended December 31, 2014, approximately 7% of our revenue and 7% of our gross margin was generated from aftermarket services.

  Product Sales

        We design, engineer, fabricate, sell and, in certain cases, install a broad range of oil and natural gas production and processing equipment designed to heat, separate, dehydrate and condition crude oil and natural gas to make them suitable for end use. Our products include line heaters, oil and natural gas separators, glycol dehydration units, condensate stabilizers, dewpoint control plants, water treatment, mechanical refrigeration and cryogenic plants and skid-mounted production packages designed for both onshore and offshore production facilities. We sell standard production and processing equipment, which is used for processing wellhead production from onshore or shallow-water offshore platform production primarily into U.S. markets. In addition, we sell custom-engineered, built-to-specification production and processing equipment, including designing facilities comprised of a combination of our products integrated into a solution that meets our customers' needs. Some of these projects are in remote areas and in developing countries with limited oil and natural gas industry infrastructure. To meet most customers' rapid response requirements and minimize customer downtime, we maintain an inventory of standard products and long delivery components used to manufacture our products to our customers' specifications. Typically, we expect our production and processing equipment backlog to be produced within a three to 24 month period.

        We also design, engineer, fabricate, sell and, in certain cases, install, skid-mounted natural gas compression equipment to meet standard or unique customer specifications. Generally, we assemble compressors sold to third parties according to each customer's specifications. We purchase components for these compressors from third party suppliers including several major engine and compressor manufacturers in the industry. We also sell pre-packaged compressor units designed to our standard specifications.

        We also provide engineering, procurement and fabrication services related to the manufacturing of critical process equipment for refinery and petrochemical facilities, the fabrication of tank farms and the fabrication of evaporators and brine heaters for desalination plants.

        We sell our compression and production and processing equipment primarily to major and independent oil and natural gas producers as well as national oil and natural gas companies in the countries where we operate, both within the United States and internationally.

        During the year ended December 31, 2014, approximately 70% of our revenue and 41% of our gross margin was generated from product sales. As of December 31, 2014, our backlog in Product Sales was $953.2 million.

Industry Overview

  Natural Gas Compression

        The international compression business is comprised primarily of large horsepower compressors that are typically deployed in facilities comprised of several compressors on one site. A significant portion of this business involves comprehensive projects that require the design, engineering, fabrication, delivery and installation of several compressors on one site along with related natural gas treatment and processing equipment. We are able to serve our customers' needs for such projects through our product sales business or through the provision of our contract operations services.

        Natural gas compression is a mechanical process whereby the pressure of a given volume of natural gas is increased to a desired higher pressure for transportation from one point to another and is essential to the production and transportation of natural gas. Compression is typically required several times during the natural gas production and transportation cycle, including (i) at the wellhead, (ii) throughout gathering and distribution systems, (iii) into and out of processing and storage facilities and (iv) along pipelines.

  Production and Processing

        Crude oil and natural gas are generally not marketable as produced at the wellhead and must be processed or treated before they can be transported to market. Production and processing equipment is used to separate and treat oil and natural gas as it is produced to achieve a marketable quality of product. Production processing typically involves the separation of oil and natural gas and the removal of contaminants. The end result is "pipeline" or "sales" quality oil and natural gas. Further processing or refining is almost always required before oil or natural gas is suitable for use as fuel or feedstock for petrochemical production. Production processing normally takes place in the "upstream" and "midstream" segments, while refining and petrochemical processing is referred to as the "downstream" segment. Wellhead or upstream production and processing equipment include a wide and diverse range of products.

        We manufacture and stock standard production equipment based on historical product mix and expected customer purchases following general trends of oil and natural gas production. In addition, we sell custom-engineered, built-to-specification production and processing equipment. We also provide integrated solutions comprised of a combination of our products into a single offering, which typically consists of much larger equipment packages than standard equipment, and is generally used in much larger scale production operations. The custom equipment segment is driven by global economic trends, and the specifications for purchased equipment can vary significantly. Technology, engineering capabilities, project management, available manufacturing space and quality control standards are the key drivers in the custom equipment segment.

  Outsourcing

        Natural gas producers, transporters and processors choose to outsource their operations due to the benefits and flexibility of contract operations. We believe outsourcing compression, production and processing operations to outsourced service providers such as us offers customers:

  •
  access to the outsourced service provider's specialized personnel and technical skills, including engineers and field service and maintenance employees, which we believe generally leads to improved production rates and/or increased throughput and higher revenues;

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  the ability to increase their profitability by transporting or producing a higher volume of natural gas through decreased equipment downtime and reduced operating, maintenance and equipment costs by allowing the outsourced service provider to efficiently manage their operations; and

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  the flexibility to deploy their capital on projects more directly related to their primary business by reducing their investment in compression, production and processing equipment and their maintenance capital requirements.

Cyclicality, Volatility and Seasonality

        Changes in oil and natural gas exploration and production spending normally results in changes in demand for our products and services; however, we believe our contract operations business is typically less impacted by commodity prices than certain other energy service products and services because compression, production and processing services are necessary for natural gas and oil to be delivered from the wellhead to end users; and our contract operations businesses are tied primarily to natural gas and oil production and consumption, which are generally less cyclical in nature than exploration activities.

        Demand for oil and natural gas is cyclical and subject to fluctuations. This is primarily because the industry is driven by commodity demand and corresponding price increases. When oil and natural gas price increases occur, producers typically increase their capital expenditures, which generally results in greater activity levels and revenues for equipment providers to the oil and gas industry.

        Our results of operations have not historically reflected any material seasonal tendencies and we currently do not believe that seasonal fluctuations will have a material impact on us in the foreseeable future.

Markets, Customers and Competition

        Our global customer base consists primarily of companies engaged in all aspects of the oil and natural gas industry, including large integrated oil and natural gas companies, national energy companies, independent producers and natural gas processors, gatherers and pipeline operators.

        We currently operate in approximately 30 countries. We have product sales facilities in the United States, Europe, Asia and the Middle East.

        The businesses in which we operate are highly competitive. Overall, we experience considerable competition from companies that may be able to more quickly adapt to changes within our industry and changes in economic conditions as a whole, more readily take advantage of available opportunities. We believe we are competitive with respect to price, equipment availability, customer service, flexibility in meeting customer needs, technical expertise, quality and reliability of our compression, production and processing equipment and related services. We face vigorous competition throughout our businesses, with some firms competing with us in multiple businesses. In our production and processing equipment business, we have different competitors in the standard and custom-engineered equipment segments. Competitors in the standard equipment segment include several large companies and a large number of small, regional fabricators. Our competition in the custom-engineered segment consists mainly of larger companies with the ability to provide integrated projects and product support after the sale. The ability to fabricate these large custom-engineered systems near the point of end-use is often a competitive advantage.

        Following the spin-off, we will face increased competition as we seek to diversify our customer base and increase utilization of our service offerings.

        We also expect to be able to offer certain of our products, including fabricated compressors, to prospective customers that were previously competitors of Exterran Holdings, which increases our prospective customer base and ability to diversify our revenue sources. In addition, in connection with the completion of the spin-off, we intend to enter into the supply agreement, pursuant to which we will provide Exterran Holdings and Exterran Partners with fabricated equipment.

        In addition, we expect that the separation and distribution agreement will contain certain noncompetition provisions addressing restrictions for a limited period of time after the spin-off on our ability to provide contract operations services in the United States and on Exterran Holdings' ability to provide contract operations services outside of the United States and product sales to customers worldwide, subject to certain exceptions.

Properties

        We conduct our operations in a variety of locations throughout the United States, Latin America and the Eastern Hemisphere. The following table describes the material facilities we owned or leased as of December 31, 2014:

Location	Status	Square Feet	Use
Houston, Texas	Owned	261,600	Corporate office, product sales
Camacari, Brazil	Owned	86,112	Contract operations and aftermarket services
Neuquen, Argentina	Leased	47,500	Contract operations and aftermarket services
Reynosa, Mexico	Owned	24,347	Contract operations and aftermarket services
Comodoro Rivadavia, Argentina	Owned	26,000	Contract operations and aftermarket services
Neuquen, Argentina	Owned	38,798	Contract operations and aftermarket services
Santa Cruz, Bolivia	Leased	22,017	Contract operations and aftermarket services
Bangkok, Thailand	Leased	36,611	Aftermarket services
Port Harcourt, Nigeria	Leased	19,031	Aftermarket services
Broussard, Louisiana	Owned	18,900	Product sales
Houston, Texas	Owned	343,750	Product sales
Broken Arrow, Oklahoma	Owned	141,549	Product sales
Columbus, Texas	Owned	219,552	Product sales
Youngstown, Ohio	Leased	65,000	Product sales
Jebel Ali Industrial Area, UAE	Leased	112,378	Product sales
Hamriyah Free Zone, UAE	Leased	212,742	Product sales
Mantova, Italy	Owned	654,397	Product sales
Singapore, Singapore	Leased	111,693	Product sales

Environmental and Other Regulations

  Government Regulation

        Our operations are subject to stringent and complex U.S. federal, state, local and international laws and regulations that could have a material impact on our operations or financial condition. Our operations are regulated under a number of laws governing, among other things, discharges of substances into the air and regulated waters, the generation, transportation, treatment, storage and disposal of hazardous and non-hazardous substances, disclosure of information about hazardous materials used or produced in our operations, and occupational health and safety.

        Compliance with these environmental laws and regulations may expose us to significant costs and liabilities and cause us to incur significant capital expenditures in our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of investigatory and remedial obligations, and the issuance of injunctions delaying or prohibiting operations. In certain circumstances, laws may impose strict, joint and several liability without regard to fault or the legality of the original conduct on classes of persons who are considered to be responsible for the release of hazardous substances into the environment. In addition, it is not uncommon for third-parties to file claims for personal injury, property damage and recovery of response costs allegedly caused by hazardous substances or other pollutants released into the environment. We currently own or lease, and in the past have owned or leased, a number of properties that have been used in support of our operations for a number of years. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons, hazardous substances, or other regulated wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where such materials have been taken for disposal by companies sub-contracted by us. In addition, many of these properties have been previously owned or operated by third parties whose treatment and disposal or release of hydrocarbons, hazardous substances or other regulated wastes was not under our control. These properties and the materials released or disposed thereon may be subject to various laws that could require us to remove or remediate historical property contamination, or to perform certain operations to prevent future contamination. We are not currently under any order requiring that we undertake or pay for any cleanup activities. However, we cannot provide any assurance that we will not receive any such order in the future.

        The clear trend in environmental regulation is to place more restrictions on activities that may affect the environment, and thus, any changes in these laws and regulations that result in more stringent and costly waste handling, storage, transport, disposal, emission or remediation requirements could have a material adverse effect on our results of operations and financial position.

Employees

        As of March 1, 2015, we had approximately 8,000 employees. Many of our employees outside of the United States are covered by collective bargaining agreements, and we and Exterran Holdings generally consider our relationships with our employees to be satisfactory.

Legal Proceedings

        We are subject to various legal proceedings and claims arising in the ordinary course of our business. Our management does not expect the outcome of any of these known legal proceedings, individually or collectively, to have a material adverse effect on our financial condition or results of operations.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In connection with the spin-off, we intend to enter into several agreements with Exterran Holdings to define our ongoing relationship with Exterran Holdings after the spin-off. These agreements will, among other things, allocate responsibility for obligations arising before and after the distribution date, including, among others, obligations relating to our employees, various transition services and taxes. In addition, we intend to enter into a supply agreement on arm's length terms that, among other things, will set forth the terms under which we will provide Exterran Holdings and Exterran Partners with fabricated equipment. We also expect to enter into a services agreement with Exterran Holdings on arm's length terms that will set forth the terms under which Exterran Holdings will provide installation, start-up, commissioning and other services to us or to our customers on our behalf. For more information about those agreements with Exterran Holdings, please read "Relationship with Exterran Holdings After the Spin-Off."

Related Person Transactions Policies and Procedures

        We expect that our board of directors will adopt a policy, which will be made available on our website on or prior to the distribution date, providing for the review by the Audit Committee of our Board of Directors of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we (or any of our subsidiaries) are a participant and (3) any of our directors, executive officers, or greater than 5% shareholders, or any of their immediate family members, has or will have a material direct or indirect interest. We expect that the Audit Committee would approve or ratify only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of us and our shareholders. We refer to any such transaction as a related person transaction. In addition to this policy, our Code of Business Conduct, which will be available on our website on or prior to the distribution date, will have specific provisions addressing actual and potential conflicts of interest. Our Code of Business Conduct will provide that no director, officer or employee may use or attempt to use his or her position at the company, or his or her relationship with the company, to obtain any personal benefit for himself or herself or for any other person and will require appropriate disclosures of potential conflicts of interest.

 RELATIONSHIP WITH EXTERRAN HOLDINGS AFTER THE SPIN-OFF

Historical Relationship with Exterran Holdings

        We are currently a wholly owned subsidiary of Exterran Holdings. As a result of our relationship with Exterran Holdings, in the ordinary course of our business, we and our subsidiaries have received various services provided by Exterran Holdings and some of its other subsidiaries, including internal accounting, information technology and systems, legal, tax, internal audit, human resources, provision of real property, risk management, treasury and other services. Our historical financial statements include allocations by Exterran Holdings of a portion of its overhead costs related to those services. These cost allocations have been determined on a basis that we and Exterran Holdings consider to be reasonable reflections of the use of those services. We also intend to enter into certain agreements with Exterran Holdings, which are further described below.

Exterran Holdings' Distribution of Our Stock

        Exterran Holdings is our parent company. In the spin-off, Exterran Holdings will distribute 100% of our common stock to its shareholders in a transaction that is intended to be tax-free to us and such shareholders for U.S. federal income tax purposes (other than with respect to any cash received in lieu of fractional shares). The spin-off is subject to a number of conditions, some of which are more fully described under "The Spin-Off—Spin-Off Conditions and Termination."

Agreements Between Exterran Holdings and Us

        In the discussion that follows, we have described the material provisions of agreements we intend to enter into with Exterran Holdings. The descriptions of those agreements are not complete and are qualified by reference to the terms of the agreements we intend to enter into with Exterran Holdings in connection with the completion of the spin-off, the forms of which will be filed as exhibits to the Registration Statement on Form 10 of which this information statement is a part. We encourage you to read the full text of those agreements. We will enter into those agreements in the context of our relationship as a wholly owned subsidiary of Exterran Holdings.

  Separation and Distribution Agreement

        The separation and distribution agreement to be entered into between Exterran Holdings and us will govern the separation of our businesses from Exterran Holdings, the subsequent distribution of shares of our common stock to Exterran Holdings' shareholders and other matters related to Exterran Holdings' relationship with us.

        Generally, the separation and distribution agreement will include Exterran Holdings' and our agreements relating to the restructuring steps to be taken to complete the separation, including the assets and rights to be transferred, liabilities to be assumed, contracts to be assigned and related matters. Subject to the receipt of required governmental and other consents and approvals, in order to accomplish the separation, the separation and distribution agreement will enable the parties to transfer specified assets and liabilities to divide the businesses we will conduct following the spin-off from those that will be conducted by Exterran Holdings. In addition, we will agree in the separation and distribution agreement that we and our affiliates will cooperate with Exterran Holdings to accomplish a distribution by Exterran Holdings to its shareholders of our common stock in the spin-off that is generally tax-free to Exterran Holdings and its shareholders for U.S. federal income tax purposes, except to the extent that cash is received in lieu of fractional shares.

        The separation and distribution agreement will require Exterran Holdings and us to endeavor to obtain consents, approvals and amendments required to novate or assign the assets and liabilities that are to be transferred pursuant to the separation and distribution agreement as soon as reasonably practicable.

        In addition, we expect that the separation and distribution agreement will contain certain noncompetition provisions addressing restrictions for a limited period of time after the spin-off on our ability to provide contract operations services in the United States and on Exterran Holdings' ability provide contract operations services outside of the United States and product sales to customers worldwide, subject to certain exceptions.

        The separation and distribution agreement will specify those conditions that must be satisfied or waived by Exterran Holdings prior to the distribution. In addition, Exterran Holdings will have the right to determine the date and terms of the distribution, and will have the right, at any time until completion of the distribution, to determine to abandon or modify the distribution and to terminate the separation and distribution agreement.

        We will provide more details about the separation and distribution agreement in this information statement when they are available.

  Tax Sharing Agreement

        Prior to the spin-off, we and Exterran Holdings will enter into a tax sharing agreement that will govern our respective rights, responsibilities, and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and certain other matters regarding taxes.

        Our obligations under the tax sharing agreement are not limited in amount or subject to any cap. Further, even if we are not responsible for tax liabilities of Exterran Holdings and its subsidiaries under the tax sharing agreement, we nonetheless could be liable under applicable tax law for such liabilities if Exterran Holdings were to fail to pay them. If we are required to pay any liabilities under the circumstances set forth in the tax sharing agreement or pursuant to applicable tax law, the amounts may be significant.

        The tax sharing agreement also will require us and Exterran Holdings to comply with the representations made to legal counsel in connection with the Tax Opinion, and will contain restrictions on our ability (and the ability of any member of our group) to take actions that could cause the spin-off to fail to qualify as a tax-free reorganization for U.S. federal income tax purposes, including entering into any transaction or series of transactions as a result of which any person or group of persons would acquire or have the right to acquire from us or holders of our stock amounts of our stock greater than certain threshold amounts, or issuing our stock in an offering in amounts greater than certain threshold amounts. Certain of these restrictions will apply for the two-year period after the distribution, unless we obtain a private letter ruling from the IRS or a written opinion of a nationally recognized law firm that such action will not cause the distribution or certain related transactions to fail to qualify as tax-free transactions for U.S. federal income tax purposes. Notwithstanding receipt of such ruling or opinion, in the event that such action causes the distribution or certain related transactions to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, we could be responsible for taxes arising therefrom.

        We will provide more details about the tax sharing agreement in this information statement when they are available.

  Employee Matters Agreement

        Prior to the spin-off, Exterran Holdings will enter into an employee matters agreement with us. The employee matters agreement will allocate liabilities and responsibilities between Exterran Holdings and us relating to employee compensation and benefit plans and programs, including the treatment of retirement, health and welfare plans and equity and other incentive plans and awards.

        We will provide more details about the employee matters agreement in this information statement when they are available.

  Transition Services Agreement

        We and Exterran Holdings will enter into a transition services agreement under which we will provide and/or make available to Exterran Holdings certain services and assets, for specified periods beginning on the distribution date. The personnel performing services for Exterran Holdings under the transition services agreement will be employees and/or independent contractors of ours.

        The transition services agreement will also contain customary indemnification provisions and will terminate upon cessation of all services provided thereunder.

        We will provide more details about the transition services agreement in this information statement when they are available.

  Supply Agreement

        In connection with the spin-off, we intend to enter into a supply agreement on arm's length terms that, among other things, will set forth the terms under which we will provide Exterran Holdings and Exterran Partners with fabricated equipment. This supply agreement will have a commencement date of            , 2015 and a term of            years. Each of Exterran Holdings and Exterran Partners will have the right to terminate this supply agreement in certain circumstances.

        We will provide more details about the supply agreement in this information statement when they are available.

  Services Agreement

        In connection with the spin-off, we intend to enter into a services agreement on arm's length terms that, among other things, will set forth the terms under which Exterran Holdings will provide installation, start-up, commissioning and other services to us or to our customers on our behalf. This services agreement will have a commencement date of                        , 2015 and a term of            years. Exterran Holdings will have the right to terminate this services agreement in certain circumstances.

        We will provide more details about the services agreement in this information statement when they are available.

MANAGEMENT

Directors and Executive Officers

  Board of Directors

        Following the spin-off, our business and affairs will be managed under the direction of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the number of directors may be fixed by the board from time to time, provided that the amended and restated certificate of incorporation is expected to provide that there must always be at least            directors and not more than            directors. We have not yet elected or appointed the individuals who will serve as members of our board of directors upon the completion of the spin-off. We anticipate that the members of our board of directors will be determined prior to the completion of the spin-off.

  Executive Officers

        We have not yet elected or appointed the individuals who will serve as our executive officers upon the completion of the spin-off. We anticipate that our executive officers will be determined prior to the completion of the spin-off.

Committees of Our Board of Directors

        Upon completion of the spin-off, the committees of our board of directors are expected to consist of an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of the Committees will be comprised entirely of independent nonmanagement directors.

        Audit Committee.    The Audit Committee will be responsible for overseeing (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent auditor's qualifications and independence, and (d) the performance of our internal auditor and independent auditor. The Audit Committee will be directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The committee, among other things, will also review and discuss our financial statements with management and the independent registered public accounting firm.

        Upon the commencement of the listing of our common stock, the Audit Committee will consist of                    . We believe that            will qualify as an independent director according to the rules and regulations of the SEC and the national stock exchange on which our common stock will be traded with respect to audit committee membership. We also believe that             qualifies as an "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K. Our board of directors will adopt a written charter for the Audit Committee in connection with the spin-off, which will be available on our corporate website upon the completion of the spin-off.

        Compensation Committee.    The Compensation Committee will have overall responsibility for our officer compensation plans, policies and programs and will have the authority to engage and terminate any compensation consultant or other advisors to assist the committee in the discharge of its responsibilities. Our board of directors will adopt a written charter for the Compensation Committee in connection with the spin-off, which will be available on our corporate website upon the completion of the spin-off.

        Nominating and Governance Committee.    The Nominating and Governance Committee, in addition to other matters, will: (1) identify and recommend qualified candidates to the board of directors for nomination as members of the board of directors; (2) make recommendations respecting the composition of the board of directors and its committees and (3) monitor compliance with corporate governance standards. Our board of directors will adopt a written charter for the Nominating and

Governance Committee in connection with the spin-off, which will be available on our corporate website upon the completion of the spin-off.

Director Compensation

        We currently anticipate that, following the completion of the spin-off, our non-employee directors will receive compensation for their service on the board. However, we have not yet developed or implemented a compensation program for our non-employee directors.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers have served as members of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

 EXECUTIVE COMPENSATION

        We have not yet elected or appointed the individuals who will serve as our executive officers following the completion of the spin-off or developed or implemented a compensation program for our executive officers. We anticipate that our executive officers will be determined prior to the completion of the spin-off, and, following such determination, we expect to disclose the material components of the executive compensation program for the individuals who would have been our 2014 "named executive officers" had we been a publicly listed company during 2014, to the extent required by applicable SEC disclosure rules.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Before the distribution, all of the outstanding shares of our common stock are and will be owned beneficially and of record by Exterran Holdings. The following table sets forth information with respect to the expected beneficial ownership of our common stock immediately following completion of the distribution by:

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  each shareholder who is expected following the distribution to beneficially own more than 5% of our common stock;

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  each executive officer named in the Summary Compensation Table;

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  each person expected to serve on our board of directors as of the distribution date; and

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  all of our executive officers and directors as a group.

        We have based the percentage of class amounts set forth below on each indicated person's beneficial ownership of Exterran Holdings common stock as of            , 2015, unless we indicate some other basis for the share amounts, and based on the distribution of one share of our common stock for every                shares of Exterran Holdings common stock outstanding. To the extent our directors and executive officers own unrestricted shares of Exterran Holdings common stock at the time of the distribution, they will participate in the distribution of shares of common stock in the spin-off on the same terms as other holders of Exterran Holdings common stock. Following the spin-off, we will have an aggregate of approximately            million shares of common stock outstanding, based on the number of shares of Exterran Holdings common stock outstanding on            , 2015. The number of shares beneficially owned by each shareholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address for each of the directors and executive officers is c/o Exterran SpinCo, Inc., 4444 Brittmoore Road, Houston, Texas 77041.

	Shares of Common Stock to be Beneficially Owned Before the Spin-Off		Shares of Common Stock Beneficially Owned After the Spin-Off
Name and Address of Beneficial Owner	Number	Percent	Number	Percent

DESCRIPTION OF CAPITAL STOCK

Introduction

        In the discussion that follows, we have summarized selected provisions of our amended and restated certificate of incorporation and amended and restated bylaws relating to our capital stock that we expect will be in effect at or prior to the completion of the spin-off. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws. You should read the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the Registration Statement on Form 10 of which this information statement forms a part. Please read "Where You Can Find More Information."

Authorized Capital Stock

        Our authorized capital stock consists of shares of common stock and shares of preferred stock, issuable in series.

        Each authorized share of common stock has a par value of $0.01. The authorized shares of preferred stock have a par value of $0.01 per share. Immediately following the spin-off, we expect that approximately         million shares of our common stock will be outstanding, based on the number of shares of Exterran Holdings common stock outstanding as of                         , 2015. The actual number of shares of our common stock to be distributed in the spin-off will be determined based on the actual number of shares of Exterran Holdings common stock outstanding as of the record date. Immediately following the spin-off, no shares of our preferred stock will be issued and outstanding.

Common Stock

        Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our shareholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting our company.

        Holders of our common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. Any future dividends will be paid at the discretion of our board of directors after taking into account various factors, including:

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  general business conditions;

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  industry practice;

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  our financial condition and performance;

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  our future prospects;

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  our cash needs and capital investment plans;

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  our obligations to holders of any preferred stock we may issue;

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  income tax consequences; and

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  the restrictions applicable laws and our credit arrangements then impose.

        In addition, the terms of the loan agreements, indentures and other agreements we enter into from time to time may contain covenants or other provisions that could limit our ability to pay, or otherwise restrict the payment of, cash dividends. For example, we expect our debt agreements to include restrictions on our ability to pay dividends.

        If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our shareholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

        Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund. All shares of common stock to be distributed in connection with the spin-off will be fully paid and nonassessable.

Preferred Stock

        At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock, the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of shares of our preferred stock or our common stock, our board of directors may determine not to seek shareholder approval.

        Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common shareholders. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. In addition, the provision in our amended and restated certificate of incorporation permitting such issuances cannot be amended without approval of holders of a majority of our shares of common stock outstanding. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Limitation on Liability of Directors, Indemnification of Directors and Officers and Insurance

        The Delaware General Corporation Law (the "DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties as directors, and our amended and restated certificate of incorporation will include such an exculpation provision.

        Our amended and restated certificate of incorporation will provide that no director will be liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

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  Any breach of the director's duty of loyalty to our Company or our shareholders.

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  Any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law.

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  Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

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  Any transaction from which the director derived an improper personal benefit.

        Additionally, Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a "derivative action"), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, shareholder vote, agreement or otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard will be applicable in the case of derivative actions, except that indemnification will only extend to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and court approval will be required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

        We also intend to obtain insurance policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. The insurance will provide coverage, subject to its terms and conditions, if the Company is unable to indemnify (e.g., due to bankruptcy), or is legally prohibited from indemnifying, the directors and officers for a covered wrongful act.

Delaware Statutory Business Combination Statute

        We will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prevents an "interested shareholder," which is defined generally as a person owning 15 percent or more of a Delaware corporation's outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of "business combinations" with the corporation for three years following the date on which that person became an interested shareholder unless:

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  Before that person became an interested shareholder, the board of directors of the corporation approved the transaction in which that person became an interested shareholder or approved the business combination;

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  On completion of the transaction that resulted in that person's becoming an interested shareholder, that person owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  Following the transaction in which that person became an interested shareholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

        Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested shareholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation's directors, if a majority of the directors who were directors prior to any person's becoming an interested shareholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Anti-Takeover Effects of Provisions of Our Organizational Documents

        Some of the provisions of our amended and restated certificate of incorporation and amended and restated bylaws discussed below may have the effect, either alone or in combination with Section 203 of the DGCL, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that our board of directors opposes but that a shareholder might consider to be in its best interest.

        Our amended and restated certificate of incorporation provides that our shareholders may act only at an annual or special meeting of shareholders and may not act by written consent, provided, this restriction will no longer apply in the event Delaware repeals its statute which requires unanimous written consent by applicable public companies. Our amended and restated bylaws provide that only a majority of our board of directors or the chairman of our board of directors may call a special meeting of our board of directors or our shareholders. Our amended and restated certificate of incorporation also includes a forum selection clause designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for derivative actions, actions asserting a claim for breach of fiduciary duties and certain other matters.

        Our amended and restated certificate of incorporation provides that the number of directors will be fixed exclusively by, and may be increased or decreased exclusively by, our board of directors from time to time, but will not be less than          nor more than          , which limits require approval of          % of the voting power of our voting stock to amend. Our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only with cause and by a vote of at least 50% of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office, and a director appointed to fill a vacancy serves for the remainder of the term of the director in which the vacancy occurred. These provisions will prevent our shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

        Our amended and restated bylaws contain advance notice and other procedural requirements that apply to shareholder nominations of persons for election to our board of directors at any annual or special meeting of shareholders and to shareholder proposals that shareholders take any other action at any annual meeting. In the case of any annual meeting, a shareholder proposing to nominate a person for election to our board of directors or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the anniversary of the date of the immediately preceding annual meeting of shareholders. These shareholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the anniversary of the immediately preceding annual meeting. If the chairman of our board of directors or a majority of our board of directors calls a special meeting of shareholders for the election of directors, a shareholder proposing to nominate a person for that election must give our corporate secretary written notice of the proposal not earlier than 120 days prior to that special meeting and not later than the last to occur of (1) 90 days prior to that special meeting or (2) the 10th day following the day we publicly disclose the date of the special meeting. Our amended and restated bylaws prescribe specific information that any such shareholder notice must contain. These advance notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareholders.

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that our shareholders may adopt, amend and repeal our amended and restated bylaws at any regular or special meeting of shareholders by a vote of at least 66 2/3% of the voting power of our outstanding voting stock, provided the notice of intention to adopt, amend or repeal the amended and restated bylaws has been included in the notice of that meeting. Our amended and restated certificate of incorporation also confers on our board of directors the power to adopt, amend or repeal our amended and restated bylaws with the affirmative vote of a majority of the directors then in office.

        As discussed above under "—Preferred Stock," our amended and restated certificate of incorporation authorizes our board of directors, without the approval of our shareholders, to provide for the issuance of all or any shares of our preferred stock in one or more series and to determine the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series. The issuance of shares of our preferred stock or rights to purchase shares of our preferred stock could discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of our common shareholders.

        In addition to the purposes described above, these provisions of our amended and restated certificate of incorporation and amended and restated bylaws are also intended to increase the bargaining leverage of our board of directors, on behalf of our shareholders, in any future negotiations concerning a potential change of control of our company. Our board of directors has observed that certain tactics that bidders employ in making unsolicited bids for control of a corporation, including hostile tender offers and proxy contests, have become relatively common in modern takeover practice. Our board of directors considers those tactics to be highly disruptive to a corporation and often contrary to the overall best interests of its shareholders. In particular, bidders may use these tactics in conjunction with an attempt to acquire a corporation at an unfairly low price. In some cases, a bidder will make an offer for less than all the outstanding capital stock of the target company, potentially leaving shareholders with the alternatives of partially liquidating their investment at a time that may be disadvantageous to them or retaining an investment in the target company under substantially different management with objectives that may not be the same as the new controlling shareholder. The concentration of control in our company that could result from such an offer could deprive our remaining shareholders of the benefits of listing on the national stock exchange on which our common stock will be traded and public reporting under the Exchange Act.

        While our board of directors does not intend to foreclose or discourage reasonable merger or acquisition proposals, it believes that value for our shareholders can be enhanced by encouraging would-be acquirers to forego hostile or coercive tender offers and negotiate with the board of directors terms that are fair to all shareholders. Our board of directors believes that the provisions described above will (1) discourage disruptive tactics and takeover attempts at unfair prices or on terms that do not provide all shareholders with the opportunity to sell their stock at a fair price and (2) encourage third parties who may seek to acquire control of our company to initiate such an acquisition through negotiations directly with our board of directors. Our board of directors also believes these provisions will help give it the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner that assures fair treatment of our shareholders. Our board of directors recognizes that a takeover might in some circumstances be beneficial to some or all of our shareholders, but, nevertheless, believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure our company outweigh the disadvantages of discouraging those proposals.

Stock Exchange Listing

        We expect to list our common stock on a national stock exchange under the symbol "        ."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be                        .

 DESCRIPTION OF MATERIAL INDEBTEDNESS

        In connection with the spin-off, we expect that we, or one of our expected wholly owned subsidiaries, will issue debt securities and enter into a credit facility and other financing arrangements in an amount sufficient to allow Exterran Holdings to repay its outstanding indebtedness in whole or in part. The amount, type and term of our debt arrangements and the amount of net proceeds we expect to receive from such debt arrangements have not been determined but will be determined prior to the spin-off. We will provide more details about the debt arrangements and the terms of our debt agreements in this information statement when they are available. This information statement shall not be deemed an offer to sell or a solicitation of an offer to buy any debt securities.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a Registration Statement on Form 10 under the Exchange Act relating to the common stock being distributed in the spin-off. This information statement forms a part of that registration statement but does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information relating to us and the shares of our common stock, reference is made to the registration statement, including its exhibits. Statements made in this information statement relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's Public Reference Room, located at 100 F Street, NE, Washington, D.C. 20549 or on the SEC's website at http://www.sec.gov. You may obtain a copy of the registration statement from the SEC's Public Reference Room upon payment of prescribed fees. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

        We are currently, and following the spin-off will continue to be, subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we file periodic reports and other information with the SEC. Those periodic reports and other information are available for inspection and copying at the SEC's Public Reference Room and the SEC's website at http://www.sec.gov. Following the spin-off, our proxy statements will be available in the same manner.

        We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        We make available free of charge on our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. All of these documents are made available free of charge on our website, www.                .com and will be provided free of charge to any shareholders requesting a copy by writing to: Exterran SpinCo, Inc., 4444 Brittmoore Road, Houston, Texas 77041 Attention: Investor Relations. The information on our website is not, and shall not be deemed to be, a part of this information statement or incorporated into any other filings we make with the SEC.

        No person is authorized to give any information or to make any representations with respect to the matters described in this information statement other than those contained in this information statement or in the documents incorporated by reference in this information statement and, if given or made, such information or representation must not be relied upon as having been authorized by us or Exterran Holdings. Neither the delivery of this information statement nor completion of the spin-off shall, under any circumstances, create any implication that there has been no change in our affairs or those of Exterran Holdings since the date of this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Exterran Holdings, Inc.
Houston, Texas

        We have audited the accompanying combined balance sheets of the International Services and Global Product Sales Businesses of Exterran Holdings, Inc. and subsidiaries (the "Company"), as of December 31, 2014 and 2013, and the related combined statements of operations, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule for each of the three years in the period ended December 31, 2014 listed in the Index on page F-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As described in Note 1, the accompanying combined financial statements have been derived from the consolidated financial statements and accounting records of Exterran Holdings, Inc. The combined financial statements also include expense allocations for certain corporate functions historically provided by Exterran Holdings, Inc. These allocations may not be reflective of the actual expense which would have been incurred had the Company operated as a separate entity apart from Exterran Holdings, Inc.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 13, 2015

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

COMBINED BALANCE SHEETS

(In thousands)

		December 31,
	Transfer to Exterran Holdings Pro Forma December 31, 2014
		2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$	$39,361	$35,194
Restricted cash		1,490	1,269
Accounts receivable, net of allowance of $2,133 and $7,381, respectively		398,070	352,903
Inventory, net		291,240	283,011
Costs and estimated earnings in excess of billings on uncompleted contracts		120,938	117,175
Current deferred income taxes		48,890	38,112
Other current assets		53,977	54,376
Current assets associated with discontinued operations		468	91

Total current assets		954,434	882,131
Property, plant and equipment, net		954,811	965,196
Intangible and other assets, net		123,578	151,884

Total assets	$	$2,032,823	$1,999,211

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, trade	$	$161,826	$128,435
Accrued liabilities		168,577	204,142
Deferred revenue		64,820	87,079
Billings on uncompleted contracts in excess of costs and estimated earnings		76,277	87,925
Current liabilities associated with discontinued operations		1,338	2,364

Total current liabilities		472,838	509,945
Long-term debt		1,107	1,539
Deferred income taxes		38,180	49,538
Long-term deferred revenue		41,591	31,391
Other long-term liabilities		26,968	32,447
Long-term liabilities associated with discontinued operations		317	447

Total liabilities		581,001	625,307
Commitments and contingencies (Note 16)
Equity:
Parent equity		1,435,046	1,342,480
Accumulated other comprehensive income		16,776	31,424

Total equity		1,451,822	1,373,904

Total liabilities and equity	$	$2,032,823	$1,999,211

The accompanying notes are an integral part of these combined financial statements.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2014	2013	2012
Revenues:
Contract operations	$493,853	$476,016	$463,957
Aftermarket services	162,724	160,672	145,048
Product sales—third parties	1,283,208	1,660,344	1,349,817
Product sales—affiliates	232,969	118,441	109,902

	2,172,754	2,415,473	2,068,724

Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	185,408	196,944	184,608
Aftermarket services	120,181	120,344	107,858
Product sales	1,270,296	1,514,669	1,291,652
Selling, general and administrative	267,493	264,890	269,812
Depreciation and amortization	173,803	140,029	167,499
Long-lived asset impairment	3,851	11,941	5,197
Restructuring charges	—	—	3,892
Interest expense	1,905	3,551	5,318
Equity in income of non-consolidated affiliates	(14,553)	(19,000)	(51,483)
Other (income) expense, net	7,222	(1,966)	5,638

	2,015,606	2,231,402	1,989,991

Income before income taxes	157,148	184,071	78,733
Provision for income taxes	77,833	97,367	26,226

Income from continuing operations	79,315	86,704	52,507
Income from discontinued operations, net of tax	73,198	66,149	66,843

Net income	$152,513	$152,853	$119,350

The accompanying notes are an integral part of these combined financial statements.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Years Ended December 31,
	2014	2013	2012
Net income	$152,513	$152,853	$119,350
Other comprehensive income:
Foreign currency translation adjustment	(14,648)	4,531	3,762

Comprehensive income	$137,865	$157,384	$123,112

The accompanying notes are an integral part of these combined financial statements.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

COMBINED STATEMENTS OF CHANGES IN EQUITY

(In thousands)

	Parent Equity	Accumulated Other Comprehensive Income	Total Equity
Balance, January 1, 2012	$1,427,697	$23,131	$1,450,828
Net income	119,350		119,350
Net distributions to parent	(166,546)		(166,546)
Foreign currency translation adjustment		3,762	3,762

Balance at December 31, 2012	$1,380,501	$26,893	$1,407,394
Net income	152,853		152,853
Net distributions to parent	(190,874)		(190,874)
Foreign currency translation adjustment		4,531	4,531

Balance at December 31, 2013	$1,342,480	$31,424	$1,373,904
Net income	152,513		152,513
Net distributions to parent	(59,947)		(59,947)
Foreign currency translation adjustment		(14,648)	(14,648)

Balance at December 31, 2014	$1,435,046	$16,776	$1,451,822

The accompanying notes are an integral part of these combined financial statements.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net income	$152,513	$152,853	$119,350
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	173,803	140,029	167,499
Long-lived asset impairment	3,851	11,941	5,197
Income from discontinued operations, net of tax	(73,198)	(66,149)	(66,843)
Provision for doubtful accounts	679	2,317	7,642
Gain on sale of property, plant and equipment	(1,834)	(3,398)	(573)
Equity in income of non-consolidated affiliates	(14,553)	(19,000)	(51,483)
Loss on remeasurement of intercompany balances	3,614	4,313	7,406
Loss on sale of businesses	961	—	—
Capital contribution by parent—stock-based compensation expense	5,288	5,330	6,057
Deferred income tax provision	10,106	15,956	(14,744)
Changes in assets and liabilities:
Accounts receivable and notes	(50,641)	(16,981)	(12,901)
Inventory	(11,893)	(24,535)	(33,578)
Costs and estimated earnings versus billings on uncompleted contracts	(17,078)	(36,539)	45,559
Other current assets	(1,285)	23,412	25,906
Accounts payable and other liabilities	(6,949)	9,180	(15,063)
Deferred revenue	(9,913)	(14,322)	7,335
Other	(18,373)	(19,987)	(30,387)

Net cash provided by continuing operations	145,098	164,420	166,379
Net cash provided by discontinued operations	5,844	5,866	2,054

Net cash provided by operating activities	150,942	170,286	168,433

Cash flows from investing activities:
Capital expenditures	(157,854)	(100,195)	(164,790)
Proceeds from sale of property, plant and equipment	12,219	21,264	19,210
Proceeds from sale of businesses	1,516	—	—
Return of investments in non-consolidated affiliates	14,750	19,000	51,707
(Increase) decrease in restricted cash	(221)	14	(162)
Cash invested in non-consolidated affiliates	(197)	—	(224)

Net cash used in continuing operations	(129,787)	(59,917)	(94,259)
Net cash provided by discontinued operations	66,210	74,830	135,959

Net cash provided by (used in) investing activities	(63,577)	14,913	41,700

Cash flows from financing activities:
Net distributions to parent	(79,273)	(182,685)	(196,934)

Net cash used in financing activities	(79,273)	(182,685)	(196,934)

Effect of exchange rate changes on cash and cash equivalents	(3,925)	(1,487)	(486)

Net increase in cash and cash equivalents	4,167	1,027	12,713
Cash and cash equivalents at beginning of period	35,194	34,167	21,454

Cash and cash equivalents at end of period	$39,361	$35,194	$34,167

Supplemental disclosure of cash flow information:
Income taxes paid, net	$63,372	$73,497	$35,920

Interest paid	$1,905	$3,551	$5,318

Supplemental disclosure of non-cash transactions:
Net transfers of property, plant and equipment to (from) parent	$(17,472)	$12,578	$(24,785)

Accrued capital expenditures	$15,426	$6,442	$9,216

The accompanying notes are an integral part of these combined financial statements.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Spin-off, Description of Business and Basis of Presentation

Spin-off

        On November 17, 2014, Exterran Holdings, Inc. (along with its subsidiaries "Exterran Holdings" unless the context indicates otherwise) announced that its board of directors had unanimously approved pursuing a plan to separate (the "spin-off") its international contract operations, international aftermarket services (the international contract operations and international aftermarket services businesses combined are referred to as the "international services businesses" and include such activities conducted outside of the United States of America ("U.S.")) and global fabrication business into an independent, publicly traded company ("SpinCo"). We refer to the global fabrication business currently operated by Exterran Holdings as our product sales business. This spin-off is expected to be completed in accordance with a separation and distribution agreement between Exterran Holdings and SpinCo. To effect the spin-off, Exterran Holdings intends to distribute, on a pro rata basis, all of the shares of SpinCo common stock to the Exterran Holdings' stockholders as of the record date for the spin-off. The spin-off is subject to market conditions, the receipt of an opinion of counsel as to the tax treatment of the transaction, completion of a review by the U.S. Securities and Exchange Commission of this Form 10, the execution of separation and intercompany agreements and final approval of the Exterran Holdings' board of directors. The spin-off will not be subject to a shareholder vote. Upon completion of the spin-off, Exterran Holdings and SpinCo will each be independent, publicly traded companies and will have separate public ownership, boards of directors and management.

Description of Business

        SpinCo, together with its subsidiaries ("SpinCo", "our", "we" or "us") is a market leader in the provision of compression, production and processing products and services that support the production and transportation of oil and natural gas throughout the world. We provide these products and services to a global customer base consisting of companies engaged in all aspects of the oil and natural gas industry, including large integrated oil and natural gas companies, national oil and natural gas companies, independent oil and natural gas producers and oil and natural gas processors, gatherers and pipeline operators. We operate in three primary business lines: contract operations, aftermarket services and product sales. In our contract operations business line, we own and operate natural gas compression equipment and crude oil and natural gas production and processing equipment on behalf of our customers. In our aftermarket services business line, we provide operations, maintenance, overhaul and reconfiguration services to customers who own their own compression, production, processing, treating and related equipment. In our product sales business line, we fabricate natural gas compression packages and oil and natural gas production and processing equipment for sale to our customers and for use in our contract operations services. In addition, our product sales business line provides engineering, procurement and fabrication services related to the manufacturing of critical process equipment for refinery and petrochemical facilities, the fabrication of tank farms and the fabrication of evaporators and brine heaters for desalination plants. We offer our customers, on either a contract operations basis or a sale basis, the engineering, design, project management, procurement and construction services necessary to incorporate our products into production, processing and compression facilities, which we refer to as Integrated Projects.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Spin-off, Description of Business and Basis of Presentation (Continued)

Basis of Presentation

        These combined financial statements were prepared in connection with the expected spin-off and are derived from the accounting records of Exterran Holdings. These statements reflect the combined historical results of operations, financial position and cash flows of Exterran Holdings' international services and global product sales businesses in conformity with accounting principles generally accepted in the U.S. ("GAAP"). These combined financial statements are presented as if such businesses had been combined for all periods presented. All intercompany transactions and accounts within SpinCo have been eliminated. All affiliate transactions between SpinCo and Exterran Holdings have been included in these combined financial statements. See Note 14 for further discussion on transactions with affiliates.

        The combined financial statements include certain assets and liabilities that have historically been held at the Exterran Holdings level but are specifically identifiable or otherwise attributable to us. The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as immediately prior to the spin-off all of the assets and liabilities of SpinCo are wholly owned by Exterran Holdings. Third party debt, other than debt attributable to capital leases, of Exterran Holdings were not allocated to us for any of the periods presented as we are not the legal obligor of the debt and the Exterran Holdings' borrowings were not directly attributable to our business. The combined statement of operations also includes expense allocations for certain corporate functions historically performed by Exterran Holdings and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. See Note 14 for further discussion regarding the allocation of corporate expenses.

        Investments in affiliated entities in which we own more than a 20% interest and do not have a controlling interest are accounted for using the equity method.

        In connection with the spin-off, we expect to incur approximately $           million in indebtedness in the form of newly issued debt securities and the entry into a new credit facility and other financing arrangements. At or prior to the spin-off, we intend to transfer $           million to Exterran Holdings. The accompanying unaudited pro forma balance sheet as of December 31, 2014 gives effect to the $           million of cash expected to be transferred to Exterran Holdings.

2. Significant Accounting Policies

Use of Estimates in the Combined Financial Statements

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets, liabilities, revenue and expenses, as well as the disclosures of contingent assets and liabilities. Because of the inherent uncertainties in this process, actual future results could differ from those expected at the reporting date. Management believes that the estimates and assumptions used are reasonable.

Cash and Cash Equivalents

        We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

Restricted Cash

        Restricted cash as of December 31, 2014 and 2013 consists of cash that contractually is not available for immediate use. Restricted cash is presented separately from cash and cash equivalents in the combined balance sheets and statements of cash flows.

Revenue Recognition

        Contract operations revenue is recognized when earned, which generally occurs monthly when service is provided under our customer contracts. Aftermarket services revenue is recognized as products are delivered and title is transferred or services are performed for the customer.

        Product sales revenue from third-parties is recognized using the percentage-of-completion method when the applicable criteria are met. We estimate percentage-of-completion for compressor and accessory product sales on a direct labor hour to total labor hour basis. We estimate production and processing equipment product sales percentage-of-completion using the direct labor hour to total labor hour basis and the cost to total cost basis. The duration of these projects is typically between three and 24 months. Product sales revenue is recognized using the completed contract method when the applicable criteria of the percentage-of-completion method are not met. Product sales revenue from affiliates is recognized using the completed contract method as the equipment is not guaranteed to be sold to the affiliate until the entities have entered into a bill of sale for such equipment which occurs once the fabrication process has been completed. Product sales revenue from a claim is recognized to the extent that costs related to the claim have been incurred, when collection is probable and can be reliably estimated.

Concentrations of Credit Risk

        Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. We believe that the credit risk in temporary cash investments is limited because our cash is held in accounts with multiple financial institutions. Trade accounts receivable are due from companies of varying size engaged principally in oil and natural gas activities throughout the world. We review the financial condition of customers prior to extending credit and generally do not obtain collateral for trade receivables. Payment terms are on a short-term basis and in accordance with industry practice. We consider this credit risk to be limited due to these companies' financial resources, the nature of products and services we provide and the terms of our contract operations customer service agreements.

        We maintain allowances for doubtful accounts for estimated losses resulting from our customers' inability to make required payments. The determination of the collectability of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customers' payment history and current creditworthiness to determine that collectability is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Inherently, these uncertainties require us to make judgments and estimates regarding our customers' ability to pay amounts due to us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. We review the adequacy of our allowance for doubtful accounts quarterly. We determine the allowance needed based on historical write-off experience and by evaluating significant balances aged greater than 90 days individually for

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. During the years ended December 31, 2014, 2013 and 2012, we recorded bad debt expense of $0.6 million, $2.3 million and $7.6 million, respectively.

Inventory

        Inventory consists of parts used for fabrication or maintenance of natural gas compression equipment and facilities, processing and production equipment and also includes compression units and production equipment that are held for sale. Inventory is stated at the lower of cost or market using the average-cost method. A reserve is recorded against inventory balances for estimated obsolescence based on specific identification and historical experience.

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives as follows:

Compression equipment, facilities and other fleet assets	3 to 30 years
Buildings	20 to 35 years
Transportation, shop equipment and other	3 to 12 years

        Major improvements that extend the useful life of an asset are capitalized. Repairs and maintenance are expensed as incurred. When property, plant and equipment is sold, retired or otherwise disposed of, the gain or loss is recorded in other (income) expense, net.

Computer software

        Certain costs related to the development or purchase of internal-use software are capitalized and amortized over the estimated useful life of the software, which ranges from three to five years. Costs related to the preliminary project stage and the post-implementation/operation stage of an internal-use computer software development project are expensed as incurred.

Long-Lived Assets

        We review long-lived assets, including property, plant and equipment and identifiable intangibles that are being amortized, for impairment whenever events or changes in circumstances, including the removal of compressor units from our active fleet, indicate that the carrying amount of an asset may not be recoverable. An impairment loss exists when estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. When necessary, an impairment loss is recognized and represents the excess of the asset's carrying value as compared to its estimated fair value and is charged to the period in which the impairment occurred. Identifiable intangibles are amortized over the assets' estimated useful lives.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

Deferred Revenue

        Deferred revenue is primarily comprised of billings related to jobs where revenue is recognized on the percentage-of-completion method that have not begun, milestone billings related to jobs where revenue is recognized on the completed contract method and deferred revenue on contract operations jobs.

Other (Income) Expense, Net

        Other (income) expense, net, is primarily comprised of gains and losses from the remeasurement of our international subsidiaries' net assets exposed to changes in foreign currency rates and on the sale of used assets.

Income Taxes

        Our operations are subject to U.S. federal, state and local and foreign income taxes. In preparing our combined financial statements, we have determined our tax provision on a separate return, stand-alone basis. In the U.S., our operations have been historically included in Exterran Holdings' income tax returns. Differences between Exterran Holdings' U.S. separate income tax returns and cash flows attributable to income taxes for our U.S. operations have been recognized as distributions to, or contributions from, parent within parent equity.

        We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events included in the combined financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the combined financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

        We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies and results of recent operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

        We record uncertain tax positions in accordance with the accounting standard on income taxes under a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

Foreign Currency Translation

        The financial statements of subsidiaries outside the U.S., except those for which we have determined that the U.S. dollar is the functional currency, are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange in effect at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resulting gains and losses from the translation of accounts into U.S. dollars are included in accumulated other comprehensive income (loss) in our combined balance sheets. For all subsidiaries, gains and losses from remeasuring foreign currency accounts into the functional currency are included in other (income) expense, net, in our combined statements of operations. We recorded a foreign currency loss of $8.8 million, $3.0 million and $8.2 million during the years ended December 31, 2014, 2013 and 2012, respectively. Included in our foreign currency loss was $3.6 million, $4.3 million and $7.4 million of non-cash losses from foreign currency exchange rate changes recorded on intercompany obligations during the years ended December 31, 2014, 2013 and 2012, respectively.

        Argentina's current regulations restrict foreign exchange, including exchanging Argentine pesos for U.S. dollars in certain cases, which has impacted our ability to freely repatriate cash generated in Argentina to fund our other operations. During 2014, we used Argentine pesos to purchase certain short-term investments in Argentine government issued U.S. dollar denominated bonds. The effective peso to U.S. dollar exchange rate embedded in the purchase price of these bonds resulted in our recognition of a loss during the year ended December 31, 2014 of $6.5 million, which is included in other (income) expense, net, in our combined statements of operations.

Comprehensive Income (Loss)

        Components of comprehensive income are net income and all changes in equity during a period except those resulting from transactions with owners. Our accumulated other comprehensive income consists of foreign currency translation adjustments.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        The following tables present the changes in accumulated other comprehensive income by component, net of tax, during the years ended December 31, 2012, 2013 and 2014:

	Foreign Currency Translation Adjustment
Accumulated other comprehensive income, January 1, 2012	$23,131
Income recognized in other comprehensive income	3,762

Accumulated other comprehensive income, December 31, 2012	26,893
Loss recognized in other comprehensive income	(2,960)
Loss reclassified from accumulated other comprehensive income	7,491	(1)

Accumulated other comprehensive income, December 31, 2013	31,424
Loss recognized in other comprehensive income	(11,871)
Gain reclassified from accumulated other comprehensive income	(2,777	)(2)

Accumulated other comprehensive income, December 31, 2014	$16,776

(1)
During the year ended December 31, 2013, we reclassified losses of $5.1 million and $2.4 million related to foreign currency translation adjustments to income from discontinued operations, net of tax, and long-lived asset impairment, respectively, in our combined statements of operations. These amounts represent cumulative foreign currency translation adjustments associated with our contract operations and aftermarket services businesses in Canada ("Canadian Operations") and a United Kingdom entity that previously had been recognized in accumulated other comprehensive income (loss). See Note 3 for further discussion of the sale of our Canadian Operations. Additionally, as discussed in Note 11, we sold the entity that owned our product sales facility in the United Kingdom in July 2013 and, we recognized impairment during the year ended December 31, 2013 based on the net transaction value set forth in our agreement to sell this entity.

(2)
During the year ended December 31, 2014, we reclassified a gain of $2.8 million related to foreign currency translation adjustments to other (income) expense, net, in our combined statements of operations. This amount represents cumulative foreign currency translation adjustments associated with our contract operations and aftermarket services businesses in Australia, which were sold in December 2014, that previously had been recognized in accumulated other comprehensive income (loss).

Financial Instruments

        Our financial instruments consist of cash, restricted cash, receivables and payables. At December 31, 2014 and 2013, the estimated fair values of these financial instruments approximated their carrying amounts as reflected in our combined balance sheets. See Note 10 for additional information regarding the fair value hierarchy.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Discontinued Operations

        In May 2009, the Venezuelan government enacted a law that reserves to the State of Venezuela certain assets and services related to hydrocarbon activities, which included substantially all of our assets and services in Venezuela. The law provides that the reserved activities are to be performed by the State, by the State-owned oil company, Petroleos de Venezuela S.A. ("PDVSA"), or its affiliates, or through mixed companies under the control of PDVSA or its affiliates. The law authorizes PDVSA or its affiliates to take possession of the assets and take over control of those operations related to the reserved activities as a step prior to the commencement of an expropriation process, and permits the national executive of Venezuela to decree the total or partial expropriation of shares or assets of companies performing those services.

        In June 2009, PDVSA commenced taking possession of our assets and operations in a number of our locations in Venezuela and by the end of the second quarter of 2009, PDVSA had assumed control over substantially all of our assets and operations in Venezuela. The expropriation of our business in Venezuela meets the criteria established for recognition as discontinued operations under GAAP. Therefore, our Venezuelan contract operations business is reflected as discontinued operations in our combined financial statements.

        In March 2010, our Spanish subsidiary filed a request for the institution of an arbitration proceeding against Venezuela with the International Centre for Settlement of Investment Disputes ("ICSID") related to the seized assets and investments under the agreement between Spain and Venezuela for the Reciprocal Promotion and Protection of Investments and under Venezuelan law. The arbitration hearing occurred in July 2012.

        In August 2012, our Venezuelan subsidiary sold its previously nationalized assets to PDVSA Gas, S.A. ("PDVSA Gas") for a purchase price of approximately $441.7 million. We received an initial payment of $176.7 million in cash at closing, of which we remitted $50.0 million to repay the amount we collected in January 2010 under the terms of an insurance policy we maintained for the risk of expropriation. We received installment payments, including an annual charge, totaling $72.6 million, $69.3 million and $16.8 million during the years ended December 31, 2014, 2013 and 2012, respectively. The remaining principal amount due to us of approximately $116 million as of December 31, 2014, is payable in quarterly cash installments through the third quarter of 2016. We have not recognized amounts payable to us by PDVSA Gas as a receivable and will therefore recognize quarterly payments received in the future as income from discontinued operations in the periods such payments are received. The proceeds from the sale of the assets are not subject to Venezuelan national taxes due to an exemption allowed under the Venezuelan Reserve Law applicable to expropriation settlements. In addition, and in connection with the sale, we and the Venezuelan government agreed to waive rights to assert certain claims against each other. We therefore recorded a reduction in previously unrecognized tax benefits, resulting in a $15.5 million benefit reflected in income (loss) from discontinued operations, net of tax, in our combined statements of operations during the year ended December 31, 2012.

        In connection with the sale of these assets, we have agreed to suspend the arbitration proceeding previously filed by our Spanish subsidiary against Venezuela pending payment in full by PDVSA Gas of the purchase price for these nationalized assets.

        In June 2012, we committed to a plan to sell our Canadian Operations as part of our continued emphasis on simplification and focus on our core businesses. Our Canadian Operations are reflected as discontinued operations in our combined financial statements. These operations were previously

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Discontinued Operations (Continued)

included in our contract operations and aftermarket services business segments. In connection with the planned disposition, we recorded impairment charges totaling $6.4 million and $80.2 million during the years ended December 31, 2013 and 2012, respectively. The impairment charges are reflected in income from discontinued operations, net of tax, in our combined statements of operations.

        In July 2013, we completed the sale of our Canadian Operations to Ironline Compression Holdings LLC, an affiliate of Staple Street Capital L.L.C. We received the following consideration for the sale of the Canadian Operations (specified in either U.S. dollars ("$") or Canadian dollars ("CDN$")): (i) cash proceeds of $12.3 million, net of transaction expenses, (ii) a note receivable of CDN$8.1 million, (iii) contingent consideration of CDN$5.0 million based upon the Canadian Operations reaching a specified performance threshold prior to December 31, 2016 and (iv) a potential tax refund related to the Canadian Operations of CDN$1.6 million if such amounts are received by the Canadian Operations.

        The following table summarizes the operating results of discontinued operations (in thousands):

	Years Ended December 31,
	2014	2013			2012
	Venezuela	Venezuela	Canada	Total	Venezuela	Canada	Total
Revenue	$—	$—	$24,458	$24,458	$—	$50,557	$50,557
Expenses and selling, general and administrative	479	883	21,810	22,693	1,275	50,521	51,796
Loss (recovery) attributable to expropriation and impairments	(66,040)	(66,344)	6,376	(59,968)	(136,947)	80,159	(56,788)
Other income, net	(7,637)	(4,552)	(30)	(4,582)	(219)	(130)	(349)
Provision for (benefit from) income taxes	—	—	166	166	(13,509)	2,564	(10,945)

Income (loss) from discontinued operations, net of tax	$73,198	$70,013	$(3,864)	$66,149	$149,400	$(82,557)	$66,843

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Discontinued Operations (Continued)

        The following table summarizes the balance sheet data for discontinued operations (in thousands):

	December 31,
	2014	2013
Cash	$431	$74
Accounts receivable	2	1
Other current assets	35	16

Total current assets associated with discontinued operations	468	91

Total assets associated with discontinued operations	$468	$91

Accounts payable	$214	$366
Accrued liabilities	1,124	1,998

Total current liabilities associated with discontinued operations	1,338	2,364
Other long-term liabilities	317	447

Total liabilities associated with discontinued operations	$1,655	$2,811

4. Inventory, net

        Inventory, net of reserves, consisted of the following amounts (in thousands):

	December 31,
	2014	2013
Parts and supplies	$148,724	$121,479
Work in progress	108,814	120,884
Finished goods	33,702	40,648

Inventory, net	$291,240	$283,011

        During the years ended December 31, 2014, 2013 and 2012, we recorded $3.2 million, $0.6 million and $0.6 million, respectively, in inventory write-downs and reserves for inventory which was obsolete, excess or carried at a price above market value. As of December 31, 2014 and 2013, we had inventory reserves of $8.7 million and $8.2 million, respectively.

5. Product Sales Contracts

        Costs, estimated earnings and billings on uncompleted contracts that are recognized using the percentage-of-completion method consisted of the following (in thousands):

	December 31,
	2014	2013
Costs incurred on uncompleted contracts	$811,977	$713,889
Estimated earnings	134,569	109,494

	946,546	823,383
Less—billings to date	(901,885)	(794,133)

	$44,661	$29,250

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5. Product Sales Contracts (Continued)

        Costs, estimated earnings and billings on uncompleted contracts are presented in the accompanying combined financial statements as follows (in thousands):

	December 31,
	2014	2013
Costs and estimated earnings in excess of billings on uncompleted contracts	$120,938	$117,175
Billings on uncompleted contracts in excess of costs and estimated earnings	(76,277)	(87,925)

	$44,661	$29,250

6. Property, Plant and Equipment, net

        Property, plant and equipment, net, consisted of the following (in thousands):

	December 31,
	2014	2013
Compression equipment, facilities and other fleet assets	$1,514,982	$1,512,186
Land and buildings	154,866	151,627
Transportation and shop equipment	194,032	191,609
Other	112,732	104,972

	1,976,612	1,960,394
Accumulated depreciation	(1,021,801)	(995,198)

Property, plant and equipment, net	$954,811	$965,196

        Depreciation expense was $167.3 million, $131.7 million and $156.5 million during the years ended December 31, 2014, 2013 and 2012, respectively. Assets under construction of $70.7 million and $50.8 million were primarily included in compression equipment, facilities and other fleet assets at December 31, 2014 and 2013, respectively.

7. Intangible and Other Assets, net

        Intangible and other assets, net, consisted of the following (in thousands):

	December 31,
	2014	2013
Intangible assets, net	$23,788	$29,844
Deferred taxes	57,899	79,143
Recoverable foreign social security tax	19,372	21,294
Other	22,519	21,603

Intangibles and other assets, net	$123,578	$151,884

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

7. Intangible and Other Assets, net (Continued)

        Intangible assets consisted of the following (in thousands):

	December 31, 2014		December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Marketing related (20 year life)	$2,638	$(1,747)	$2,691	$(1,677)
Customer related (17 - 20 year life)	81,088	(59,918)	82,325	(56,665)
Technology based (20 year life)	3,843	(3,480)	4,149	(3,604)
Contract based (2 - 11 year life)	44,983	(43,619)	45,471	(42,846)

Intangible assets	$132,552	$(108,764)	$134,636	$(104,792)

        Amortization of intangible assets totaled $6.5 million, $8.3 million and $11.0 million during the years ended December 31, 2014, 2013 and 2012, respectively.

        Estimated future intangible amortization expense is as follows (in thousands):

2015	$5,200
2016	4,250
2017	3,149
2018	2,572
2019	2,119
Thereafter	6,498

Total	$23,788

8. Investments in Non-Consolidated Affiliates

        Investments in affiliates that are not controlled by us where we have the ability to exercise significant control over the operations are accounted for using the equity method.

        We own a 30.0% interest in WilPro Energy Services (PIGAP II) Limited and 33.3% interest in WilPro Energy Services (El Furrial) Limited which are joint ventures that provided natural gas compression and injection services in Venezuela. In May 2009, PDVSA assumed control over the assets of our Venezuelan joint ventures and transitioned the operations, including the hiring of their employees, to PDVSA. In March 2011, our Venezuelan joint ventures, together with the Netherlands' parent company of our joint venture partners, filed a request for the institution of an arbitration proceeding against Venezuela with ICSID related to the seized assets and investments.

        In March 2012, our Venezuelan joint ventures sold their assets to PDVSA Gas. We received an initial payment of $37.6 million in March 2012, and received installment payments, including an annual charge, totaling $14.7 million, $19.0 million and $14.1 million during the years ended December 31, 2014, 2013 and 2012, respectively. The remaining principal amount due to us of approximately $26 million as of December 31, 2014, is payable in quarterly cash installments through the first quarter of 2016. In January 2015, we received an installment payment, including an annual charge, of $5.0 million that was due to us in December 2014. We have not recognized amounts payable to us by PDVSA Gas as a receivable and will therefore recognize quarterly payments received in the future as

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

8. Investments in Non-Consolidated Affiliates (Continued)

equity in (income) loss of non-consolidated affiliates in our combined statements of operations in the periods such payments are received. In connection with the sale of our Venezuelan joint ventures' assets, the joint ventures and our joint venture partners have agreed to suspend their previously filed arbitration proceeding against Venezuela pending payment in full by PDVSA Gas of the purchase price for the assets.

9. Accrued Liabilities

        Accrued liabilities consisted of the following (in thousands):

	December 31,
	2014	2013
Accrued salaries and other benefits	$75,635	$69,176
Accrued income and other taxes	47,406	63,144
Accrued warranty expense	11,203	4,644
Deferred income taxes	635	1,377
Accrued start-up and commissioning expenses	3,630	8,445
Accrued other liabilities	30,068	57,356

Accrued liabilities	$168,577	$204,142

10. Fair Value Measurements

        The accounting standard for fair value measurements and disclosures establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three broad categories.

  •
  Level 1—Quoted unadjusted prices for identical instruments in active markets to which we have access at the date of measurement.

  •
  Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. Level 2 inputs are those in markets for which there are few transactions, the prices are not current, little public information exists or prices vary substantially over time or among brokered market makers.

  •
  Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Unobservable inputs are those inputs that reflect our own assumptions regarding how market participants would price the asset or liability based on the best available information.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

10. Fair Value Measurements (Continued)

        The following table presents our assets and liabilities measured at fair value on a nonrecurring basis during the years ended December 31, 2014 and 2013, with pricing levels as of the date of valuation (in thousands):

	Year Ended December 31, 2014			Year Ended December 31, 2013
	(Level 1)	(Level 2)	(Level 3)	(Level 1)	(Level 2)	(Level 3)
Impaired long-lived assets	$—	$—	$—	$—	$—	$—
Impaired long-lived assets—Discontinued operations	—	—	—	—	—	—
Long-term receivable from the sale of our Canadian Operations	—	—	—	—	—	7,300

        Our estimate of the impaired long-lived assets' fair value was primarily based on the estimated component value of the equipment we plan to use and expected net sale proceeds. Impaired long-lived assets include our estimate of the fair value of the impaired assets of the entity that owned our product sales facility in the United Kingdom, which was based on the net transaction value set forth in our July 2013 agreement to sell this entity. Our estimate of the fair value of the impaired assets that are classified as discontinued operations was based on our expected proceeds, net of selling costs. Our estimate of the fair value of the long-term receivable from the sale of our Canadian Operations, which included a note receivable and contingent consideration, was discounted based on a settlement period of 5.5 years, a discount rate of 13% and a probability weighted factor of the achievement of the specified performance threshold.

11. Long-Lived Asset Impairment

        During the year ended December 31, 2014, we evaluated the future deployment of our idle fleet and determined to retire approximately 20 idle compressor units, representing approximately 18,000 horsepower, previously used to provide services in our contract operations segment. As a result, we performed an impairment review and recorded a $2.8 million asset impairment to reduce the book value of each unit to its estimated fair value. The fair value of each unit was estimated based on the estimated component value of the equipment we plan to use.

        In connection with our fleet review during 2014, we evaluated for impairment idle units that had been culled from our fleet in prior years and were available for sale. Based upon that review, we reduced the expected proceeds from disposition for certain of the remaining units. This resulted in an additional impairment of $1.1 million to reduce the book value of each unit to its estimated fair value.

        In July 2013, as part of our continued emphasis on simplification and focus on our core business, we sold the entity that owned our product sales facility in the United Kingdom. As a result, we recorded impairment charges of $11.9 million during the year ended December 31, 2013.

        During the year ended December 31, 2012, as part of our continued emphasis on simplification and focus on our core businesses, we committed to a plan to dispose of certain offshore assets located in Trinidad. As a result, we performed an impairment review and recorded a $3.2 million asset impairment to reduce the book value of these assets to their estimated fair value. The fair value was estimated based on the expected net sale proceeds.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. Long-Lived Asset Impairment (Continued)

        In 2012, we committed to a plan to sell the entity that owned our product sales facility in the United Kingdom. As a result, we recorded impairment charges of $1.5 million during the year ended December 31, 2012.

        During the year ended December 31, 2012, we evaluated other long-lived assets for impairment and recorded long-lived asset impairments of $0.5 million on these assets.

12. Restructuring Charges

        In November 2011, we announced a workforce cost reduction program across all of our business segments as a first step in a broader overall profit improvement initiative. These actions were the result of a review of our cost structure aimed at identifying ways to reduce our ongoing operating costs and adjust the size of our workforce to be consistent with then current and expected activity levels. A significant portion of the workforce cost reduction program was completed in 2011, with the remainder completed in 2012.

        During the year ended December 31, 2012, we incurred $3.9 million of restructuring charges primarily related to termination benefits and consulting services. These charges are reflected as restructuring charges in our combined statements of operations.

13. Income Taxes

        The components of income before income taxes were as follows (in thousands):

	Years Ended December 31,
	2014	2013	2012
United States	$84,549	$134,946	$48,701
Foreign	72,599	49,125	30,032

Income before income taxes	$157,148	$184,071	$78,733

The provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2014	2013	2012
Current tax provision:
U.S. federal	$6,128	$20,511	$4,051
State	2,136	4,169	1,227
Foreign	56,029	55,790	35,238

Total current	64,293	80,470	40,516

Deferred tax provision (benefit):
U.S. federal	12,503	10,045	2,772
State	(753)	(865)	(82)
Foreign	1,790	7,717	(16,980)

Total deferred	13,540	16,897	(14,290)

Provision for income taxes	$77,833	$97,367	$26,226

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Income Taxes (Continued)

        The provision for income taxes for 2014, 2013 and 2012 resulted in effective tax rates on continuing operations of 49.5%, 52.9% and 33.3%, respectively. The reasons for the differences between these effective tax rates and the U.S. statutory rate of 35% are as follows (in thousands):

	Years Ended December 31,
	2014	2013	2012
Income taxes at U.S. federal statutory rate of 35%	$55,002	$64,425	$27,557
Net state income taxes	976	2,145	745
Foreign taxes	31,289	28,470	14,638
Foreign tax credits	(10,942)	(16,355)	(9,925)
Unrecognized tax benefits	403	2,473	(1,885)
Valuation allowances	7,884	22,795	14,649
Proceeds from sale of joint venture assets	(5,162)	(6,650)	(18,019)
Other	(1,617)	64	(1,534)

Provision for income taxes	$77,833	$97,367	$26,226

        Deferred income tax balances are the direct effect of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the taxes are actually paid or recovered. The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are as follows (in thousands):

	December 31,
	2014	2013
Deferred tax assets:
Net operating loss carryforwards	$104,733	$102,632
Inventory	2,105	4,240
Accrued liabilities	8,330	4,150
Foreign tax credit carryforwards	62,940	79,228
Deferred revenue	19,370	18,510
Stock-based compensation expense	14,290	10,070
Other	16,387	15,775

Subtotal	228,155	234,605
Valuation allowances	(105,139)	(101,785)

Total deferred tax assets	123,016	132,820

Deferred tax liabilities:
Property, plant and equipment	(55,042)	(66,480)

Total deferred tax liabilities	(55,042)	(66,480)

Net deferred tax assets	$67,974	$66,340

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Income Taxes (Continued)

        Tax balances are presented in the accompanying combined balance sheets as follows (in thousands):

	December 31,
	2014	2013
Current deferred income tax assets	$48,890	$38,112
Intangibles and other assets	57,899	79,143
Accrued liabilities	(635)	(1,377)
Deferred income tax liabilities	(38,180)	(49,538)

Net deferred tax assets	$67,974	$66,340

        At December 31, 2014, we had approximately $360.0 million of net operating loss carryforwards in certain foreign jurisdictions (excluding discontinued operations), approximately $205.4 million of which has no expiration date, $44.1 million of which is subject to expiration from 2015 to 2019, and the remainder of which expires in future years through 2034. Foreign tax credit carryforwards of $62.9 million are available to offset future payments of U.S. federal income tax. The foreign tax credits will expire in varying amounts beginning in 2017.

        Pursuant to Section 383 of the Internal Revenue Code of 1986, as amended, utilization of credit carryforwards, such as foreign tax credits, will be subject to annual limitations due to the ownership changes of both Hanover Compressor Company ("Hanover") and Universal Compression Holdings, Inc. ("Universal"). In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50 percentage points over a three-year period. The merger of Hanover and Universal to form Exterran Holdings resulted in such an ownership change for both Hanover and Universal. Our ability to utilize credit carryforwards against future U.S. federal income tax may be limited. The limitations may cause us to pay U.S. federal income taxes earlier; however, we do not currently expect that any credit carryforwards will expire as a result of these limitations.

        On September 13, 2013, the U.S. Treasury Department and the IRS issued final regulations that address costs incurred in acquiring, producing, or improving tangible property (the "tangible property regulations"). The tangible property regulations are generally effective for tax years beginning on or after January 1, 2014. The tangible property regulations require us to make tax accounting method changes or file election statements with our U.S. federal tax return for our tax year beginning on January 1, 2014; however, these new requirements did not have a material impact on our combined financial statements.

        We record valuation allowances when it is more likely than not that some portion or all of our deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character and in the appropriate taxing jurisdictions in the future. If we do not meet our expectations with respect to taxable income, we may not realize the full benefit from our deferred tax assets which would require us to record a valuation allowance in our tax provision in future years.

        In the fourth quarter of 2013, a $9.0 million valuation allowance was recorded against the deferred tax asset for Italy net operating loss carryforwards. Although the net operating losses have an unlimited

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Income Taxes (Continued)

carryforward period, cumulative losses in recent years and losses expected in the near term result in it no longer being more likely than not that we will realize the deferred tax asset in the foreseeable future. Due to annual limitations on the utilization of Italy net operating loss carryforwards, we would need to generate more than $40.0 million of taxable income in Italy to fully realize the deferred tax asset.

        We have not provided U.S. federal income taxes on indefinitely (or permanently) reinvested cumulative earnings of approximately $705.4 million generated by our non-U.S. subsidiaries. Such earnings are from ongoing operations which will be used to fund international growth. We have not recorded a deferred tax liability related to these unremitted foreign earnings as it is not practicable to estimate the amount of unrecognized deferred tax liabilities. In the event of a distribution of those earnings to the U.S. in the form of dividends, we may be subject to both foreign withholding taxes and U.S. federal income taxes net of allowable foreign tax credits.

        A reconciliation of the beginning and ending amount of unrecognized tax benefits (including discontinued operations) is shown below (in thousands):

	Years Ended December 31,
	2014	2013	2012
Beginning balance	$9,033	$7,736	$14,604
Additions based on tax positions related to prior years	—	1,710	148
Reductions based on settlement with government authority	—	—	(5,753)
Reductions based on lapse of statute of limitations	(215)	(97)	(1,263)
Reductions based on tax positions related to prior years	(462)	(316)	—

Ending balance	$8,356	$9,033	$7,736

        We had $8.4 million, $9.0 million and $7.7 million of unrecognized tax benefits at December 31, 2014, 2013 and 2012, respectively, which if recognized, would affect the effective tax rate (except for amounts that would be reflected in income (loss) from discontinued operations, net of tax). We also have recorded $3.2 million, $3.3 million and $2.4 million of potential interest expense and penalties related to unrecognized tax benefits associated with uncertain tax positions (including discontinued operations) as of December 31, 2014, 2013 and 2012, respectively. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as reductions in income tax expense.

        Our subsidiaries file separate income tax returns in numerous foreign jurisdictions. In the U.S., our operations have been historically included in Exterran Holdings' consolidated and separate income tax returns in the U.S. federal jurisdiction and in numerous state jurisdictions. We are subject to U.S. federal income tax examinations for tax years beginning from 1997 onward and, early in the second quarter of 2011, the Internal Revenue Service ("IRS") commenced an examination of Exterran Holdings' U.S. federal income tax returns for the tax years 2006, 2008 and 2009. In October 2012, the IRS completed its examination and issued Revenue Agent's Reports ("RARs") that reflected an aggregate over-assessment of $0.9 million. All of the adjustments proposed in the RARs were agreed, except for the disallowance of Exterran Holdings' telephone excise tax refund ("TETR") claims of $0.5 million related to the 2006 tax year, for which Exterran Holdings filed protests with the Appeals

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Income Taxes (Continued)

Division of the IRS. Exterran Holdings settled with the IRS Appeals Division in December 2013 for more than 90% of the TETR claims and received refunds in the first quarter of 2014. The $0.9 million over-assessment was approved for refund by the Joint Committee on Taxation and was received in the third quarter of 2014. We do not expect any tax adjustments from later tax years that would have a material impact on our financial position or results of operations.

        State income tax returns are generally subject to examination for a period of three to five years after filing the returns. However, the state impact of any U.S. federal audit adjustments and amendments remains subject to examination by various states for up to one year after formal notification to the states. As of December 31, 2014, we did not have any state audits underway that would have a material impact on our financial position or results of operations.

        We are subject to examination by taxing authorities throughout the world, including major foreign jurisdictions such as Argentina, Brazil, Italy and Mexico. With few exceptions, we and our subsidiaries are no longer subject to foreign income tax examinations for tax years before 2005. Several foreign audits are currently in progress and we do not expect any tax adjustments that would have a material impact on our financial position or results of operations.

        We believe it is reasonably possible that a decrease of up to $0.1 million in unrecognized tax benefits may be necessary on or before December 31, 2015 due to the settlement of audits and the expiration of statutes of limitations. However, due to the uncertain and complex application of tax regulations, it is possible that the ultimate resolution of these matters may result in liabilities which could materially differ from these estimates.

14. Related Party Transactions and Parent Equity

Transactions with Affiliates

        All intercompany transactions and accounts within SpinCo have been eliminated. All affiliate transactions between SpinCo and Exterran Holdings have been included in these combined financial statements. Sales of newly-fabricated compression equipment from the product sales business of Exterran Holdings, owned by Exterran Energy Solutions, L.P. (referred to as the "SpinCo parent entity"), to Exterran Partners, L.P. ("Exterran Partners") are used in the U.S. services business of Exterran Holdings and are made pursuant to an omnibus agreement between the parties and other affiliates of both entities. Per the omnibus agreement, revenue is determined by the cost to fabricate such equipment plus a fixed margin. During the years ended December 31, 2014, 2013 and 2012, we recorded revenue of $233.0 million, $118.4 million and $109.9 million, respectively, and cost of sales of $212.2 million, $106.6 million and $98.9 million, respectively, from the sale of newly-fabricated compression equipment to Exterran Partners.

        The SpinCo parent entity, prior to the spin-off transaction closing, also has a fleet of compression units that it uses to provide compression services in the U.S. services business of Exterran Holdings. Revenue has not been recognized in the combined statements of operations for the sale of compressor units by us that are used by the SpinCo parent entity to provide compression services to customers of the U.S. services business of Exterran Holdings. The cost of these units are treated as a reduction of parent equity in the combined balance sheets and a distribution to parent in the combined statements of cash flows and totaled $59.1 million, $55.2 million and $9.3 million during the years ended December 31, 2014, 2013 and 2012, respectively.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

14. Related Party Transactions and Parent Equity (Continued)

Allocation of Corporate Expenses

        The combined statement of operations also includes expense allocations for certain corporate functions performed by Exterran Holdings which have not been historically allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. Included in our SG&A expense during the years ended December 31, 2014, 2013 and 2012 were $68.3 million, $62.6 million and $63.3 million, respectively, of general corporate expenses incurred by Exterran Holdings. These costs were allocated to us systematically based on specific department function and revenue. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from Exterran Holdings are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had we been a standalone public company during the periods presented and may not reflect our combined results of operations, financial position and cash flows had we been a stand-alone public company during the periods presented. Actual costs that would have been incurred if we had been a stand-alone public company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Cash Management

        The SpinCo parent entity provides centralized treasury functions for Exterran Holdings' U.S. operations, whereby, the SpinCo parent entity regularly transfers cash both to and from U.S. subsidiaries of Exterran Holdings, as necessary. In conjunction therewith, the intercompany transactions between our U.S. subsidiaries and the other U.S. subsidiaries of Exterran Holdings have been considered to be effectively settled in cash in these combined financial statements. Intercompany receivables/payables from/to related parties arising from transactions with affiliates and corporate overhead activities described above have been included in net distributions to parent in the combined financial statements.

Net Distributions to Parent

        Parent equity, which includes retained earnings, represents Exterran Holdings' interest in our recorded net assets. All transactions between us and Exterran Holdings have been identified in the accompanying Combined Statements of Changes in Equity as net distributions to parent. A reconciliation of net distributions to parent in the combined statements of changes in equity to the corresponding amount presented on the combined statements of cash flows for all periods presented is as follows (in thousands):

	Years Ended December 31,
	2014	2013	2012
Net distributions to parent per combined statements of changes in equity	$(59,947)	$(190,874)	$(166,546)
Capital contribution by parent—stock-based compensation expense	(5,288)	(5,330)	(6,057)
Capital contribution by parent—stock-based compensation excess tax benefit	3,434	941	454
Net transfers of property, plant and equipment to (from) parent	(17,472)	12,578	(24,785)

Net distributions to parent per combined statements of cash flows	$(79,273)	$(182,685)	$(196,934)

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. Stock-Based Compensation and Awards

        Exterran Holdings maintains stock-based compensation plans described below. The below disclosures only relate to stock-based compensation provided to employees that are directly involved in our operations. The below disclosure excludes stock-based compensation awards made to employees that are indirectly involved in our operations but whose cost have been allocated to us.

        The following table presents the stock-based compensation expense included in our results of operations for employees directly involved in our operations (in thousands):

	Years Ended December 31,
	2014	2013	2012
Stock options	$496	$506	$876
Restricted stock, restricted stock units, performance units, cash settled restricted stock units, cash settled performance units and phantom units	7,922	7,609	6,756

Total stock-based compensation expense	$8,418	$8,115	$7,632

Stock Incentive Plan

        In April 2013, Exterran Holdings adopted the Exterran Holdings, Inc. 2013 Stock Incentive Plan (the "2013 Plan") to provide for the granting of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, other stock-based awards and dividend equivalent rights to employees, directors and consultants of Exterran Holdings. Upon effectiveness of the 2013 Plan, no additional grants may be made under the Exterran Holdings, Inc. 2007 Amended and Restated Stock Incentive Plan (the "2007 Plan") and the Exterran Holdings, Inc. 2011 Employment Inducement Long-Term Equity Plan (the "Employment Inducement Plan"). Previous grants made under the 2007 Plan and the Employment Inducement Plan will continue to be governed by their respective plans.

Stock Options

        Stock options are granted at fair market value at the grant date, are exercisable according to the vesting schedule established by the compensation committee of Exterran Holdings' board of directors in its sole discretion and expire no later than seven years after the grant date. Stock options generally vest one-third per year on each of the first three anniversaries of the grant date.

        The weighted average grant date fair value for stock options granted to employees directly involved in our operations during the years ended December 31, 2014, 2013 and 2012 was $14.47, $10.19 and $5.74, respectively, and was estimated using the Black-Scholes option valuation model with the following weighted average assumptions:

	Years Ended December 31,
	2014	2013	2012
Expected life in years	4.5	4.5	4.5
Risk-free interest rate	1.33%	0.66%	0.78%
Volatility	46.51%	49.19%	47.96%
Dividend yield	1.5%	0.0%	0.0%

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. Stock-Based Compensation and Awards (Continued)

        The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the grant date for a period commensurate with the estimated expected life of the stock options. Expected volatility is based on the historical volatility of Exterran Holdings stock over the period commensurate with the expected life of the stock options and other factors. The dividend yield is based on the Exterran Holdings' annualized dividend rate in effect during the quarter in which the grant was made. At the time of the stock option grants during each of the years ended December 31, 2013 and 2012, Exterran Holdings had not historically paid any dividends and did not expect to pay any dividends during the expected life of the stock options.

        The following table presents stock option activity with employees directly involved in our operations during the year ended December 31, 2014:

	Stock Options (in thousands)	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding, January 1, 2014	384	$28.38
Granted	31	41.18
Exercised	(76)	20.45
Cancelled	(11)	72.22

Options outstanding, December 31, 2014	328	29.96	3.3	$2,907

Options exercisable, December 31, 2014	177	20.28	3.2	2,179

        Intrinsic value is the difference between the market value of Exterran Holdings stock and the exercise price of each stock option multiplied by the number of stock options outstanding for those stock options where the market value exceeds their exercise price. The total intrinsic value of stock options exercised by employees directly involved in our operations during 2014 was $1.5 million. As of December 31, 2014, we expect $0.5 million of unrecognized compensation cost related to unvested stock options issued to employees directly involved in our operations to be recognized over the weighted-average period of 1.7 years.

Restricted Stock, Restricted Stock Units, Performance Units, Cash Settled Restricted Stock Units and Cash Settled Performance Units

        For grants of restricted stock, restricted stock units and performance units, we recognize compensation expense over the vesting period equal to the fair value of our common stock at the grant date. We remeasure the fair value of cash settled restricted stock units and cash settled performance units and record a cumulative adjustment of the expense previously recognized. Our obligation related to the cash settled restricted stock units and cash settled performance units is reflected as a liability in our combined balance sheets. Grants of restricted stock, restricted stock units, performance units, cash settled restricted stock units and cash settled performance units generally vest one-third per year on each of the first three anniversaries of the grant date.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. Stock-Based Compensation and Awards (Continued)

        The following table presents restricted stock, restricted stock unit, performance unit, cash settled restricted stock unit and cash settled performance unit activity with employees directly involved in our operations during the year ended December 31, 2014:

	Shares (in thousands)	Weighted Average Grant-Date Fair Value Per Share
Non-vested awards, January 1, 2014	603	$18.97
Granted	149	41.18
Vested	(310)	18.32
Cancelled	(53)	24.46

Non-vested awards, December 31, 2014(1)	389	27.25

(1)
Non-vested awards as of December 31, 2014 are comprised of 78,000 cash settled restricted stock units and cash settled performance units and 311,000 restricted shares, restricted stock units and performance units.

        As of December 31, 2014, we expect $6.4 million of unrecognized compensation cost related to unvested restricted stock, restricted stock units, performance units, cash settled restricted stock units and cash settled performance units issued to employees directly involved in our operations to be recognized over the weighted-average period of 1.7 years.

16. Commitments and Contingencies

        Rent expense for 2014, 2013 and 2012 was approximately $15.5 million, $14.9 million and $12.7 million, respectively. Commitments for future minimum rental payments with terms in excess of one year at December 31, 2014 are as follows (in thousands):

December 31, 2014
2015	$8,402
2016	5,907
2017	5,086
2018	3,027
2019	1,750
Thereafter	15,305

Total	$39,477

Guarantees

        Borrowings under Exterran Holdings' $900.0 million senior secured revolving credit facility due in July 2016 (the "Exterran Holdings Credit Facility") are guaranteed by certain of our and Exterran Holdings' domestic subsidiaries. Our guarantees of borrowings under the Exterran Holdings Credit

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. Commitments and Contingencies (Continued)

Facility are secured by substantially all of the personal property assets and certain real property assets of our Significant Domestic Subsidiaries and 65% of the equity interests in certain of our first-tier foreign subsidiaries. As of December 31, 2014, Exterran Holdings had $375.5 million in outstanding borrowings under the Exterran Holdings Credit Facility.

        All of our existing subsidiaries that guarantee indebtedness under the Exterran Holdings Credit Facility also guarantee the Exterran Holdings' $350.0 million aggregate principal amount of 7.25% senior notes due December 2018 (the "Exterran Holdings 7.25% Notes"). Our guarantees of the Exterran Holdings 7.25% Notes are on a senior unsecured basis, rank equally in right of payment with all of Exterran Holdings' other senior obligations and are effectively subordinated to all of Exterran Holdings' existing and future secured debt to the extent of the value of the collateral securing such indebtedness. As of December 31, 2014, Exterran Holdings had $350.0 million in outstanding borrowings under the Exterran Holdings 7.25% Notes. We are liable in the event Exterran Holdings defaults in its payment obligations or fails to comply with the covenants under the debt agreements or upon the occurrence of specified events contained in the debt agreements, including the event of bankruptcy or insolvency of Exterran Holdings. As of December 31, 2014 and 2013, no liabilities relating to such guarantees have been reflected in our combined balance sheets. We expect to be released from our obligations under such guarantees prior to or at the completion of the spin-off.

        In addition to our guarantees of indebtedness held by Exterran Holdings, we have issued the following guarantees that are not recorded on our accompanying combined balance sheets (dollars in thousands):

	Term	Maximum Potential Undiscounted Payments as of December 31, 2014
Performance guarantees through letters of credit(1)	2015 - 2019	$142,785
Standby letters of credit	2015	10,156
Commercial letters of credit	2015	9,192
Bid bonds and performance bonds(1)	2015 - 2023	85,439

Maximum potential undiscounted payments(2)		$247,572

(1)
We have issued guarantees to third parties to ensure performance of our obligations, some of which may be fulfilled by third parties.

(2)
$91.2 million of the maximum potential undiscounted payments relate to letters of credit outstanding that were issued by us under the Exterran Holdings Credit Facility.

        As part of an acquisition in 2001, we may be required to make contingent payments of up to $46 million to the seller, depending on our realization of certain U.S. federal tax benefits through the year 2015. To date, we have not realized any such benefits that would require a payment and we do not anticipate realizing any such benefits that would require a payment before the year 2016.

        See Note 3 and Note 8 for a discussion of our gain contingencies related to assets that were expropriated in Venezuela.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. Commitments and Contingencies (Continued)

        In addition to U.S. federal, state, local and foreign income taxes, we are subject to a number of taxes that are not income-based. As many of these taxes are subject to audit by the taxing authorities, it is possible that an audit could result in additional taxes due. We accrue for such additional taxes when we determine that it is probable that we have incurred a liability and we can reasonably estimate the amount of the liability. As of December 31, 2014 and December 31, 2013, we had accrued $1.4 million and $0.1 million, respectively, for the outcomes of non-income based tax audits. We do not expect that the ultimate resolutions of these audits will result in a material variance from the amounts accrued. We do not accrue for unasserted claims for tax audits unless we believe the assertion of a claim is probable, it is probable that it will be determined that the claim is owed and we can reasonably estimate the claim or range of the claim. We do not have any unasserted claims from non-income based tax audits that we have determined are probable of assertion. We also believe the likelihood is remote that the impact of potential unasserted claims from non-income based tax audits could be material to our combined financial position, but it is possible that the resolution of future audits could be material to our results of operations or cash flows for the period in which the resolution occurs.

        Our business can be hazardous, involving unforeseen circumstances such as uncontrollable flows of natural gas or well fluids and fires or explosions. As is customary in our industry, we review our safety equipment and procedures and carry insurance against some, but not all, risks of our business. Our insurance coverage includes property damage, general liability and commercial automobile liability and other coverage we believe is appropriate. In addition, we have a minimal amount of insurance on our offshore assets. We believe that our insurance coverage is customary for the industry and adequate for our business; however, losses and liabilities not covered by insurance would increase our costs.

        Additionally, we are substantially self-insured for workers' compensation and employee group health claims in view of the relatively high per-incident deductibles we absorb under our insurance arrangements for these risks. Losses up to the deductible amounts are estimated and accrued based upon known facts, historical trends and industry averages.

Litigation and Claims

        In the ordinary course of business, we are also involved in various pending or threatened legal actions. While management is unable to predict the ultimate outcome of these actions, it believes that any ultimate liability arising from any of these actions will not have a material adverse effect on our combined financial position, results of operations or cash flows. However, because of the inherent uncertainty of litigation and arbitration proceedings, we cannot provide assurance that the resolution of any particular claim or proceeding to which we are a party will not have a material adverse effect on our combined financial position, results of operations or cash flows.

17. Recent Accounting Developments

        In May 2014, the Financial Accounting Standards Board ("FASB") issued an update to the authoritative guidance related to revenue recognition. The update outlines a single comprehensive model for companies to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

17. Recent Accounting Developments (Continued)

to be entitled in exchange for those goods or services. The update also requires disclosures enabling users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The update will be effective for reporting periods beginning after December 15, 2016. Early adoption is not permitted. We are currently evaluating the potential impact of the update on our combined financial statements.

        In April 2014, the FASB issued an update to the authoritative guidance related to reporting requirements for discontinued operations. The update requires a disposal of a component or a group of components of an entity to meet a higher threshold in order to be reported as a discontinued operation in an entity's financial statements. Discontinued operations reporting will be limited to disposal transactions that represent a strategic shift that has or will have a major effect on an entity's operations and financial results when the component meets the criteria to be classified as held-for-sale or is disposed. The amended guidance also expands the disclosures for discontinued operations and requires new disclosures related to individually material disposals that do not meet the definition of a discontinued operation. The amendments in the update are effective prospectively for reporting periods beginning on or after December 15, 2014. We elected early application as permitted by the guidance. The adoption of this update did not have a material impact on our combined financial statements.

        In July 2013, the FASB issued an update to the authoritative guidance related to presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The update clarifies that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. In situations where a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction or the jurisdiction's tax law does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments in the update are effective for reporting periods beginning after December 15, 2013. The adoption of this update did not have a material impact on our combined financial statements.

18. Reportable Segments and Geographic Information

        We manage our business segments primarily based upon the type of product or service provided. We have three reportable segments: contract operations, aftermarket services and product sales. The contract operations segment primarily provides natural gas compression services, production and processing equipment services and maintenance services to meet specific customer requirements on assets owned by us. The aftermarket services segment provides a full range of services to support the surface production, compression and processing needs of customers, from parts sales and normal maintenance services to full operation of a customer's owned assets. The product sales segment provides (i) design, engineering, fabrication, installation and sale of natural gas compression units and accessories and equipment used in the production, treating and processing of crude oil and natural gas and (ii) engineering, procurement and fabrication services related to the manufacturing of critical process equipment for refinery and petrochemical facilities, the fabrication of tank farms and evaporators and brine heaters for desalination plants.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

18. Reportable Segments and Geographic Information (Continued)

        We evaluate the performance of our segments based on gross margin for each segment. Revenue includes sales to external customers and affiliates. We do not include intersegment sales when we evaluate our segments' performance.

        During the year ended December 31, 2014, Exterran Holdings accounted for approximately 11% of our total revenue. See Note 14 for further discussion on transactions with affiliates. No other customer accounted for more than 10% of our combined revenues in 2014. During each of the years ended December 31, 2013 and 2012, no individual customer accounted for more than 10% of our combined revenues.

        The following table presents sales and other financial information by reportable segment during the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Contract Operations	Aftermarket Services	Product Sales	Reportable Segments Total	Other(1)	Total(2)
2014:
Revenue	$493,853	$162,724	$1,516,177	$2,172,754	$—	$2,172,754
Gross margin(3)	308,445	42,543	245,881	596,869	—	596,869
Total assets	811,831	37,200	466,182	1,315,213	717,142	2,032,355
Capital expenditures	130,248	1,095	22,668	154,011	3,843	157,854
2013:
Revenue	$476,016	$160,672	$1,778,785	$2,415,473	$—	$2,415,473
Gross margin(3)	279,072	40,328	264,116	583,516	—	583,516
Total assets	820,686	33,974	490,625	1,345,285	653,835	1,999,120
Capital expenditures	66,116	1,147	27,032	94,295	5,900	100,195
2012:
Revenue	$463,957	$145,048	$1,459,719	$2,068,724	$—	$2,068,724
Gross margin(3)	279,349	37,190	168,067	484,606	—	484,606
Total assets	917,603	38,143	477,886	1,433,632	678,124	2,111,756
Capital expenditures	138,694	1,155	23,518	163,367	1,423	164,790

(1)
Includes corporate related items.

(2)
Totals exclude assets, capital expenditures and the operating results of discontinued operations.

(3)
Gross margin, a non-GAAP financial measure, is reconciled, in total, to net income (loss), its most directly comparable measure calculated and presented in accordance with U.S. GAAP, below.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

18. Reportable Segments and Geographic Information (Continued)

        The following table presents assets from reportable segments to total assets as of December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013
Assets from reportable segments	$1,315,213	$1,345,285
Other assets(1)	717,142	653,835
Assets associated with discontinued operations	468	91

Combined assets	$2,032,823	$1,999,211

(1)
Includes corporate related items.

        The following tables present geographic data as of and during the years ended December 31, 2014, 2013 and 2012 (in thousands):

	Years Ended December 31,
	2014	2013	2012
Revenue:
U.S.	$1,051,824	$1,166,494	$1,085,191
International	1,120,930	1,248,979	983,533

Combined	$2,172,754	$2,415,473	$2,068,724

	Years Ended December 31,
	2014	2013	2012
Property, plant and equipment, net:
U.S.	$87,093	$90,915	$71,577
Argentina.	246,410	249,798	249,939
Brazil.	119,795	122,620	122,408
Mexico.	240,729	216,532	247,384
Other international	260,784	285,331	340,620

Combined	$954,811	$965,196	$1,031,928

        We define gross margin as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin is included as a supplemental disclosure because it is a primary measure used by our management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations. As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP. Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

18. Reportable Segments and Geographic Information (Continued)

The following table reconciles net income to gross margin (in thousands):

	Years Ended December 31,
	2014	2013	2012
Net income	$152,513	$152,853	$119,350
Selling, general and administrative	267,493	264,890	269,812
Depreciation and amortization	173,803	140,029	167,499
Long-lived asset impairment	3,851	11,941	5,197
Restructuring charges	—	—	3,892
Interest expense	1,905	3,551	5,318
Equity in income of non-consolidated affiliates	(14,553)	(19,000)	(51,483)
Other (income) expense, net	7,222	(1,966)	5,638
Provision for income taxes	77,833	97,367	26,226
Income from discontinued operations, net of tax	(73,198)	(66,149)	(66,843)

Gross margin	$596,869	$583,516	$484,606

INTERNATIONAL SERVICES AND GLOBAL PRODUCT SALES BUSINESSES OF EXTERRAN HOLDINGS, INC.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions		Balance at End of Period
Allowance for doubtful accounts deducted from accounts receivable in the combined balance sheets
December 31, 2014	$7,381	$641	$5,889	(1)	$2,133
December 31, 2013	12,073	2,317	7,009		7,381
December 31, 2012	4,786	7,642	355		12,073
Allowance for obsolete and slow moving inventory deducted from inventories in the combined balance sheets
December 31, 2014	$8,231	$3,186	$2,757	(2)	$8,660
December 31, 2013	7,629	631	29	(2)	8,231
December 31, 2012	8,630	626	1,627	(2)	7,629
Allowance for deferred tax assets not expected to be realized
December 31, 2014	$101,785	$30,944	$27,590	(3)	$105,139
December 31, 2013	84,113	31,978	14,306	(3)	101,785
December 31, 2012	74,105	29,132	19,124	(3)	84,113

(1)
Uncollectible accounts written off.

(2)
Obsolete inventory written off at cost, net of value received.

(3)
Reflects expected realization of deferred tax assets and amounts credited to other accounts for stock-based compensation excess tax benefits, expiring net operating losses, changes in tax rates and changes in currency exchange rates.

S-1